      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2000

                                                     REGISTRATION NO. 333-32492
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------
                                AMENDMENT NO. 2


                                       TO

                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                        NORTH FORK BANCORPORATION, INC.
             (Exact NAme of Registrant as Specified in its Charter)




               DELAWARE                                 6712                                  36-3154608
     (State or Other Jurisdiction                (Primary Standard             (I.R.S. Employer Identification Number)
  of Incorporation or Organization)   Industrial Classification Code Number)


                             275 Broadhollow Road
                           Melville, New York 11747
                                (631) 844-1004
         (Address, including Zip Code, and Telephone Number, including
            Area Code, of Registrant's Principal Executive Offices)
                             ---------------------
       JOHN ADAM KANAS, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        NORTH FORK BANCORPORATION, INC.
                             275 BROADHOLLOW ROAD
                           MELVILLE, NEW YORK 11747
                                (631) 844-1004
           (Name, Address, including Zip Code, and Telephone Number,
                  including Area Code, of Agent For Service)
                             ---------------------

                                  Copies to:
                          WILLIAM S. RUBENSTEIN, ESQ.
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                4 TIMES SQUARE
                           NEW YORK, NEW YORK 10036
                                 (212) 735-3000
                            ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: March 15, 2000, the date the preliminary prospectus and letter of transmittal were first sent to stockholders of Dime Bancorp, Inc., provided that no securities will be purchased under the exchange offer until this Registration Statement is effective and the exchange offer has expired in accordance with the tender offer rules.

                            ---------------------
     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


North Fork Logo




                        NORTH FORK BANCORPORATION, INC.
           OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK
            (INCLUDING ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                      OF
                              DIME BANCORP, INC.
                                      FOR
                       0.9302 SHARES OF COMMON STOCK OF
                        NORTH FORK BANCORPORATION, INC.
                                      AND
                        $2.00 NET TO THE SELLER IN CASH

     OUR OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 31, 2000 UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF OUR OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

     We are offering, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal, to exchange 0.9302 shares of North Fork common stock and $2.00 in cash for each outstanding share of common stock of Dime Bancorp, Inc., a Delaware corporation, including the associated preferred share purchase rights issued pursuant to the Dime stockholder protection rights agreement. In connection with the offer, FleetBoston Financial Corporation has agreed to invest $250 million in North Fork. See "The Offer--Source and Amount of Funds."

     The purpose of our offer is to acquire control of, and ultimately the entire common equity interest in, Dime. We intend, promptly after completion of the offer, to seek to have Dime merge with North Fork or a wholly owned subsidiary of North Fork. In the merger, each outstanding share of common stock of Dime (except for Dime treasury shares and shares owned by North Fork for its own account) would be converted into the same consideration per Dime share as is paid in the offer, subject to appraisal rights available under Delaware law. Following the completion of our offer and the merger and FleetBoston's investment in North Fork, and assuming conversion of the preferred stock issued to FleetBoston and exercise of the rights issued to FleetBoston, Dime stockholders would own approximately 35%, North Fork stockholders would own approximately 58%, and FleetBoston would own approximately 7% of the outstanding North Fork common stock.

     Based on the closing price of our common stock on May 3, 2000, our offer has a value of $16.71 per Dime share, consisting of 0.9302 shares of North Fork common stock with a value of $14.71 and $2.00 in cash. You should be aware that because the number of North Fork shares you receive per Dime share in the offer is fixed, the value of our offer will fluctuate as the market price of North Fork common stock changes.

     It is generally expected that you will be subject to federal income tax on the cash consideration to be paid in our offer to the extent of the lesser of your realized gain and the $2.00 per share cash component of the consideration, but that you generally will not be subject to federal income tax on the North Fork common stock to be paid in our offer. See "The Offer--Material United States Federal Income Tax Consequences."


     Our obligation to exchange North Fork common stock and cash for Dime common stock is subject to the conditions listed under "The Offer--Conditions of Our Offer."

     North Fork's common stock is listed on the New York Stock Exchange under the symbol "NFB" and Dime's common stock is listed on the New York Stock Exchange under the symbol "DME."


     SEE "RISK FACTORS" BEGINNING ON PAGE 27 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER.

                                ---------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THE SECURITIES NORTH FORK IS OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                                ---------------

                      The Dealer Manager for the Offer is


                       Sandler O'Neill & Partners, L.P.
                                ---------------
            The date of this preliminary prospectus is May 4, 2000.

                               TABLE OF CONTENTS




                                                    PAGE
                                                   -----
QUESTIONS AND ANSWERS
   ABOUT THE PROPOSED
   ACQUISITION .................................    1
WHERE YOU CAN FIND MORE
   INFORMATION .................................    4
SUMMARY ........................................    7
NORTH FORK
   BANCORPORATION, INC.
   SELECTED HISTORICAL
   FINANCIAL INFORMATION .......................   12
NORTH FORK COMBINED
   SELECTED PRO FORMA
   COMBINED FINANCIAL
   INFORMATION .................................   15
DIME BANCORP, INC. SELECTED
   HISTORICAL FINANCIAL
   INFORMATION .................................   17
NORTH FORK
   BANCORPORATION, INC.
   SELECTED PRO FORMA
   COMBINED FINANCIAL
   INFORMATION FOR ALL
   TRANSACTIONS ................................   20
COMPARATIVE PER SHARE
   DATA ........................................   24
RISK FACTORS ...................................   27
REASONS FOR THE NORTH FORK
   OFFER .......................................   30
BACKGROUND OF THE OFFER ........................   39
   Background ..................................   39
   Hudson-Dime Subsequent Transaction Fees .....   43
THE OFFER ......................................   45
   Timing of Our Offer .........................   46
   Litigation ..................................   46
   Extension, Termination and
      Amendment ................................   52
   Exchange of Dime Shares; Delivery
      of North Fork Common Stock and
      Cash .....................................   53
   Cash Instead of Fractional Shares of
      North Fork Common Stock ..................   54
   Withdrawal Rights ...........................   54
   Procedure for Tendering .....................   54
   Guaranteed Delivery .........................   56


                                                    PAGE
                                                   -----
   Material United States Federal
      Income Tax Consequences ..................   57
   Effect of Offer on Market for Dime
      Shares; Registration Under the
      Exchange Act .............................   60
   Purpose of Our Offer; the North
      Fork-Dime Merger; Appraisal
      Rights ...................................   60
   Conditions of Our Offer .....................   62
      Minimum Tender Condition .................   62
      North Fork Stockholder Approval
         Condition .............................   62
      Regulatory Approval Condition ............   62
      Rights Plan Condition ....................   64
      DGCL 203 Condition .......................   64
      North Fork-Dime Merger
         Agreement Condition ...................   65
      Certain Other Conditions of the
         Offer .................................   65
   Source and Amount of Funds ..................   67
   Certain Relationships with Dime .............   69
   Fees and Expenses ...........................   70
   Accounting Treatment ........................   70
   Stock Exchange Listing ......................   71
THE COMPANIES ..................................   72
   North Fork Bancorporation, Inc. .............   72
   Dime Bancorp, Inc. ..........................   72
REGULATION AND SUPERVISION
   OF NORTH FORK ...............................   73
   General .....................................   73
   Payment of Dividends ........................   73
   Transactions with Affiliates ................   73
   Holding Company Liability ...................   74
   Prompt Corrective Action ....................   74
   Capital Adequacy ............................   75
   Enforcement Powers of the Federal
      Banking Agencies .........................   76
   Control Acquisitions ........................   76
   Financial Modernization Legislation .........   76
   Future Legislation ..........................   77
DESCRIPTION OF NORTH FORK
   CAPITAL STOCK ...............................   77
   General .....................................   77
   Common Stock ................................   77

                                           PAGE
                                          -----
   Preferred Stock ....................     77
   Anti-Takeover Provisions ...........     79
COMPARISON OF STOCKHOLDER
   RIGHTS .............................     79
   Summary of Material Differences
      Between the Rights of North Fork
      Stockholders and the Rights of
      Dime Stockholders ...............     80
DIME INFORMATION ......................     84
LEGAL MATTERS .........................     85
EXPERTS ...............................     85
FORWARD-LOOKING
   STATEMENTS .........................     86
PRICE RANGE OF COMMON
   STOCK AND DIVIDENDS ................     87


                                           PAGE
                                          -----
   North Fork .........................     87
   Dime ...............................     87
   North Fork Dividend Policy .........     87
PRO FORMA CONDENSED
   COMBINED FINANCIAL
   STATEMENTS (UNAUDITED) .............     88
SCHEDULE A: DIRECTORS AND
   OFFICERS OF NORTH FORK .............    A-1
SCHEDULE B: OWNERSHIP OF
   SHARES OF CERTAIN
   BENEFICIAL OWNERS AND
   NORTH FORK MANAGEMENT ..............    B-1
SCHEDULE C: SECTION 203 OF
   THE DELAWARE GENERAL
   CORPORATION LAW ....................    C-1



     This document incorporates important business and financial information about North Fork and Dime from documents filed with the SEC that have not been included in or delivered with this document. This information is available at the Internet world wide web site the SEC maintains at HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 4.



     YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO OUR INFORMATION AGENT, D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, TOLL-FREE 1-800-755-7250.


     In order to receive timely delivery of the documents, you must make your requests no later than May 24, 2000.

             QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION


Q:      WHAT IS NORTH FORK PROPOSING?

A: We are proposing to acquire control of, and ultimately the entire common equity interest in, Dime by offering to exchange all outstanding shares of Dime common stock and the associated preferred share purchase rights for shares of North Fork common stock and cash. We intend, promptly after completion of the offer, to seek to merge Dime with North Fork or a wholly owned subsidiary of North Fork. As a result of the merger, each share of Dime common stock which has not been exchanged or accepted for exchange in the offer would be converted into the same number of North Fork shares and the same amount of cash per Dime share as is paid in the offer, subject to appraisal rights.

Q:      WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES?


A: We are offering 0.9302 shares of North Fork common stock and $2.00 net in cash for each share of Dime common stock validly tendered and not properly withdrawn. You will not receive any fractional shares of North Fork common stock. Instead, you will receive cash in an amount equal to the market value of any fractional North Fork share you would otherwise have been entitled to receive.

Q:      WHAT IS THE STATUS OF THE DIME'S PROPOSED MERGER WITH HUDSON?

A. On April 28, 2000, Dime announced that Dime and Hudson mutually agreed to terminate their merger agreement. This announcement satisfied the previous conditions to our offer relating to the Dime stockholder vote on the Dime-Hudson merger agreement and the termination of that agreement. Dime also announced that, in light of the termination of its merger agreement with Hudson, Dime's board of directors would begin a "comprehensive exploration of all strategic options."

Q:      WHY SHOULD I PARTICIPATE IN YOUR OFFER?

A: We believe that our proposed acquisition represents an opportunity to enhance value for Dime stockholders by providing, among other things:

         o a significant premium over the price levels at which we believe Dime's common stock would be trading in the absence of our offer and what we believe is the market's expectation that Dime will be acquired by another financial institution in the near future,

         o  better long-term growth prospects,

         o  improved cash dividends, and

         o management with a proven track record of successfully integrating acquisitions.

        The average closing price of Dime common stock was $12.58 during the twenty trading days preceding the announcement of our offer on March 5, 2000. Based on closing prices for Hudson common stock during that period, the average value to Dime stockholders of the terminated Hudson merger was $12.56.

        Based on the closing price of North Fork common stock on the NYSE on May 3, 2000, our offer has a value of $16.71 per Dime share. You should be aware that because the number of North Fork shares you receive per Dime share in the offer is fixed, the value of the offer will fluctuate as the market price of North Fork common stock changes.


Q:      HOW DO I PARTICIPATE IN YOUR OFFER?

A:      To tender your shares, you should do the following:

         o If you hold shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to First Chicago Trust Company of New York, the exchange agent for the offer, at the appropriate address specified on the back cover page of this prospectus before the expiration date of the offer.

         o If you hold your shares in "street name" through a broker, instruct your broker to tender your shares before the expiration date of the offer.


Q: WILL I CONTINUE TO RECEIVE DIVIDENDS AND HAVE VOTING RIGHTS WITH RESPECT TO DIME SHARES THAT I TENDER TO YOU?

A: Yes. Until we accept your Dime shares for exchange at the completion of our offer, you will be entitled to receive any dividends paid on your tendered Dime shares and you will continue to have the right to vote your tendered Dime shares. Once we complete our offer and exchange all Dime shares tendered by you in the offer and not with-drawn, you will own North Fork stock and will have all dividend and voting rights of a North Fork stockholder.

Q:      WHEN AND HOW CAN I WITHDRAW TENDERED SHARES?

A: Dime shares tendered in the offer may be withdrawn by you at any time prior to the May 31, 2000 expiration date, and prior to any extension of that expiration date, and may also be withdrawn at any time after May 16, 2000. Your withdrawal will only be effective if the exchange agent receives a written notice of withdrawal at one of the addresses on the back cover of this prospectus, or by facsimile at (201) 324-3402 or (201) 324-3403. The written notice must contain your name, address, social security number, number of Dime shares to be withdrawn, the certificate number or numbers for such shares and the name of the registered holder of the shares, if different from the person who tendered the shares. All signatures on the notice of withdrawal must be guaranteed by a financial institution in accordance with the procedures set forth in this prospectus under "The Offer--Withdrawal Rights."

Q:      WHAT IS FLEETBOSTON'S INVOLVEMENT IN THE OFFER?

A: As described more fully under "The Offer--Source and Amount of Funds," FleetBoston is investing $250 million in North Fork. The proceeds of this investment will provide us with funds for the cash portion of the offer. Assuming conversion of the preferred stock and exercise of the common stock purchase rights to be acquired by FleetBoston for its investment, FleetBoston would own approximately 7% of North Fork following the merger with Dime. FleetBoston will make this investment in us only in connection with the completion of our acquisition of Dime common stock in the offer. In connection with its agreement to invest in North Fork, FleetBoston has agreed to, among other things, "standstill" provisions with respect to each of North Fork, Dime and Hudson.

Q:      HOW WOULD YOU GO ABOUT COMPLETING YOUR PROPOSED ACQUISITION?

A: We have taken several steps in furtherance of our offer, including the following:

          o    We commenced our offer on March 15, 2000.

          o We actively solicited Dime stockholders to vote against the recently terminated Dime-Hudson merger.

          o On March 15, 2000, we filed an application with the Federal Reserve Board to obtain the regulatory approvals necessary to complete the offer and the merger.

          o Promptly after the SEC declares our registration statement effective, we intend to file with the SEC proxy materials to be used for soliciting the approval by our stockholders of the issuance of our shares in the offer and the merger.

Q:      HOW LONG WILL IT TAKE TO COMPLETE YOUR PROPOSED OFFER?

A: The timing of completion of our offer will depend on when Dime meets with us to negotiate an agreement to provide for the completion of our offer and second-step merger. We believe that if we enter into a definitive agreement with Dime by the end of May, we will complete our proposed offer by the end of the second quarter of 2000. However, the Dime board of directors has taken numerous actions in an attempt to delay our offer, including filing two lawsuits against us and opposing our regulatory application with the Federal Reserve Board. By tendering your shares, you will be sending a message to Dime's management and board of directors that you want Dime to participate in a combination with us.

Q:      HAS DIME MET WITH YOU TO DISCUSS YOUR OFFER?

A: No. The now-terminated Dime-Hudson merger agreement contained a provision which prevented Dime's board of directors from discussing our offer with us while that agreement was in effect. Now that the Dime-Hudson merger agreement has been terminated, we would expect Dime to meet with us to discuss our offer.

        On May 2, 2000, we sent a letter to Dime indicating that we had directed our financial advisors to contact Dime's to arrange a meeting to discuss our offer. However, Dime wrote us back on the same day stating that it would be "premature" to consider meeting with us until after completion of its "comprehensive exploration of all strategic options," and that Dime would "get back to" us when this review is complete.

Q:      WHAT ARE THE CONDITIONS TO YOUR OFFER?

A:      Our offer is subject to several conditions, including:

          o tender of enough shares of Dime so that, after completion of the offer, we own at least a majority of Dime shares (on a fully diluted basis);

          o the approval by our stockholders of the issuance of North Fork stock in the offer and the merger;

          o    the receipt of all required regulatory approvals;

          o making Dime's "poison pill" stockholder rights plan inapplicable to our offer and the proposed North Fork-Dime merger;

          o our being satisfied that the provisions of Section 203 of the Delaware General Corporation Law do not apply to our offer and the proposed North Fork-Dime merger; and

          o the execution of a definitive merger agreement between North Fork and Dime.

        These conditions and other conditions to our offer are discussed in this prospectus under "The Offer--Conditions of Our Offer."

Q:      WILL I BE TAXED ON THE NORTH FORK SHARES OR THE CASH THAT I RECEIVE?

A: We expect that you will not be taxed on the North Fork shares that you receive, except to the extent that you receive cash in lieu of fractional shares. In general, however, we expect that if you realize a gain on the exchange you will be taxed on such gain up to the amount of the $2.00 per share cash component of the consideration that you receive, but that if you realize a loss on the exchange, you will not be permitted to recognize it.

Q: WHAT HAPPENS IF NORTH FORK INCREASES THE CONSIDERATION TO BE PAID IN THE OFFER WHEN I HAVE ALREADY TENDERED MY SHARES?

A: All Dime stockholders will receive the highest consideration paid to any stockholder in our offer. Accordingly, if we were to increase the consideration to be paid in our offer when you have already tendered your shares, you would receive that increased consideration upon the completion of our offer.


Q: DO THE STATEMENTS ON THE COVER PAGE REGARDING THE POSSIBILITY THAT THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED AND THE REGISTRATION STATEMENT FILED WITH THE SEC NOT YET BEING EFFECTIVE MEAN THAT THE OFFER HAS NOT COMMENCED?

A: No. Completion of this prospectus and effectiveness of the registration statement are not necessary for the offer to commence. The SEC recently changed its rules to permit exchange offers to begin before the related registration statement has become effective, and we are taking advantage of the rule changes with the goal of combining North Fork and Dime faster than similar combinations could previously have been accomplished. We cannot, however, accept for exchange any shares tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived.

Q:      WHERE CAN I FIND MORE INFORMATION ABOUT NORTH FORK AND DIME?

A: You can find more information about North Fork and Dime from various sources described under "Where You Can Find More Information" on page 4.

Q:      WHO CAN I CALL WITH QUESTIONS ABOUT THE OFFER?


A: You can contact our information agent, D.F. King & Co., Inc., toll-free at 1-800-755-7250.

                      WHERE YOU CAN FIND MORE INFORMATION


     North Fork and Dime file annual, quarterly and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:



  Public Reference Room      North East Regional Office        Midwest Regional Office
  450 Fifth Street, N.W.        7 World Trade Center           500 West Madison Street
         Room 1024                   Suite 1300                      Suite 1400
  Washington, D.C. 20549      New York, New York 10048      Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.



     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like North Fork and Dime who file electronically with the SEC. The address of that site is HTTP://WWW.SEC.GOV.



     You can also inspect reports, proxy statements and other information about North Fork and Dime at the offices of the NYSE, 20 Broad Street, New York, New York 10005.



     We filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933 to register the North Fork common shares to be issued in our offer, and we also have filed amendments to that registration statement. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, on March 15, 2000 we filed with the SEC a tender offer statement on Schedule TO pursuant to rule 14d-3 under the Securities Exchange Act of 1934 to furnish certain information about our offer, and we have filed amendments to the Schedule TO. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.


     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus.

     This prospectus incorporates by reference the documents listed below that North Fork and Dime have previously filed with the SEC. These documents contain important information about North Fork and Dime and their businesses, financial condition and results of operations.




NORTH FORK SEC FILINGS                                         PERIOD
------------------------------------------------------------   ------------------------------------------
Annual Report on Form 10-K .................................   Year ended December 31, 1999, as filed on
                                                               March 30, 2000
The description of North Fork common stock set
 forth in North Fork's registration statements filed
 by North Fork pursuant to Section 12 of the
 Exchange Act including any amendment or report
 filed for purposes of updating any such description.

The portions of North Fork's proxy statement for the annual meeting of stockholders to be held on April 27, 2000 that have been incorporated by reference in the 1999 North Fork Form 10-K.

Current Reports on Form 8-K ................................   Filed on:
                                                               o  April 24, 2000

                                                               o  April 18, 2000

                                                               o  April 14, 2000 (Form 8-K/A-2 amending
                                                                  Current Report on Form 8-K filed with
                                                                  the SEC on March 3, 2000)

                                                               o  March 28, 2000 (Form 8-K/A amending
                                                                  Current Report on Form 8-K filed with
                                                                  the SEC on March 3, 2000)

                                                               o  March 13, 2000

                                                               o  March 3, 2000

                                                               o  December 30, 1999

DIME SEC FILINGS                                               PERIOD
-------------------------------------------------------------  ------------------------------------------
Annual Report on Form 10-K (except for the report
 of Dime's independent accountants contained
 therein which is not incorporated herein by
 reference because the consent of Dime's
 independent accountants has not yet been
 obtained) .................................................   Year ended December 31, 1999, as filed on
                                                               March 30, 2000 and as amended by a
                                                               Form 10-K/A filed on March 31, 2000
The description of Dime's common stock set forth in
 Dime's registration statement on Form 8-A filed
 pursuant to Section 12 of the Exchange Act,
 including any amendment or report filed with the
 SEC for the purpose of updating this description. .........   Filed on January 10, 1995

The description of the rights agreement, contained in
 Dime's registration statement on Form 8-A filed
 pursuant to Section 12 of the Exchange Act,
 including any amendment or report filed with the
 SEC for the purpose of updating this description. .........   Filed on November 3, 1995

Current Reports on Form 8-K ................................   Filed on:
                                                               o  May 1, 2000
                                                               o  April 19, 2000



     All documents filed by North Fork and Dime pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the date that shares are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated herein by reference.

     DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO OUR INFORMATION AGENT, D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, TOLL-FREE 1-800-755-7250. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN MAY 24, 2000. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.


     We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                    SUMMARY

     This brief summary does not contain all of the information that should be important to you. You should carefully read this entire document and the other documents to which this document refers you to fully understand the offer. See "Where You Can Find More Information" on page 4.


WE ARE OFFERING TO EXCHANGE 0.9302 SHARES OF OUR STOCK AND $2.00 IN CASH FOR EACH DIME SHARE (PAGE 45)

       We are proposing a business combination of North Fork Bancorporation, Inc. and Dime Bancorp, Inc. We are offering to exchange 0.9302 shares of North Fork common stock and $2.00 net in cash per Dime common share validly tendered and not properly withdrawn. The consideration we are offering you has a value of $16.71 per share, based on the closing price of North Fork common stock on May 3, 2000.


       We intend, promptly after completion of the offer, to seek to merge Dime with North Fork or a wholly owned subsidiary. Each share of Dime common stock which has not been exchanged or accepted for exchange in the offer would be converted into the same number of North Fork shares and the same amount of cash as is paid in the offer, subject to appraisal rights.


       In connection with the offer, FleetBoston Financial Corporation has agreed to invest $250 million in North Fork. See "The Offer--Source and Amount of Funds."


$2.00 CASH COMPONENT MAY BE SUBJECT TO FEDERAL INCOME TAX, BUT COMMON STOCK COMPONENT GENERALLY IS NOT EXPECTED TO BE SUBJECT TO FEDERAL INCOME TAX (PAGE
57)

       Based on the opinion of our counsel, Skadden, Arps, Slate, Meagher & Flom LLP, which is subject to the qualifications and assumptions set forth in the "The Offer--Material United States Federal Income Tax Consequences," we expect that you will not be taxed on the North Fork shares that you receive, except to the extent that you receive cash in lieu of fractional shares. In general, however, we expect that if you realize a gain on the exchange you will be taxed on such gain up to the amount of the $2.00 per share cash component of the consideration that you receive, but that if you realize a loss on the exchange, you will not be permitted to recognize it.

       For more information, see "The Offer-- Material United States Federal Income Tax Consequences" on page 57.


INFORMATION ABOUT NORTH FORK AND DIME

(PAGE 72)


NORTH FORK BANCORPORATION, INC.

275 Broadhollow Road
Melville, New York 11747
(631) 844-1004


       North Fork is a commercial bank holding company. Our primary subsidiary is North Fork Bank, a commercial bank which operates 154 banking facilities throughout the greater New York City metropolitan area. Based on the closing price of North Fork common stock on May 3, 2000, our market capitalization was approximately $2.7 billion. At December 31, 1999, on a pro forma basis giving effect to our acquisitions of JSB Financial and Reliance Bancorp, we had total assets of $16.3 billion, deposits of $9.2 billion and stockholders' equity of $1.3 billion.


DIME BANCORP, INC.
589 Fifth Avenue
New York, New York 10017
(212) 326-6170


       Dime is a savings and loan holding company. Dime's primary subsidiary is The Dime Savings Bank of New York, FSB, a federal savings bank that operates 127 banking offices throughout the greater New York City metropolitan area. At December 31, 1999, Dime had consolidated assets of $23.9 billion, consolidated deposits of $14.3 billion and consolidated stockholders' equity of $1.5 billion. Based on the closing price of Dime's common stock on May 3, 2000, Dime's market capitalization was approximately $2.1 billion.


TERMINATION OF THE PROPOSED DIME-HUDSON MERGER AGREEMENT (PAGE 43)

       On April 28, 2000, Dime announced that Dime and Hudson mutually agreed to terminate their merger agreement and the related stock option agreements. As a result of this announcement, the previous conditions to our offer relating to the Dime stockholder vote on the Dime-Hudson merger agreement and the termination of that agreement were satisfied. Dime also an-nounced that, in light of the termination of its merger agreement with Hudson, Dime's board of directors would begin a "comprehensive exploration of all strategic options."

       In connection with the termination of their agreements, Dime and Hudson entered into a new agreement providing for the payment to Hudson of between $50 million and $92 million under circumstances similar to those under which Hudson would have been entitled to exercies the stock option previously granted by Dime. See "Background of the Offer -- Hudson-Dime Subsequent Transaction Fees."

REASONS FOR THE NORTH FORK OFFER (PAGE 30)

       We believe that our proposed acquisition of Dime represents a compelling opportunity to enhance value for both Dime and North Fork stockholders and to create a combined commercial banking franchise with a more prominent market position in the greater New York City metropolitan area. Among the benefits that we believe Dime stockholders would obtain from the combination of North Fork and Dime are the following:

 o Significant Premium. Our offer represents a significant premium over the price levels at which we believe the Dime common stock would trade in the absence of our offer and what we believe is the market's expectation that Dime will be acquired by another financial institution in the near future. Based on the closing price of our common stock on May 3, 2000, our offer has a value of $16.71 per Dime share. The average closing price of Dime common stock was $12.58 during the twenty trading days preceding the announcement of our offer on March 5, 2000. Based on closing prices for Hudson common stock during that period, the average value to Dime stockholders of the terminated Hudson merger was $12.56.

 o Better Long-Term Growth Prospects. We believe that a combination of North Fork and Dime has better long-term growth prospects than Dime on a stand-alone basis, potentially resulting in increased shareholder value over the long-term.

 o Low Execution Risk. Based on our substantial experience with thrift acquisitions and the similarity of Dime's banking business (exclusive of Dime's mortgage banking subsidiary) to the businesses of the majority of institutions that we have acquired, we believe that we can manage the execution risk associated with the proposed acquisition of Dime and maintain superior operating returns.

 o Improved Cash Dividends. Based on our current annual dividend of $0.72 per share, Dime stockholders would receive a pro forma equivalent dividend of $0.67, or more than 109% above Dime's current annual dividend rate of $0.32 per share. In addition to the increased dividend, you will have the opportunity to invest and earn a return on the cash portion of the consideration to be paid in the offer.

             The following table lists the current annual dividends for North Fork and Dime and the pro forma equivalent annual dividend per Dime share for the proposed combination of North Fork and Dime (based on our current annual dividend and the 0.9302 exchange ratio in our offer).






                                                   NORTH FORK-
                                                       DIME
                                                    PRO FORMA
                            NORTH                 EQUIVALENT PER
                            FORK        DIME        DIME SHARE
                            -------   --------   ---------------
Current annual dividend     $0.72     $0.32           $0.67



COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 87)


       North Fork and Dime common stock trade on the NYSE under the symbols "NFB" and "DME," respectively.


       The following table lists the closing prices of North Fork common stock and Dime common stock and the value of the North Fork offer per share of Dime common stock on March 3, 2000, the last trading day before we announced the offer, and on May 3, 2000, the last trading day before the date of this prospectus. The value of the North Fork offer per Dime share at the specified dates represents the closing price of a share of North Fork common stock on that date multiplied by the exchange ratio of 0.9302, plus $2.00.

                    NORTH                 VALUE OF
                    FORK       DIME      NORTH FORK
                   COMMON     COMMON     OFFER PER
                    STOCK      STOCK     DIME SHARE
                  --------   --------   -----------
March 3, 2000     $16.13     $12.94     $17.00
May 3, 2000       $15.81     $18.88     $16.71
                  ------     ------     ------



       The value of the North Fork offer will fluctuate because the market price of North Fork common stock will change prior to completion of the offer, while the 0.9302 exchange ratio is fixed. You should obtain current stock price quotations for North Fork common stock and Dime common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.



NORTH FORK'S CURRENT QUARTERLY DIVIDEND OF $0.18 (PAGE 87)

       The holders of North Fork common stock receive dividends if and when declared by the North Fork board of directors out of legally available funds. Our past practice has been to pay dividends on our common stock at a rate of 30% to 40% of operating earnings. We paid a cash dividend of $0.18 per common share for the fiscal quarter ended December 31, 1999, and on March 28, 2000 we declared a cash dividend of $0.18 per common share for the fiscal quarter ended March 31, 2000.


       Following completion of the offer and the merger, we expect to continue paying quarterly cash dividends on a basis consistent with our past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and our board of directors' consideration of other relevant factors. No assurance can be given that we will continue to pay dividends on our common stock in the future.



THE OFFER (PAGE 45)

We Are Offering to Exchange 0.9302 Shares of Our Stock and $2.00 in Cash for Each Dime Share

       We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, to exchange 0.9302 shares of North Fork common stock and $2.00 net in cash for each outstanding share of common stock of Dime that is validly tendered on or prior to the expiration date and not properly withdrawn. The term "expiration date" means 12:00 midnight, New York City time, on May 31, 2000, unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires.

Our Offer is Subject to Certain Conditions

       Our obligation to exchange shares of our common stock and cash for Dime shares pursuant to the offer is subject to several conditions referred to under "The Offer--Conditions of Our Offer," including the following conditions:

        o tender of enough shares of Dime so that, after completion of the offer, we own at least a majority of Dime shares (on a fully diluted basis),

        o the approval by our stockholders of the issuance of North Fork common stock in the offer and the merger,

        o  the receipt of all required regulatory approvals,

        o making Dime's "poison pill" stockholder rights plan inapplicable to our offer and the proposed North Fork-Dime merger,

        o our being satisfied that the provisions of Section 203 of the Delaware General Corporation Law do not apply to our offer and the proposed North Fork-Dime merger, and

        o the execution of a definitive merger agreement between North Fork and Dime.

Our Offer is Currently Scheduled to Expire on May 31, 2000

       Our offer is currently scheduled to expire on May 31, 2000. However, although we are not making any assurances, we currently intend to extend our offer from time to time as necessary until all the conditions to the offer have been satisfied or waived. See "The Offer--Extension, Termination and Amendment."

Our Offer may be Extended, Terminated or Amended


       We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

       We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived. During any such extension, all Dime shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Dime shares.


       Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time:

        o to delay our acceptance for exchange or our exchange of any Dime shares pursuant to our offer, or to terminate our offer and not accept for exchange or exchange any Dime shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date, or upon the failure of the conditions relating to regulatory approvals, the absence of an injunction, the absence of any pending governmental action and the effectiveness of the registration statement for the North Fork shares to be issued in our offer to be satisfied at any time after the expiration date regardless of whether we previously accepted for exchange or exchanged any Dime shares, and

        o to waive any condition (other than the conditions relating to the North Fork stockholder approval, regulatory approvals, the absence of an injunction and the effectiveness of the registration statement) or otherwise to amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement.

       We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. Subject to applicable law (including rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

Delivery of North Fork Common Stock and Cash to Occur Promptly After the Expiration Date

       Upon the terms and subject to the conditions of our offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date, and promptly after they are tendered during any subsequent offering period.

Tendered Shares may be Withdrawn at any Time Prior to the Expiration Date

       Your tender of Dime shares pursuant to the offer is irrevocable, except that Dime shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and may also be withdrawn at any time after May 16, 2000.

We May Provide a Subsequent Offering Period


       We may, although we do not currently intend to, elect to provide a subsequent offering period of three to 20 business days after the acceptance of Dime shares pursuant to the offer if the requirements under rule 14d-11 of the Securities Exchange Act of 1934 have been met. You will not have the right to withdraw Dime shares that you tender in the subsequent offering period, if any.


Procedure for Tendering Shares


       For you to validly tender Dime shares pursuant to our offer:

        o a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent's message (which is explained below) in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Dime shares must be received by the exchange agent at such address, or those Dime shares must be tendered pursuant to the procedures for book-entry tender set forth in "The Offer" (and a confirmation of receipt of such tender received), in each case before the expiration date, or

        o you must comply with the guaranteed delivery procedures set forth in "The Offer--Guaranteed Delivery."



NO APPRAISAL RIGHTS IN CONNECTION WITH THE OFFER (PAGE 60)

       The offer does not entitle you to appraisal rights with respect to your Dime shares. Dime stockholders who have not validly tendered their shares in the offer and do not vote in favor of the proposed North Fork-Dime merger will have the right under the Delaware General Corporation Law to dissent and demand appraisal of their Dime shares in accordance with Section 262 of the Delaware General Corporation Law. See "The Offer--Purpose of Our Offer; the North Fork-Dime Merger; Appraisal Rights."


NORTH FORK WILL ACCOUNT FOR THE MERGER USING THE "PURCHASE" METHOD (PAGE 70)


       North Fork will account for the merger as a purchase for financial reporting purposes.


FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 86)

       This prospectus, including information included or incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of North Fork and Dime, as well as information relating to the offer. Also, statements preceded by, followed by or that include the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates," or similar expressions, are forward-looking statements. These forward-looking statements involve various risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to various factors.

                        NORTH FORK BANCORPORATION, INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION


     The following tables show selected consolidated financial information of North Fork for each of the years in the five-year period ended December 31, 1999. This information is derived from historical financial statements previously filed by us with the SEC. See "Where You Can Find More Information" on page 4. You should read this summary together with those financial statements and their accompanying notes. This information does not reflect the pro forma impact of our two most recent acquisitions, Reliance and JSB, which closed on February 18, 2000 and February 29, 2000, respectively. For pro forma financial information reflecting these transactions, see "North Fork Combined--Selected Pro Forma Combined Financial Information" beginning on page 15.

                        NORTH FORK BANCORPORATION, INC.
                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
              (in thousands, except ratios and per share amounts)






                                                                      YEARS ENDED DECEMBER 31,
                                             ---------------------------------------------------------------------------
                                                   1999            1998            1997           1996          1995
                                             --------------- --------------- --------------- ------------- -------------
CONSOLIDATED SUMMARY
 STATEMENTS OF INCOME:
Interest Income ............................   $   817,746     $   753,100     $   724,424    $  613,762    $  530,239
Interest Expense ...........................       368,440         328,456         326,803       281,107       242,129
                                               -----------     -----------     -----------    ----------    ----------
Net Interest Income ........................       449,306         424,644         397,621       332,655       288,110
Provision for Loan Losses (2) ..............         6,000          15,500           8,100         8,000        13,525
Non-Interest Income (2)(3) .................        73,017          64,318          59,322        44,826        35,581
Other Non-Interest Expense (4) (2) .........       152,043         146,607         157,182       172,425       140,983
Capital Securities Costs ...................        16,843          16,843           9,235            25            --
Amortization and Write-down of
 Intangible Assets (2) .....................         8,408          14,479           7,292         6,364         1,688
Merger Related Restructure
 Charges (2) ...............................            --          52,452              --        21,613        19,024
                                               -----------     -----------     -----------    ----------    ----------
Income Before Income Taxes .................       339,029         243,081         275,134       169,054       148,471
Provision for Income Taxes (5) (2) .........       118,660          75,106         104,613        74,606        69,567
                                               -----------     -----------     -----------    ----------    ----------
Net Income .................................   $   220,369     $   167,975     $   170,521    $   94,448    $   78,904
                                               ===========     ===========     ===========    ==========    ==========
SHARE DATA: (5)
Weighted Average Shares -- Basic ...........       135,025         140,706         136,761       136,504       142,297
Weighted Average Shares -- Diluted .........       135,865         141,766         139,333       138,707       144,227
Common Shares Outstanding at
 Period-End ................................       128,442         141,072         139,478       136,961       140,262

CONSOLIDATED PER SHARE DATA: (5)
Net Income -- Basic ........................   $      1.63     $      1.19     $      1.24    $     0.69    $     0.55
Net Income -- Diluted (2) ..................          1.62            1.18            1.22          0.68          0.55
Cash Dividends (6) .........................          0.63            0.65            0.38          0.28          0.18
Dividend Payout Ratio (2) ..................            39%             55%             32%           36%           26%
Book Value at Period-End ...................   $      4.82     $      5.89     $      5.53    $     4.45    $     4.15

CONSOLIDATED BALANCE SHEET DATA
 AT PERIOD-END:
Total Assets ...............................   $12,108,116     $10,679,556     $10,073,632    $8,691,434    $7,622,458
Securities:
 Available-for-Sale ........................     3,592,917       2,980,223       2,156,624     1,301,891     1,425,868
 Held-to-Maturity ..........................     1,229,703       1,571,545       1,763,308     1,851,575     1,770,734
Loans, net .................................     6,617,130       5,714,293       5,739,131     5,044,073     4,086,497
Allowance for Loan Losses ..................        68,595          71,759          74,393        73,280        77,899
Deposits ...................................     6,544,750       6,427,622       6,337,939     6,199,860     5,504,475
Federal Funds Purchased and
 Securities Sold Under Agreements
 to Repurchase .............................     2,665,200       2,955,096       2,104,036     1,075,487       987,229
Other Borrowings ...........................     1,844,000          35,000         449,600       590,088       457,278
Capital Securities .........................       199,314         199,289         199,264        99,637            --
Stockholders' Equity .......................       618,710         831,250         770,889       609,434       582,515

                                                               YEARS ENDED DECEMBER 31,
                                    -------------------------------------------------------------------------------
                                         1999             1998             1997            1996            1995
                                    --------------   --------------   -------------   -------------   -------------
CONSOLIDATED AVERAGE
 BALANCE SHEET DATA:
Total Assets ....................    $11,479,539      $10,107,386      $9,557,020      $8,283,418      $7,099,152
Securities ......................      4,799,458        3,835,761       3,783,276       3,346,563       2,879,863
Loans, net ......................      6,115,127        5,729,743       5,357,470       4,531,541       3,919,342
Total Deposits ..................      6,550,717        6,484,243       6,179,024       6,114,852       5,402,606
Federal Funds Purchased and
 Securities Sold Under Agreements
 to Repurchase ..................      2,911,802        2,236,257       1,944,592         939,365         658,050
Other Borrowings ................        847,386          185,783         485,200         533,516         397,830
Stockholders' Equity ............        786,590          837,413         667,211         589,352         558,816


----------

(1) (A) During the periods presented, the following acquisitions were accounted for using the pooling-of-interests method of accounting:
         (a) March 1998, New York Bancorp Inc. ("NYB")
         (b) December 1996, North Side Savings Bank
         (c) January 1995, Hamilton Bancorp, Inc. (merged with NYB)

     (B) The following acquisitions were accounted for using the purchase method of accounting:

         (a) June 1998, Amivest Corporation
         (b) December 1997, Superior Savings of New England (formerly Branford Savings Bank)
         (c) March 1996, domestic banking business of Extebank
         (d) March 1996, ten Long Island branches of First Nationwide Bank
         (e) July 1995, Great Neck Bancorp


     North Fork's consolidated results of operations reflect activity of the acquired businesses specified in 1(B) above subsequent to the acquisition dates.


(2) Merger related restructure charges and other special items incurred in the first quarter of 1998 consisted of a $52.5 million merger related restructure charge, an additional $11.5 million loan loss provision, a $6 million write-down of intangible assets, securities losses of $2.5 million, and $1.8 million of other operating expenses (net of $20.7 million in tax benefits). Tax items included a charge of $5 million related to the recapture of bad debt reserve of NYB's banking subsidiary, Home Federal Savings Bank, for state and local tax purposes and a benefit of $20 million, which resulted from a corporate reorganization. Diluted earnings per share and the dividend payout ratio excluding the merger related restructure charge and other special items would have been $1.46 and 45% for the period ended December 31, 1998.


(3) Includes $4.5 million of interest on a tax settlement received by NYB from the Internal Revenue Service during 1997.


(4) Includes a $17.8 million Savings Association Insurance Fund ("SAIF") recapitalization charge incurred during 1996.

(5) Amounts have been restated to give effect for the 3-for-2 common stock split effective May 15, 1998, the 2-for-1 common stock split effective May 15, 1997, NYB's 4-for-3 common stock split effective July 24, 1997 and NYB's 3-for-2 common stock split effective January 23, 1997.

(6) Cash dividends per share represent North Fork's historical cash dividends.







     See accompanying "Selected Financial Ratios" on page 23 for additional information.

                              NORTH FORK COMBINED

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)


     The following table is a summary of selected financial information for North Fork, JSB and Reliance on a pro forma combined basis ("North Fork Combined"), which is presented as follows:


     (a) the balance sheet information for all periods presented gives effect to the JSB merger as if it had been completed at the end of the periods presented, and the income statement information for all periods presented gives effect to the JSB merger as if it had been completed at the beginning of the periods presented; and

     (b) the balance sheet information as of and for the year ended December 31, 1999 gives effect to the Reliance merger as if it had been completed on December 31, 1999, and the income statement information for the year ended December 31, 1999 gives effect to the Reliance merger as if it had been completed on January 1, 1999.

     The selected pro forma combined year-end balance sheet and income statement information reflects information for North Fork and JSB as of and for their annual reporting periods ended December 31 for each of the periods indicated. Financial information for the year ended December 31, 1999 combines North Fork, JSB and Reliance, with results of Reliance presented to coincide with the reporting period for North Fork (prior to the completion of the Reliance merger, Reliance had a June 30 fiscal year). We completed the Reliance merger, which was accounted for as a purchase, on February 18, 2000, and the JSB merger, which was accounted for as a pooling of interests, on February 29, 2000.

     The details regarding the North Fork Combined pro forma financial information, including all pro forma adjustments, are set forth in our Current Report on Form 8-K/A-2 filed on April 14, 2000 (the "April 14 Form 8-K"), which has been incorporated herein by reference. See "Where You Can Find More Information" on page 4.

     We anticipate that each of the JSB merger and the Reliance merger will result in financial benefits to North Fork, including reduced operating expenses and enhanced opportunities to increase revenue. The North Fork Combined pro forma financial information, while helpful in illustrating the financial characteristics of North Fork Combined under one set of assumptions, does not reflect these anticipated financial benefits.

     The North Fork Combined pro forma financial information has been derived from the historical financial statements of North Fork, JSB and Reliance incorporated by reference into this document and the North Fork Combined pro forma financial statements and related notes set forth in the April 14 Form 8-K. See "Where You Can Find More Information" on page 4. You should read this summary together with those historical and pro forma financial statements and their accompanying notes.

     This information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. You should not rely on this information as being indicative of the future results that we will experience as a result of the JSB merger and the Reliance merger.

                              NORTH FORK COMBINED
               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)
              (in thousands, except ratios and per share amounts)





                                                                    YEARS ENDED DECEMBER 31,
                                                         -----------------------------------------------
                                                              1999            1998             1997
                                                         -------------   --------------   --------------
CONSOLIDATED SUMMARY STATEMENTS OF INCOME:
 Interest Income .....................................   $ 1,081,774      $   870,913      $   834,035
 Interest Expense ....................................       496,911          366,932          366,677
                                                         -----------      -----------      -----------
   Net Interest Income ...............................       584,863          503,981          467,358
 Provision for Loan Losses ...........................         6,163           15,551            8,748
 Non-Interest Income .................................        84,812           70,166           79,382
 Other Non-Interest Expense ..........................       215,862          174,065          184,616
 Capital Securities Costs ............................        20,929           16,843            9,235
 Amortization and Write-down of Intangible Assets.....        21,404           14,479            7,292
 Merger Related Restructure Charges ..................            --           52,452               --
                                                         -----------      -----------      -----------
   Income Before Income Taxes ........................       405,317          300,757          336,849
 Provision for Income Taxes ..........................       151,967           88,394          129,238
                                                         -----------      -----------      -----------
   Net Income ........................................   $   253,350      $   212,363      $   207,611
                                                         ===========      ===========      ===========
SHARE DATA:
 Weighted Average Shares -- Basic ....................       170,436          170,085          166,335
 Weighted Average Shares -- Diluted ..................       172,731          171,988          169,903
 Common Shares Outstanding at Period-End .............       172,853          169,590          169,238

CONSOLIDATED PER SHARE DATA:
 Net Income -- Basic .................................   $      1.49      $      1.25      $      1.25
 Net Income -- Diluted ...............................          1.47             1.23             1.22
 Cash Dividends ......................................          0.63             0.65             0.38
 Book Value at Period-End ............................          7.34             7.16             6.73

CONSOLIDATED BALANCE SHEET DATA AT PERIOD-END:
 Total Assets ........................................   $16,321,060      $12,301,205      $11,608,663
 Securities:
   Available-for-Sale ................................     4,617,876        3,072,737        2,226,512
   Held-to-Maturity ..................................     1,659,169        1,780,002        2,116,275
 Loans, net ..........................................     8,881,597        6,889,876        6,744,756
 Allowance for Loan Losses ...........................        83,570           77,683           80,273
 Deposits ............................................     9,188,996        7,577,385        7,479,869
 Federal Funds Purchased and Securities Sold
   Under Agreements to Repurchase ....................     2,921,981        2,955,096        2,104,036
 Other Borrowings ....................................     2,308,097           85,000          449,600
 Capital Securities ..................................       244,314          199,289          199,264
 Stockholders' Equity ................................     1,267,992        1,213,726        1,138,403

CONSOLIDATED AVERAGE BALANCE SHEET DATA:
 Total Assets ........................................   $15,557,889      $11,668,690      $11,091,598
 Securities ..........................................     6,378,490        4,124,175        4,247,513
 Loans, net ..........................................     8,302,740        6,826,252        6,269,877
 Total Deposits ......................................     9,275,080        7,633,084        7,330,401
 Federal Funds Purchased and Securities Sold
   Under Agreements to Repurchase ....................     3,189,560        2,236,257        1,944,592
 Other Borrowings ....................................     1,254,003          189,071          485,200
 Stockholders' Equity ................................     1,335,819        1,211,607        1,015,819



See accompanying "Selected Financial Ratios" on page 23, for additional information.

                              DIME BANCORP, INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION


     The following tables show selected consolidated financial information of Dime for each of the years in the five-year period ended December 31, 1999. This information is derived from historical financial statements previously filed by Dime with the SEC. See "Where You Can Find More Information" on page
4. You should read this summary together with Dime's financial statements and their accompanying notes. Certain Dime financial information in the following tables has been reclassified to conform with North Fork's financial information.

                              DIME BANCORP, INC.
                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
              (in thousands, except ratios and per share amounts)





                                                                         YEARS ENDED DECEMBER 31,
                                            -----------------------------------------------------------------------------------
                                                  1999              1998              1997             1996            1995
                                            ---------------   ---------------   ---------------   -------------   -------------
CONSOLIDATED SUMMARY STATEMENTS OF
 INCOME:
 Interest Income ........................     $ 1,419,098       $ 1,420,885       $ 1,382,815      $ 1,350,698     $ 1,357,131
 Interest Expense .......................         840,613           893,652           899,753          889,403         947,505
                                              -----------       -----------       -----------      -----------     -----------
  Net Interest Income ...................         578,485           527,233           483,062          461,295         409,626
 Provision for Loan Losses ..............          29,500            32,000            49,000           41,000          39,650
 Non-Interest Income ....................         568,243           525,030           145,291           85,978          74,712
 Other Non-Interest Expense .............         589,470           561,863           336,962          327,970         298,793
 Amortization and Write-down of
  Intangible Assets .....................          18,520            11,487             4,501            1,177              --
 Amortization of Mortgage Servicing
  Assets ................................         122,786            92,291            29,751           19,382          20,652
 Merger Related Restructure
  Charges ...............................              --                --             9,931            3,504          15,331
                                              -----------       -----------       -----------      -----------     -----------
 Income Before Provision for Income
  Taxes and Extraordinary Items .........         386,452           354,622           198,208          154,240         109,912
 Provision for Income Taxes .............         142,512           113,479            75,034           49,984          47,727
                                              -----------       -----------       -----------      -----------     -----------
Net Income before Extraordinary
 Items ..................................         243,940           241,143           123,174          104,256          62,185
 Extraordinary Items -- Losses on
  Early Extinguishment of Debt, Net
  of Tax Benefits .......................          (4,127)           (4,057)           (1,460)              --              --
                                              -----------       -----------       -----------      -----------     -----------
 Net Income .............................     $   239,813       $   237,086       $   121,714      $   104,256     $    62,185
                                              ===========       ===========       ===========      ===========     ===========
SHARE DATA:
 Weighted Average Shares -- Basic .......         111,355           113,452           106,585          103,742          99,356
 Weighted Average Shares -- Diluted .....         112,533           115,153           108,613          109,097         109,742
 Common Shares Outstanding at
  Period-End ............................         110,895           111,570           116,358          104,744          99,706
CONSOLIDATED PER SHARE DATA:
 Basic Earnings per Common Share:
 Income before Extraordinary Items ......     $      2.19       $      2.13       $      1.15      $      1.00     $      0.63
 Net Income .............................            2.15              2.09              1.14             1.00            0.63
 Diluted Earnings per Common Share:
 Income before Extraordinary Items ......            2.17              2.09              1.13             0.96            0.57
 Net Income .............................            2.13              2.06              1.12             0.96            0.57
 Cash Dividends .........................            0.23              0.19              0.12               --              --
 Dividend Payout Ratio ..................              11%                9%               11%              NA              NA
 Book Value at Period-End(2) ............     $     13.67       $     12.42       $     11.30      $      9.76     $      9.03
CONSOLIDATED BALANCE SHEET DATA AT
 PERIOD-END:
 Total Assets ...........................     $23,921,325       $22,320,850       $21,848,000      $18,870,108     $20,326,620
 Securities:
  Available-for-Sale ....................       4,178,408         3,653,550         5,295,591        2,855,816       4,389,555
  Held-to-Maturity ......................              --                --                --        4,363,971       5,085,736
 Loans Held-for-Sale ....................       1,733,667         3,884,886         1,841,862          115,325         139,370
 Loans, net .............................      15,207,054        12,748,068        12,984,507       10,738,057       9,830,313
 Allowance for Loan Losses ..............         140,296           105,081           104,718          106,495         128,295
 Deposits ...............................      14,261,449        13,651,460        13,847,275       12,856,739      12,572,203
 Federal Funds Purchased and
  Securities Sold Under Agreements
  to Repurchase .........................       1,106,067         2,245,218         2,975,774        3,550,234       1,632,453
 Other Borrowings .......................       6,487,706         4,365,625         3,147,401        1,264,957       4,982,099
 Capital Securities .....................         152,219           162,005           196,137               --              --
 Stockholders' Equity ...................       1,516,105         1,385,665         1,314,858        1,022,337         976,530

                                                                  YEARS ENDED DECEMBER 31,
                                     ----------------------------------------------------------------------------------
                                          1999             1998             1997             1996             1995
                                     --------------   --------------   --------------   --------------   --------------
CONSOLIDATED AVERAGE BALANCE SHEET
 DATA:
 Total Assets ....................    $21,962,958      $21,383,818      $20,192,188      $19,941,253      $20,500,594
 Securities ......................      4,024,552        3,680,844        6,538,797        8,370,954        9,647,257
 Loans, net ......................     15,808,483       15,882,257       12,143,482       10,364,385        9,548,241
 Total Deposits ..................     13,523,528       13,837,664       13,246,206       12,681,445       12,620,855
 Federal Funds Purchased and
  Securities Sold Under Agreements
  to Repurchase ..................      3,175,249        1,803,181        3,628,681        2,672,914        1,398,041
 Other Borrowings ................      3,412,397        4,064,376        2,022,281        3,446,391        5,379,483
 Stockholders' Equity ............      1,456,938        1,328,906        1,102,079        1,006,285          948,113


(1) (A) During January 1995, Anchor Bancorp, Inc., merged with and into Dime. The merger was accounted for using the pooling-of-interests method of accounting.


(B) During the periods presented, the following acquisitions were accounted for using the purchase method of accounting:

         (a)      October 1999, Long Island branch banking operations of KeyBank

         (b)      August 1999, Automobile Finance unit of Citicorp

         (c)      May 1999, Lakeview Financial, Inc.

         (d)      October 1997, North American Mortgage Company

         (e)      April 1997, BFS Bancorp, Inc.

(2) During the year ended December 31, 1995, the computation assumes that warrants to acquire 8.4 million shares of Dime common stock at $.01 per share were exercised. The warrants, which were held by the FDIC, were exercised in May 1996.




     See accompanying "Selected Financial Ratios" on page 23 for additional information.

                        NORTH FORK BANCORPORATION, INC.
               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                             FOR ALL TRANSACTIONS
                                  (UNAUDITED)


     The following table shows selected financial information for North Fork, JSB, Reliance and Dime on a pro forma combined basis as follows:


     (a) the balance sheet information as of and for the year ended December 31, 1999 gives effect to the Reliance merger and the North Fork-Dime merger as if these transactions had been completed on December 31, 1999, and the income statement information for the year ended December 31, 1999 gives effect to the Reliance merger and the North Fork-Dime merger as if these transactions had been completed on January 1, 1999; and

     (b) the balance sheet information for all periods presented gives effect to the JSB merger as if it had been completed at the end of the periods presented, and the income statement information for all periods presented gives effect to the JSB merger as if it had been completed at the beginning of the periods presented.

     The selected pro forma combined year-end balance sheet and income statement information reflects information for North Fork, JSB and Dime as of and for their annual reporting periods ended December 31. Financial information for the year ended December 31, 1999 combines North Fork, JSB, Reliance and Dime, with results of Reliance presented to coincide with the reporting period for North Fork. We completed the Reliance merger, which was accounted for as a purchase, on February 18, 2000 and the JSB merger, which was accounted for as a pooling of interests, on February 29, 2000.

     We anticipate that each of the JSB merger, the Reliance merger and the offer and the proposed North Fork-Dime merger will result in financial benefits to the combined company, including reduced operating expenses. The selected pro forma combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these anticipated financial benefits.

     The selected pro forma combined financial information has been derived from the historical financial statements of North Fork, JSB, Reliance and Dime incorporated by reference into this document and the Pro Forma Condensed Combined Financial Statements (Unaudited) and related notes included in this document. See "Where You Can Find More Information" on page 4 and "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 88. You should read the selected pro forma combined financial information together with those historical and pro forma financial statements and their accompanying notes.

     This information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. You should not rely on this information as being indicative of the future results that the combined company will experience after the JSB merger, the Reliance merger and the offer and the North Fork-Dime merger.

                        NORTH FORK BANCORPORATION, INC.
               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                             FOR ALL TRANSACTIONS
                                  (UNAUDITED)
              (in thousands, except ratios and per share amounts)






                                                                      YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                   1999           1998          1997
                                                              -------------   -----------   -----------
CONSOLIDATED SUMMARY STATEMENTS OF INCOME:
 Interest Income ..........................................    $2,314,182      $870,913      $834,035
 Interest Expense .........................................     1,161,953       366,932       366,677
                                                               ----------      --------      --------
   Net Interest Income ....................................     1,152,229       503,981       467,358
 Provision for Loan Losses ................................        35,663        15,551         8,748
 Non-Interest Income ......................................       653,055        70,166        79,382
 Other Non-Interest Expense ...............................       805,332       174,065       184,616
 Capital Securities Costs .................................        20,929        16,843         9,235
 Amortization and Write-down of Intangible Assets .........        84,409        14,479         7,292
 Amortization of Mortgage Servicing Assets ................       122,786            --            --
 Merger Related Restructure Charges .......................            --        52,452            --
                                                               ----------      --------      --------
 Income Before Provision for Income Taxes and
   Extraordinary Items ....................................       736,165       300,757       336,849
 Provision for Income Taxes ...............................       275,929        88,394       129,238
                                                               ----------      --------      --------
 Net Income before Extraordinary Items ....................       460,236       212,363       207,611
 Extraordinary Items -- Losses on Early Extinguishment of
   Debt, net of tax benefits ..............................        (4,127)           --            --
                                                               ----------      --------      --------
 Net Income ...............................................       456,109       212,363       207,611
 Preferred Dividends ......................................        18,750            --            --
                                                               ----------      --------      --------
 Net Income for Common Shareholders .......................    $  437,359      $212,363      $207,611
                                                               ==========      ========      ========
SHARE DATA:
 Weighted Average Shares -- Basic .........................       274,018       170,085       166,335
 Weighted Average Shares -- Diluted .......................       290,785       171,988       169,903
 Common Shares Outstanding at Period-End ..................       275,362       169,590       169,238

CONSOLIDATED PER SHARE DATA:
 Basic Earnings per Common Share:
 Income before Extraordinary Items ........................    $     1.68      $   1.25      $   1.25
 Net Income ...............................................          1.66          1.25          1.25
 Diluted Earnings per Common Share:
 Income before Extraordinary Items ........................          1.58          1.23          1.22
 Net Income ...............................................          1.57          1.23          1.22
 Earnings per Share after Preferred Dividends:
 Basic ....................................................          1.60          1.25          1.25
 Diluted ..................................................          1.50          1.23          1.22
 Cash Dividends ...........................................          0.63          0.65           .38
 Book Value at Period-End .................................         11.27          7.16          6.73

                                                                 YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------------
                                                          1999             1998             1997
                                                     --------------   --------------   --------------
CONSOLIDATED BALANCE SHEET DATA AT PERIOD-END:
 Total Assets ....................................    $36,777,428      $12,301,205      $11,608,663
 Securities:
   Available-for-Sale ............................      4,885,050        3,072,737        2,226,512
   Held-to-Maturity ..............................      1,659,169        1,780,002        2,116,275
 Loans Held-for-Sale .............................      1,733,667               --               --
 Loans, net ......................................     23,827,387        6,889,876        6,744,756
 Allowance for Loan Losses .......................        223,866           77,683           80,273
 Deposits ........................................     21,120,286        7,577,385        7,479,869
 Federal Funds Purchased and Securities Sold Under
   Agreements to Repurchase ......................      4,028,048        2,955,096        2,104,036
 Other Borrowings ................................      6,795,803           85,000          449,600
 Capital Securities ..............................        385,458          199,289          199,264
 Stockholders' Equity ............................      3,353,476        1,213,726        1,138,403

CONSOLIDATED AVERAGE BALANCE SHEET DATA:
 Total Assets ....................................    $37,520,847      $11,668,690      $11,091,598
 Securities ......................................     10,403,042        4,124,175        4,247,513
 Loans, net ......................................     24,111,223        6,826,252        6,269,877
 Total Deposits ..................................     22,798,608        7,633,084        7,330,401
 Federal Funds Purchased and Securities Sold Under
   Agreements to Repurchase ......................      6,364,809        2,236,257        1,944,592
 Other Borrowings ................................      4,666,400          189,071          485,200
 Stockholders' Equity ............................      2,792,757        1,211,607        1,015,819



     See accompanying "Selected Financial Ratios" on page 23 for additional information.


     Our management may adjust the combined pro forma financial information included in this prospectus as a result of their review of the classifications and accounting policies of Dime. Our management does not anticipate these adjustments to be material.

                           SELECTED FINANCIAL RATIOS
                                  (UNAUDITED)




                                                                     YEARS ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 1999          1998          1997
                                                              ----------   ------------   ----------
PERFORMANCE RATIOS:
Return on Average Total Assets:
 North Fork ...............................................       1.92%         1.66%         1.78%
 North Fork Combined ......................................       1.63          1.82          1.87
 Dime .....................................................       1.09            NA            NA
 North Fork Combined/Dime Pro Forma .......................       1.17            NA            NA
Return on Average Total Stockholders' Equity:
 North Fork ...............................................      27.05         20.50         25.63
 North Fork Combined ......................................      19.03         18.29         21.01
 Dime .....................................................      15.96            NA            NA
 North Fork Combined/Dime Pro Forma .......................      15.44            NA            NA
Total Stockholders' Equity to Total Assets (end of period):
 North Fork ...............................................       5.11          7.78          7.65
 North Fork Combined ......................................       7.77          9.87          9.81
 Dime .....................................................       6.34            NA            NA
 North Fork Combined/Dime Pro Forma .......................       9.12            NA            NA
CAPITAL RATIOS:
Tier 1 Risk-Based Capital:
 North Fork ...............................................      11.48%        15.19%        15.33%
 North Fork Combined ......................................      12.75         17.26         17.97
 Dime .....................................................       7.77            NA            NA
 North Fork Combined/Dime Pro Forma .......................       9.43            NA            NA
 Regulatory Minimum Requirement ...........................       4.00          4.00          4.00
Total Risk-Based Capital:
 North Fork ...............................................      12.45         16.39         16.58
 North Fork Combined ......................................      13.96         18.82         19.11
 Dime .....................................................       8.66            NA            NA
 North Fork Combined/Dime Pro Forma .......................      10.53            NA            NA
 Regulatory Minimum Requirement ...........................       8.00          8.00          8.00
Leverage Ratio:
 North Fork ...............................................       6.84          9.09          8.74
 North Fork Combined ......................................       7.70         10.76         10.53
 Dime .....................................................       5.40            NA            NA
 North Fork Combined/Dime Pro Forma .......................       6.36            NA            NA
 Regulatory Minimum Requirement ...........................       4.00          4.00          4.00
ASSET QUALITY DATA:
Allowance for Loan Losses to Net Loans
 (end of period):
 North Fork ...............................................       1.04%         1.26%         1.30%
 North Fork Combined ......................................       0.94          1.13          1.19
 Dime .....................................................       0.92            NA            NA
 North Fork Combined/Dime Pro Forma .......................       0.94            NA            NA
Allowance for Loan Losses to Nonperforming Loans
 (end of period):
 North Fork ...............................................        462           470           198
 North Fork Combined ......................................        374           494           158
 Dime .....................................................        202            NA            NA
 North Fork Combined/Dime Pro Forma .......................        244            NA            NA
Nonperforming Assets to Total Assets:
 North Fork ...............................................       0.13          0.17          0.43
 North Fork Combined ......................................       0.14          0.16          0.49
 Dime .....................................................       0.36            NA            NA
 North Fork Combined/Dime Pro Forma .......................       0.30            NA            NA

                          COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)


     The following table shows historical per share information about basic and diluted net income, cash dividends and book value for each of North Fork and Dime for all periods presented and similar pro forma information for (a) North Fork Combined, which includes (i) the Reliance merger, with respect to information for the year ended December 31, 1999, and (ii) the JSB merger with respect to all periods presented and (b) North Fork Combined/Dime, with respect to information for the year ended December 31, 1999. The pro forma comparative per share data for North Fork Combined/Dime assumes the North Fork-Dime merger had been completed on January 1, 1999 using the purchase method of accounting. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 88.

     The information listed as "Equivalent Pro Forma" was obtained by multiplying the North Fork Combined/Dime pro forma amounts by the "all stock equivalent" exchange ratio of 1.042. The "all stock equivalent" exchange ratio assumes that a Dime stockholder reinvests the $2.00 per share in cash received in the offer in shares of North Fork common stock at a per share price of $17.875, which was the closing price of North Fork common stock on March 31, 2000. We present "Equivalent Pro Forma" information to reflect the fact that Dime stockholders will receive more than the 0.9302 shares of North Fork common stock for each share of Dime common stock exchanged in the offer. Certain Dime stockholders will realize taxable income on some or all of the $2.00 cash component of the offer. See "The Offer--Material United States Federal Income Tax Consequences."

     The "Historical" information in the following table is based on the historical financial information that North Fork and Dime have presented in their prior SEC filings. The details regarding the "North Fork Combined" information in the following table are set forth in the April 14 Form 8-K. We are incorporating this material into this document by reference. See "Where You Can Find More Information" on page 4. The "North Fork Combined/Dime Pro Forma" information in the following table was derived from and based upon the Pro Forma Condensed Combined Financial Statements (Unaudited) and the notes thereto beginning on page 88.

     The information in the following table is for illustrative purposes only. The companies would likely have performed differently had they always been combined. You should not rely on this information as being indicative of the future results that the combined company will experience.

                          COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)






                                                                         AS OF OR FOR THE
                                                                      YEAR ENDED DECEMBER 31,
                                                                -----------------------------------
                                                                  1999         1998          1997
                                                                --------   ------------   ---------
NORTH FORK COMMON STOCK:
Net Income per Share before Extraordinary Items and Preferred
 Dividends:
Basic:
 Historical .................................................    $ 1.63       $ 1.19       $ 1.24
 North Fork Combined (1) ....................................      1.49         1.25         1.25
 North Fork Combined/Dime Pro Forma .........................      1.68           NA           NA
Diluted:
 Historical .................................................      1.62         1.18         1.22
 North Fork Combined (1) ....................................      1.47         1.23         1.22
 North Fork Combined/Dime Pro Forma .........................      1.58           NA           NA
Net Income per Share after Extraordinary Items:
Basic:
 Historical .................................................      1.63         1.19         1.24
 North Fork Combined (1) ....................................      1.49         1.25         1.25
 North Fork Combined/Dime Pro Forma .........................      1.66           NA           NA
Diluted:
 Historical .................................................      1.62         1.18         1.22
 North Fork Combined (1) ....................................      1.47         1.23         1.22
 North Fork Combined/Dime Pro Forma .........................      1.57           NA           NA
Net Income after Extraordinary Items and Preferred Dividends:
Basic:
 Historical .................................................      1.63         1.19         1.24
 North Fork Combined (1) ....................................      1.49         1.25         1.25
 North Fork Combined/Dime Pro Forma .........................      1.60           NA           NA
Diluted:
 Historical .................................................      1.62         1.18         1.22
 North Fork Combined (1) ....................................      1.47         1.23         1.22
 North Fork Combined/Dime Pro Forma .........................      1.50           NA           NA
Cash Dividends Declared per Common Share: (2)
 Historical .................................................      0.63         0.65         0.38
 North Fork Combined (1) ....................................      0.63         0.65         0.38
 North Fork Combined/Dime Pro Forma .........................      0.63           NA           NA
Book Value Per Share at Period End: (3)
 Historical .................................................      4.82         5.89         5.53
 North Fork Combined (1) ....................................      7.34         7.16         6.73
 North Fork Combined/Dime Pro Forma .........................     11.27           NA           NA

DIME COMMON STOCK:
Net Income per Share before Extraordinary Items and Preferred
 Dividends:
Basic:
 Historical .................................................      2.19         2.13         1.15
 North Fork Combined/Dime Pro Forma Equivalent (4) ..........      1.75           NA           NA
Diluted:
 Historical .................................................      2.17         2.09         1.13
 North Fork Combined/Dime Pro Forma Equivalent (4) ..........      1.65           NA           NA

                                                                         AS OF OR FOR THE
                                                                      YEAR ENDED DECEMBER 31,
                                                                -----------------------------------
                                                                  1999         1998          1997
                                                                --------   ------------   ---------
Net Income per Share after Extraordinary Items:
Basic:
 Historical .................................................    $ 2.15       $ 2.09       $ 1.14
 North Fork Combined/Dime Pro Forma Equivalent (4) ..........      1.73           NA           NA
Diluted:
 Historical .................................................      2.13         2.06         1.12
 North Fork Combined/Dime Pro Forma Equivalent (4) ..........      1.63           NA           NA
Net Income after Extraordinary Items and Preferred Dividends:
Basic:
 Historical .................................................      2.15         2.09         1.14
 North Fork Combined/Dime Pro Forma Equivalent (4) ..........      1.66           NA           NA
Diluted:
 Historical .................................................      2.13         2.06         1.12
 North Fork Combined/Dime Pro Forma Equivalent (4) ..........      1.57           NA           NA
Cash Dividends Declared per Common Share: (2)
 Historical .................................................      0.23         0.19         0.12
 North Fork Combined/Dime Pro Forma Equivalent (4) ..........      0.66           NA           NA
Stated Book Value Per Share at Period End:
 Historical .................................................     13.67        12.42        11.30
 North Fork Combined/Dime Pro Forma Equivalent (4) ..........     11.74           NA           NA


----------

(1) The North Fork Combined basic and diluted net income per share reflects information regarding the Reliance and JSB transactions that is set forth in detail in the April 14 Form 8-K, which is incorporated herein by reference. See "Where You Can Find More Information" on page 4.

(2) The North Fork, North Fork Combined and North Fork Combined/Dime Pro Forma cash dividends per common share represent North Fork's historical dividends per share.

(3) The book value per share amounts are calculated by dividing historical, North Fork Combined and North Fork Combined/ Dime Pro Forma stockholders' equity by historical, North Fork Combined and North Fork Combined/Dime Pro Forma common shares outstanding, respectively. North Fork Combined common shares outstanding gives effect to the Reliance and JSB transactions on a pro forma basis as set forth in the April 14 Form 8-K. See "Where You Can Find More Information" on page 4. North Fork Combined/Dime Pro Forma common shares are calculated by adding North Fork Combined common shares outstanding to Dime historical common shares outstanding as adjusted for the exchange ratio of 0.9302 (reduced by the 690,000 shares of Dime owned by North Fork).

(4) The North Fork Combined/Dime Pro Forma Equivalent amounts were computed by multiplying the corresponding North Fork Combined/Dime Pro Forma per share amounts above by the "all stock equivalent" exchange ratio of 1.042. See page 24 for further explanation.


     Our management may adjust the combined pro forma financial information included in this prospectus as a result of their review of the classifications and accounting policies of Dime. Our management does not anticipate these adjustments to be material.

                                 RISK FACTORS

     In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus and the documents to which we refer you. You should also carefully consider the following factors:

IF WE DO NOT SUCCESSFULLY INTEGRATE NORTH FORK'S AND DIME'S OPERATIONS, THE ANTICIPATED BENEFITS OF THE ACQUISITION OF DIME MAY NOT BE FULLY REALIZED

     If we complete the offer and our proposed merger, we will integrate two companies that have previously operated independently. We have not previously acquired an organization comparable in size to Dime or where there is the potential for management to be uncooperative in the integration process. Although we believe that the integration of Dime's operations into ours will not present any significant difficulty, there can be no assurance that we will not encounter difficulties in our efforts to integrate the operations of Dime with our operations. The diversion of the attention of management to the integration effort and any difficulties encountered in combining our operations could adversely affect the combined company's business and results of operations.


WE HAVE NOT PREVIOUSLY ACQUIRED A THRIFT COMPARABLE IN SIZE TO DIME

     With total assets of $23.9 billion and total deposits of $14.3 billion as of December 31, 1999, Dime is both larger than us (we had total assets of $16.3 billion and total deposits of $9.2 billion on a pro forma basis as of such date, giving effect to our acquisitions of JSB Financial and Reliance Bancorp) and larger than any of the thrift institutions that we have acquired to date. However, we do not believe that asset size in and of itself is a significant driver of the relative level of difficulty in integrating an acquired institution. In fact, with respect to size, we believe that a more relevant factor affecting the difficulty of integrating an entity is the number of branches to be integrated. Dime's network of thrift branches consists of 127 offices, compared to our network of 154 branches. Excluding the 17 Dime branches that we have agreed to sell to FleetBoston, the 110 remaining Dime branches would represent our largest acquisition to date. By way of comparison, in February of this year we completed the acquisitions of JSB Financial and Reliance Bancorp, which together had a total of 42 branches. Although we do not believe Dime's size, whether in terms of assets, branches or otherwise, will result in any significant or unique difficulties with respect to our integration efforts, there can be no assurance that such factors will not present unforeseen problems in our efforts to integrate the operations of Dime with our operations.


WE HAVE NOT PREVIOUSLY ACQUIRED A THRIFT WITH LINES OF BUSINESS IDENTICAL TO DIME'S

     Although we believe that Dime's banking business (exclusive of Dime's mortgage banking subsidiary) is fundamentally similar to the businesses of the thrift institutions that we have acquired previously, we have not previously acquired a thrift institution with a presence in each and every separate business line, however small, in which Dime is engaged. However, excluding Dime's mortgage banking subsidiary (which we expect to continue to manage as a separate subsidiary), all of Dime's remaining significant business lines represent businesses in which we are actively engaged currently, and, in certain cases, with a larger operation than Dime's. Excluding Dime's mortgage banking subsidiary and Dime's investment portfolio (which simply represents balance sheet leverage and is not an actual business), at December 31, 1999, Dime's retail banking operations constituted approximately 70% of Dime's remaining assets and consisted mainly of real estate lending and consumer lending, both of which represent businesses in which we are, and a majority of our previous acquisition targets were, actively engaged. Dime's commercial banking operations constituted the other 30% of Dime's remaining assets and consisted of commercial real estate lending and business lending, both of which are also businesses in which we are actively engaged. In fact, at December 31, 1999, Dime's combined commercial real estate and business loan portfolio was approximately $4.5 billion, while as of the same date our equivalent loan portfolio was approximately $5.38 billion (pro forma for JSB and Reliance).


WE DO NOT HAVE SIGNIFICANT EXPERIENCE MANAGING A MORTGAGE BANKING BUSINESS

     We have never acquired a thrift institution with a significant mortgage banking operation, nor do we have significant experience managing a mortgage banking business. However, we have assumed no cost savings or other integration efficiencies with respect to this segment of Dime's business, and we would seek to retain the senior management at Dime's mortgage banking subsidiary following completion of our acquisition of Dime. Although we do not believe that our lack of experience in acquiring or managing a mortgage banking operation comparable in size to Dime's will result in any significant difficulties, there can be no assurance that this lack of experience will not present unforeseen problems in our efforts to manage Dime's mortgage banking operations.


THERE IS NO GUARANTEE THAT WE WILL ACHIEVE OUR PROJECTED COST SAVINGS OF $155 MILLION PRE-TAX

     We have estimated that by combining North Fork and Dime, we could realize cost savings of $155 million, or approximately $100 million per year after tax. See "Reasons for the North Fork Offer--Cost Savings; Revenue Retention." Because we were unable to discuss any of our cost savings assumptions or analyses with management of Dime and because we have had no access to Dime's internal information about its operations in connection with the preparation of our cost savings estimates, we have relied on publicly available information concerning Dime, our general knowledge of the markets in which we and Dime compete and our past experience with respect to our own operations and our integration of acquired financial institutions. If we were permitted access to Dime's internal information about its operations or if we were able to discuss our assumptions or analyses with Dime's management, our cost savings estimate might differ. In addition, although we believe that we have the requisite experience to realize the estimated cost savings and have achieved comparable cost savings in prior acquisitions, no assurance can be given that the estimated cost savings will be achieved or will occur in the time period anticipated. Furthermore, there can be no assurance that cost savings which are realized will not be offset by increases in other expenses, other charges to earnings or losses of revenue, including losses due to problems in integrating the Dime operations into North Fork.

     We expect to realize a significant portion of the cost savings through a merger of our bank subsidiary, North Fork Bank, and Dime's bank subsidiary, The Dime Savings Bank of New York, FSB, which will require additional regulatory approvals. These significant cost savings will not be realized unless and until we are able to complete the merger of these entities. While we are not able to specifically quantify this portion of our estimated cost savings, we believe that it would constitute a majority of our estimated cost savings. Receipt of regulatory approvals for this subsidiary merger is not a condition to the offer or the merger of Dime and North Fork. We currently intend to file the necessary regulatory applications with the New York State Banking Department and the Federal Deposit Insurance Corporation in order to obtain approval of the merger of Dime Savings Bank and North Fork Bank promptly following our execution of a merger agreement with Dime (which is a condition to our offer). Although we are not aware of any reason why such approvals will not be obtained in the ordinary course and within usual and customary time frames so as to permit us to realize our estimated cost savings in the time period estimated, there can be no assurance as to whether or when we will obtain such approvals.


THERE IS NO GUARANTEE THAT WE WILL NOT SUFFER NET REVENUE RUN-OFF AS A RESULT OF INTEGRATING DIME'S BUSINESSES INTO OURS

     In formulating our 2001 earnings estimates, we have not assumed any net run-off of revenue attributable to our acquisition of Dime. This assumption is based on our prior acquisition experience, where we have been able to grow net interest income and non-interest income while achieving targeted cost savings. In addition, we have not made any decisions with respect to branch closings because we do not have access to internal information of Dime from which we would expect to make such decisions. Accordingly, our earnings estimates do not assume the closure of any Dime (or North Fork) branches, although we would anticipate that certain branches will be closed. Based on our experience in prior acquisitions, we believe that any revenue reduction resulting from any branch closings would be offset by additional cost savings associated with such branch closings. If we were permitted access to non-public information regarding Dime's business plans and operations, our assumption of no net revenue run-off might differ. Although we intend generally to integrate Dime's operations and implement our cost savings measures in a manner that is designed to minimize the loss of revenues, there can be no assurance that some revenue will not be lost. Factors that could cause a loss of revenues include unanticipated loss of customers due to a lack of customer acceptance of our deposit, lending and investment products.

THERE CAN BE NO ASSURANCE THAT THE INTEGRATION PROCESS WILL NOT BE ADVERSELY AFFECTED IF DIME'S SENIOR EXECUTIVE MANAGEMENT OR OTHER EMPLOYEES ARE UNCOOPERATIVE IN THAT PROCESS


     As noted above, we have not previously engaged in an acquisition where there is the potential for management and other employees to be uncooperative with us in the integration process. Our proposal is not dependent upon the retention of Dime's senior executive management, and we have no reason to believe that Dime employees below the level of senior executive management would be uncooperative in the integration process, either before the completion of our proposed merger or thereafter. However, there can be no assurance that there will not be some level of uncooperativeness on the part of Dime's senior executive management and/or its other employees which could adversely affect the integration process.


YOUR BOARD OF DIRECTORS MAY DELAY SATISFACTION OF CERTAIN CONDITIONS TO OUR
OFFER


     Several of the conditions to our offer will require action by your board of directors. These conditions consist of the rights plan condition, the DGCL 203 condition and the North Fork-Dime merger agreement condition. See "The Offer--Conditions of Our Offer." There can be no assurance that your board will take action to cause the satisfaction of these conditions to our offer.

                        REASONS FOR THE NORTH FORK OFFER

     We believe that our proposed acquisition of Dime represents a compelling opportunity to enhance value for both Dime and North Fork stockholders and to create a combined commercial banking franchise with a more prominent market position in the greater New York City metropolitan area. Specifically, we estimate that a combination of North Fork and Dime would result in:


    o accretion to North Fork's diluted GAAP earnings per share of 14.9% for 2001;


    o accretion to North Fork's diluted cash earnings per share (i.e., reported earnings before amortization of intangibles) of 21.2% in 2001;



    o an increase in North Fork's pro forma book value as of December 31, 1999 (giving effect to North Fork's acquisitions of JSB and Reliance) from $7.34 per share to $11.27 per share; and


    o an increase in North Fork's pro forma tangible book value as of December 31, 1999 (giving effect to North Fork's acquisitions of JSB and Reliance) from $5.37 per share to $5.46 per share.


     Since each Dime stockholder would become a North Fork stockholder upon completion of our offer and the merger, the accretion benefits to North Fork shares would be enjoyed by Dime stockholders as well. For additional information concerning our offer, Dime stockholders and others are referred to our Current Report on Form 8-K filed with the SEC on March 13, 2000, which includes the investor presentation materials with respect to our offer and a transcript of the related investor conference call held on March 6, 2000.



     In addition, we believe that the combination of North Fork and Dime will produce substantial benefits for Dime stockholders, including the following:



    o SIGNIFICANT PREMIUM. Our offer represents a significant premium over the price levels at which we believe the Dime common stock would trade in the absence of our offer and what we believe is the market's expectation that Dime will be acquired by another financial institution in the near future. Based on the closing price of our common stock on May 3, 2000, our offer has a value of $16.71 per Dime share. The average closing price of Dime common stock was $12.58 during the twenty trading days preceding the announcement of the North Fork offer on March 5, 2000. Based on closing prices for Hudson common stock during that period, the average value to Dime stockholders of the terminated Hudson merger was $12.56.

    o BETTER LONG-TERM GROWTH PROSPECTS. We believe that a combination of North Fork and Dime has better long-term growth prospects than Dime on a stand-alone basis, potentially resulting in increased stockholder value over the long-term. We have a proven history of strong profitability and growth in stockholder value based on several common benchmarks used to measure performance. The tables on the opposite page set forth figures for certain common performance and profitability measurements for each of North Fork, Dime, Hudson, a bank peer group and a thrift peer group for Dime. We have included Hudson in the tables on the opposite page because Dime previously selected Hudson as an attractive merger partner. The thrift peer group represents a peer group for Dime on a stand-alone basis selected by Dime's financial advisor in its previously proposed merger with Hudson. The bank peer group represents a peer group for a combined Dime-Hudson and was selected by Dime and Hudson and utilized in Dime's September 15, 1999 investor presentation in connection with its announcement of its previously proposed merger with Hudson.

        On the basis of total return to shareholders, we have significantly outperformed Dime, Hudson and the bank and thrift peer groups:



                                            3 YEARS     5 YEARS     7 YEARS
                                           ---------   ---------   --------
       Total Return to Shareholders (1)
         NORTH FORK                           58.3%    333.2%        645.6%

         DIME                                  5.1     100.1         234.0
         Hudson                               24.4     127.2         225.8
         Bank Peer Group (2)                  31.3     150.3         178.8
         Thrift Peer Group (3)               (11.6)    120.5          65.2

        A comparison of our operating performance data to operating performance data of Dime, Hudson and the bank and thrift peer groups demonstrates our superior operating performance:

                                             1999      1998      1997     1996
                                            -------   -------   -------   ------
           Return on Average Assets

                  NORTH FORK                 1.92%     2.04%     1.75%     1.43%

                  DIME                       1.11      1.13      0.64      0.62
                  Hudson                     1.27      1.05      1.01      0.90
                  Bank Peer Group (2)        1.34      1.40      1.39      1.31
                  Thrift Peer Group (3)      0.88      0.83      0.64      0.72

           Return on Average Common Equity

                  NORTH FORK                 27.1%     25.2%     25.2%     19.9%

                  DIME                       16.7      18.1      11.7      12.4
                  Hudson                     20.2      14.0      12.6      10.6
                  Bank Peer Group (2)        16.8      16.9      17.5      17.0
                  Thrift Peer Group (3)      17.9      17.8      13.4      14.7

           Net Interest Margin

                  NORTH FORK                 4.16%     4.48%     4.42%     4.24%

                  DIME                       2.91      2.68      2.51      2.40
                  Hudson                     4.04      4.10      4.25      4.23
                  Bank Peer Group (2)        3.89      3.95      4.17      4.20
                  Thrift Peer Group (3)      2.54      2.57      2.66      2.75

           Operating Efficiency Ratio (4)

                  NORTH FORK                 33.2%     33.7%     37.5%     41.7%

                  DIME                       62.2      63.5      56.7      57.4
                  Hudson                     50.3      55.0      59.0      60.4
                  Bank Peer Group (2)        51.1      52.4      52.4      53.1
                  Thrift Peer Group (3)      46.0      51.1      54.1      57.9


        ------------

        (1) Defined as stock price appreciation plus reinvestment of all dividends in common stock of the issuer on a pre-tax basis. All periods end December 31, 1999. Source: Bloomberg L.P.

        (2) Averages for a Bank Peer Group consisting of Summit Bancorp, Associated Banc-Corp and M&T Bancorp. These three bank holding companies, together with North Fork, comprised a bank peer group for a combined Dime-Hudson as per the Dime/Hudson investor presentation dated September 15, 1999 made in connection with the announcement of the previously proposed Dime-Hudson merger.

        (3) Averages for a Thrift Peer Group for Dime consisting of Astoria Financial Corp., Sovereign Bancorp, Washington Mutual and Golden State Bancorp, Inc., which represents the peer group for Dime utilized in certain analyses performed by Dime's financial advisor and described in the Joint Proxy Statement/Prospectus dated February 8, 2000 with respect to the previously proposed Dime-Hudson merger.

        (4) Defined as noninterest expenses (excluding amortization of goodwill) divided by noninterest income (excluding securities gains and losses) plus net interest income, excluding all nonrecurring items. In its Annual Report on

           Form 10-K for the year ended December 31, 1999, Dime reports an efficiency ratio for 1999 of 51.4%. We believe this figure excludes expenses associated with amortization of mortgage servicing rights in 1999.

           Source: SNL Securities and company reports (except data for Total Return to Shareholders -- See note (1) above). Data has been adjusted for prior acquisitions accounted for as poolings of interests and to exclude nonrecurring items.



        Of course, past performance is not a guarantee of future results. However, as evidenced from the figures set forth above, we have consistently achieved superior profitability, operating results and shareholder returns.

    o LOW EXECUTION RISK. We have acquired nine banking institutions during the past ten years. The majority of these institutions were "thrift institutions" whose businesses focused primarily on gathering consumer deposits and making residential mortgage loans. We believe that Dime's banking business (exclusive of Dime's mortgage banking subsidiary) is fundamentally similar to the businesses of the majority of institutions that we have acquired. We believe that our ability to continually lower our efficiency ratio while integrating acquisitions demonstrates our ability to manage execution risk and maintain superior operating returns.


        In analyzing the combination with Dime, we assumed that cost savings of $155 million ($100 million after-tax) would be phased in by December 31, 2000, representing approximately 50% of our estimate of Dime's 2001 operating expenses related to its core banking operations (i.e., Dime's overall business excluding its mortgage banking subsidiary), approximately 25% of our estimate of Dime's total 2001 operating expenses including its mortgage banking subsidiary, approximately 19% of our estimate of the total operating expenses for North Fork and Dime on a combined basis for 2001, and approximately 15% of our estimate of total non-interest expense (including amortization of all intangibles) for North Fork and Dime on a combined basis for 2001. In analyzing the anticipated benefits of the combination with Dime, we have not assumed the realization of any net revenue enhancements in connection with the transaction. See note 2 to the table below and see "--Cost Savings; Revenue Retention" below.

    o IMPROVED CASH DIVIDENDS. During 1999 Dime paid dividends on its common stock of $0.23 per share. On April 28, 2000, Dime announced the declaration of a quarterly cash dividend of $0.08 per Dime share, which represents an annual dividend of $0.32 per share. Based on our current annual dividend of $0.72 per share, Dime stockholders would receive a pro forma equivalent dividend of $0.67, or more than 109% above Dime's current annual dividend rate. In the past five years, on a compounded basis, we have achieved a 40.1% annual growth rate in our per share dividend. In addition to the increased dividend, Dime stockholders would have the opportunity to invest and earn a return on the cash portion of the consideration to be paid in the offer.

     Estimated Pro Forma 2001 Earnings Per Share. The table below sets forth the computation of our revised estimated 2001 pro forma earnings per share and cash earnings per share (earnings per share excluding the amortization of goodwill). We have revised our original pro forma earnings per share and cash earnings per share estimates based on pro forma financial information for North Fork and Dime on a combined basis as of and for the year ended December 31, 1999 and revised mean I/B/E/S 2001 diluted GAAP earnings per share estimates as of March 31, 2000 of $2.01 for North Fork and $2.52 for Dime (I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected research analysts). Using the March 31 mean I/B/E/S stand-alone earnings per share estimates for North Fork and Dime, and assuming:

    o the realization of cost savings as estimated by our management (see "--Cost Savings; Revenue Retention" below),

    o   the impact of deleveraging the pro forma balance sheet,

    o the foregone net income from the proposed sale of branches to FleetBoston,

    o   foregone earnings on cash utilized in the transaction, and

    o purchase accounting adjustments on a basis consistent with the adjustments described in "Notes to Pro Forma Condensed Combined Financial Statements (Unaudited),"

we estimate that our proposed acquisition of Dime would result in accretion to our earnings per share and cash earnings per share as set forth in the table below. Factors that could affect our ability to achieve these results include, among other things:

    o the failure to achieve estimated cost savings in the amounts or in the time period estimated (see "Risk Factors" and "--Cost Savings; Revenue Retention"),

    o changes in interest rates, which could have an adverse effect on the combined company's net interest margin and earnings, and

    o changes in interest rates, which will affect the fair value of Dime's financial assets and liabilities, and changes in the market price of North Fork common stock between March 3, 2000 and the date that the value of the North Fork shares is determined for purchase accounting purposes, each of which could result in recognition of higher levels of goodwill and other intangibles, the amortization of which would reduce GAAP earnings.

In addition, the information in the table below is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. See "Forward-Looking Statements." The information in the table below and the related assumptions are not necessarily indicative of future performance, which may be significantly less favorable or more favorable than as set forth below.




                                                                         ESTIMATED 2001
                                                                           PRO FORMA
                                                                           NET INCOME
                                                                    -----------------------
                                                                     ($ IN MILLIONS, EXCEPT
                                                                      FOR PER SHARE DATA)
North Fork Net Income (1) .......................................           $ 347
Dime Net Income (1) .............................................             283
                                                                            ------
Total Net Income ................................................           $ 630
                                                                            ======
After-Tax Adjustments:
 Cost Savings (2) ...............................................           $ 100
 Net Revenue Enhancements/Run-off ...............................               0
 Foregone Earnings on Cash Disbursements (3) ....................             (12)
 Branch Sale to FleetBoston and Deleveraging Impact (4) .........             (41)
 Incremental Goodwill Amortization and Net Purchase Accounting
   Adjustments (5) ..............................................              (5)
                                                                            --------
Pro Forma Net Income (6) ........................................           $ 672
                                                                            =======

North Fork Per Share Impact:
 Pro Forma Diluted EPS (7) ......................................           $2.31
 Stand Alone Diluted EPS (1) ....................................            2.01
 GAAP Diluted EPS Accretion .....................................            14.9%

 Goodwill Amortization ..........................................           $  78
 Pro Forma Diluted Cash EPS (7) .................................            2.57
 Stand Alone Diluted Cash EPS ...................................            2.12
 Cash Diluted EPS Accretion .....................................            21.2%

----------
(1) Based on March 31, 2000 mean I/B/E/S diluted GAAP earnings per share estimates for 2001 of $2.01 for North Fork and $2.52 for Dime.

(2) Assumes cost savings of $155 million in 2001 (or $100 million after tax), equivalent to approximately 50% of North Fork's estimate of Dime's 2001 operating expenses related to its banking operations, approximately 25% of North Fork's estimate of Dime's total 2001 operating expenses and approximately 15% of North Fork's estimate of combined total non-interest expense for North Fork and Dime for 2001. See "--Cost Savings; Revenue Retention" below.

(3) Reflects foregone earnings on cash disbursements in connection with the completion of the transaction at an assumed annual rate of 7.50% pre-tax. Cash disbursements consist of the $2.00 per Dime share cash component of the offer, the cash component of transaction costs (see Note 4 to the Pro Forma Condensed Combined Financial Statements (Unaudited)), and cash used in connection with cashing out Dime employee stock options and/or purchasing North Fork common stock in the market to satisfy the exercise of Dime employee stock options (see note (7) below), net of the $250 million in cash to be received in connection with FleetBoston's investment in North Fork.

(4) Reflects foregone earnings in an amount equal to assumed annual net pre-tax return of 2.00% on assets and deposits related to branches to be sold to FleetBoston (see "The Offer--Source and Amount of Funds"), and a 1.25% annual pre-tax margin related to the disposition of $2 billion in securities and retirement of associated liabilities to deleverage the balance sheet. Assumes that both the sale of Dime branches to FleetBoston and the balance sheet deleveraging will be completed on or prior to December 31, 2000.

(5) Assumes incremental goodwill amortized over 20 years and the net impact of all purchase accounting adjustments, with amortization of premium and accretion of discount over the estimated remaining life of the associated asset or liability. See "Pro Forma Condensed Combined Financial Statements (Unaudited)."

(6) Prior to dividends paid on convertible preferred stock issued to FleetBoston. Does not reflect any special or non-recurring charges that may be incurred in 2001 in connection with branch closings or consolidation of operations of Dime and North Fork. See Note (4) to the Pro Forma Condensed Combined Financial Statements (Unaudited).

(7) Based on Pro Forma Net Income and 291.0 million shares outstanding. Incorporates dilutive impact of convertible preferred stock and stock purchase rights issued to FleetBoston. Assumes cash out of all "in-the-money" Dime stock options at the aggregate spread value of such options, based on the $18.63 value of our offer as of March 31, 2000, or, alternatively, the purchase in the market of shares of North Fork common stock necessary to satisfy the exercise of such options. See Note (2) to the Pro Forma Condensed Combined Financial Statements (Unaudited).

      On a pro forma equivalent basis, Dime stockholders will receive North Fork shares with estimated 2001 diluted GAAP earnings per share of $2.41 (calculated by multiplying 1.042, the all-stock equivalent exchange ratio (see "Comparative Per Share Data"), by estimated North Fork 2001 diluted earnings per share of $2.31), or approximately 4.4% less than the stand-alone I/B/E/S estimate of Dime's 2001 diluted GAAP earnings per share of $2.52. The all-stock equivalent exchange ratio assumes that a Dime stockholder reinvests the $2.00 cash per share received in the offer in shares of North Fork common stock on March 31, 2000. Certain Dime stockholders will realize taxable income on some or all of the $2.00 cash component of the offer. See "The Offer--Material United States Federal Income Tax Consequences."


      Cost Savings; Revenue Retention. Our estimate of cost savings in connection with our proposed acquisition of Dime is based on our estimate of the total cost to us to operate Dime's core banking business in 2001 as part of a combined North Fork-Dime. This estimate was based on various considerations, including our prior experience in acquiring thrift institutions, our existing cost structure and our estimate of the direct costs and marginal back office and lending costs necessary to operate acquired thrift branches. Because we were unable to discuss any of our cost savings assumptions or analyses with management of Dime and have had no access to Dime's internal information about its operations in connection with the preparation of our cost savings estimates, we have relied on publicly-available information concerning Dime, our general knowledge of the markets in which we and Dime compete and our past experience with respect to our own operations and our integration of acquired financial institutions.

     For purposes of arriving at our estimates, we analyzed Dime's core banking operations and Dime's mortgage banking subsidiary, North American Mortgage Company, as separate business segments. We did not assume any cost savings associated with Dime's mortgage banking business, even though Dime's own publicly-available information reflects a continued downsizing of this business.

     While we do not have sufficient information with respect to Dime's operations from which we may determine with precision where we would expect to derive our estimated cost savings, we have assumed that between 50% and 60% of these cost savings would be derived from reductions in salary expenses associated with consolidation of executive management and back office personnel (which generally would include personnel in accounting, audit, data processing, human resources, lending, marketing and retail operations and all other employees other than branch employees), between 10% and 15% of these costs savings would be associated with reduced costs from operation and maintenance of premises and equipment and the remaining amounts would be derived from the elimination of other redundant expenses as a result of consolidation of lending and back office operations. This assumption is based on our experience in prior acquisitions. The precise areas where cost savings will be obtained will depend on various factors including the extent to which various functions of Dime are handled internally or provided by third parties and the extent to which back office costs are allocated to other areas within Dime.

     In court papers filed by Dime in connection with its federal securities law allegations against us and our directors, Dime has asserted that our estimate of cost savings related to reductions in salary expenses for executive management and back office personnel of 50-60% of total estimated cost savings, or $77.5-$93 million, is misleading because Dime estimates that such expenses are less than $75 million annually. As stated above, we have not had access to any internal information concerning Dime's business or operations, and, for that reason, we are unable to determine precisely where our estimated cost savings would be achieved. Nevertheless, our aggregate cost savings estimate is based on our prior acquisition experience and our estimate of the costs to us to operate Dime's core banking business as part of a combined North Fork-Dime, and, accordingly, we believe our aggregate cost savings estimate is reasonable.

     Our estimate of cost savings of $155 million (or approximately $100 million on an after-tax basis) is equivalent to approximately 50% of our estimate of Dime's total operating expenses associated with its core banking operations for 2001 and 25% of our estimate of Dime's total operating expenses for 2001 on a consolidated basis. Our estimate of the total operating expenses associated with Dime's core banking operations on a stand-alone basis for 2001 was based on our estimate of Dime's fourth quarter operating expenses for its core banking operations, which was then annualized and grown at an assumed rate to reflect the impact of inflation. Our estimate of Dime's fourth quarter operating expenses for its core banking operations was derived from actual revenue, profit, expense and depreciation and amortization information for Dime, both on a consolidated basis and for its individual business segments, as published in Dime's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999, and September 30, 1999, and Dime's Annual Report on Form 10-K for the year ended December 31, 1999 which Dime filed on March 30, 2000, and an assumed 37% tax rate for Dime. We also reviewed other publicly-available information published by Dime, including its earnings release with respect to its operating results for the fourth quarter of 1999 and the full year 1999.

     Dime also has asserted in its court papers that our cost savings estimates are "completely out of line with recent comparable bank acquisitions, unprecedented and probably unachievable." Dime has attempted to support its assertions by pointing out that our estimated cost savings represent "86% of North Fork's current [1999] core expense base" and by making unsupported allegations that our cost savings estimates are "dramatically higher than the most aggressive projections for recently announced comparable in-market bank or thrift combinations."

     We believe that Dime's assertions are a distortion of the facts. Dime's presentation of our cost savings estimate (which is based on our estimate of Dime's 2001 operating expenses for its banking business) as a percentage of our own 1999 expense base is an irrelevant comparison because we are not the company being acquired, Dime is -- and our intention is to impose our cost structure on Dime's operations. In this regard, we believe it is important to understand that our historical overhead ratio is among the lowest for any banking institution in the country. In other words, we have one of the lowest-cost, most efficient overhead structures of any bank in the United States. In fact, of the 100 largest commercial banks and bank holding companies in the United States based on market capitalization, we had the lowest overhead ratio in 1999 (Source: SNL Securities). Accordingly, any amount of estimated cost savings will appear larger when compared to our already-lean cost base. By comparison, Dime's overhead ratio is almost twice as high as ours and far higher than the overhead structure of its own peer group (see the second preceding table above on page 31 and note 3 thereto).


     More importantly, we believe our targeted cost savings are, in fact, consistent with the level of estimated cost savings in our previous acquisitions, and are neither "unprecedented" nor "dramatically higher than the most aggressive projections" for recently announced comparable transactions, as evidenced by the two tables below, which reflect the estimated cost savings at the time of announcement for our four most recent public in-market thrift acquisitions and for seven comparable in-market thrift acquisitions announced in 1998 and 1999 with a transaction value of $500 million or greater. In fact, two of those comparable transactions, Roslyn Bancorp/TR Financial Corp. and Astoria Financial/Long Island Bancorp, involved in-market combinations of two New York metropolitan-area thrifts where the cost savings estimates amounted to 52% and 50%, respectively, of the acquired company's total operating expense base. When reviewing the table of comparable in-market thrift acquisitions, we believe it is important to note the efficiency ratio of the acquiror compared to the efficiency ratio of the acquired company. Compared to all the companies in that table, we have the lowest efficiency ratio and Dime has the second highest.

           NORTH FORK IN-MARKET ACQUISITIONS--COST SAVINGS ESTIMATES






 DATE ANNOUNCED          TARGET COMPANY         PURCHASE PRICE (1)     % COST SAVINGS (2)
----------------   -------------------------   --------------------   -------------------
     8/31/99       Reliance Bancorp, Inc.             $354.4                 52.0%
     8/16/99       JSB Financial, Inc.                 592.6                 66.0
     10/7/97       New York Bancorp Inc.               831.6                 50.0
     7/15/96       North Side Savings Bank             210.0             30.0 to 45.0



----------
(1)   In millions. Source: SNL Securities.

(2) Announced cost savings (pre-tax) as a percentage of target company's noninterest expense (excluding amortization of goodwill).



       COMPARABLE IN-MARKET THRIFT ACQUISITIONS--COST SAVINGS ESTIMATES



                                                                                              EFFICIENCY RATIOS (3)
    DATE                                                         PURCHASE       % COST      --------------------------
 ANNOUNCED           ACQUIROR                  TARGET           PRICE (1)     SAVINGS (2)
-----------   ----------------------   ---------------------   -----------   ------------    ACQUIROR        TARGET
  8/16/99     North Fork               JSB Financial, Inc.      $  592.6         66.0%      34.4%             47.3%
  5/26/98     Roslyn Bancorp           TR Financial Corp.        1,114.1         52.0       40.6              45.6
   4/3/98     Astoria Financial        Long Island Bancorp       1,765.7         50.0       50.3              58.9
  3/17/98     Washington Mutual        H.F. Ahmanson & Co.       9,907.0         40.0       53.3              54.0
   2/5/98     Golden State Bancorp     First Nationwide          1,806.0         46.0       55.9              75.7(4)
  1/14/98     Fifth Third Bancorp      CitFed Bancorp Inc.         725.4         40.0       43.3              59.4
   1/5/98     Fifth Third Bancorp      State Savings Co.           903.3         35.0       43.3              47.5
              AVERAGE                                                            47.0
              AVERAGE (EXCLUDING NORTH FORK/JSB)                                 43.8
   3/5/00     NORTH FORK               DIME BANCORP             $1,993.0         50.0(5)    33.2              62.2(6)



----------
(1)   In millions. Source: SNL Securities.

(2) Announced cost savings (pre-tax) as a percentage of target company's noninterest expense (excluding amortization of intangibles).

(3) Efficiency ratio for last four fiscal quarters prior to announcement. Efficiency ratio is the quotient obtained by dividing noninterest expense (excluding amortization of goodwill) by net interest income plus noninterest income (exclusive of nonrecurring items). Source: SNL Securities and SEC reports.

(4)   Efficiency ratio for year ended 12/31/96.

(5) Estimated cost savings represent 50% of our estimate of Dime's 2001 operating expenses for its banking business (exclusive of Dime's mortgage banking subsidiary) and 25% of our estimate of Dime's total 2001 operating expenses.

(6) In its Annual Report on Form 10-K for the year ended December 31, 1999, Dime reports an efficiency ratio for 1999 of 51.4%. We believe this figure excludes expenses associated with amortization of mortgage servicing rights in 1999. Dime has also stated in connection with recent litigation proceedings that its efficiency ratio for 1999 excluding its mortgage subsidiary was 41%.

     We believe that we have the requisite experience to realize the estimated cost savings and have achieved comparable cost savings in prior acquisitions, although no assurance can be given that the estimated cost savings will be achieved or will occur in the time period anticipated. In addition, cost savings may not be limited to Dime's core banking business but may include cost savings associated with Dime's mortgage banking subsidiary as we continue to evaluate this business segment. There can be no assurance that cost savings realized will not be offset by increases in other expenses, other charges to earnings or losses of revenue. See "Risk Factors" and "Forward-Looking Statements."



     As indicated in the third preceding table above on page 33, we have not assumed any net revenue enhancements in formulating our estimate of 2001 earnings per share. In addition, we have not assumed any net run-off in revenue attributable to our acquisition of Dime. This latter assumption is based on our prior acquisition experience, where we were able to grow net interest income and non-interest income while achieving targeted cost savings. In addition, we have not made any decisions with respect to branch closings because we do not have access to internal information of Dime from which we would expect to make such decisions. Accordingly, our pro forma 2001 earnings per share estimate does not assume the closure of any Dime (or North Fork) branches, although we would anticipate that certain branches will be closed. Based on our experience in prior acquisitions, we believe that any revenue reduction resulting from any branch closings would be offset by additional cost savings associated with such branch closings.


     If we were permitted access to non-public information regarding Dime's business plans and operations, our assumptions of no net revenue enhancements and no net revenue run-off might differ. We intend generally to implement our cost savings measures and to integrate the operations of the two companies in a manner that is designed to minimize the loss of revenues, although there can be no assurance that some revenue will not be lost. Factors that could cause a loss of revenues include unanticipated loss of customers due to a lack of customer acceptance of our deposit, lending and investment products and services. See "Risk Factors."


     We note that we have not previously acquired an organization comparable in size to Dime or where there is the potential for management to be uncooperative in the integration process. Although we believe that the integration of Dime's operations into ours will not present any significant difficulty, the integration of Dime into North Fork could result in difficulties that could adversely affect the results of operations of the combined company. See "Risk Factors" and "Forward-Looking Statements."

                            BACKGROUND OF THE OFFER

BACKGROUND


     From time to time, we are involved in due diligence investigations, discussions and negotiations concerning possible business combination transactions with other financial institutions. We generally seek to acquire financial institutions that would:


    o   complement our overall strategic focus,

    o provide opportunities for growth in markets where the target financial institution conducts business, and

    o   improve our retail banking franchise.

     On September 15, 1999, Dime and Hudson announced that they had entered into the Dime-Hudson merger agreement and the Hudson option agreement. Among other things, the merger agreement contained several provisions designed to inhibit any competing offers for Dime, from North Fork or anyone else, including:

    o Dime's agreement not to enter into any discussions with or furnish any confidential information to any person making an offer to merge with or acquire Dime,

    o Dime's agreement to recommend the proposed Dime-Hudson merger to Dime stockholders under any and all circumstances, even if a third party makes a superior proposal to merge with or acquire Dime, and

    o Dime's agreement that it may not unilaterally terminate the merger agreement prior to June 30, 2000, even if Dime stockholders failed to approve the proposed Dime-Hudson merger.

     On or about February 9, 2000, Dime and Hudson mailed the Joint Proxy Statement/Prospectus relating to their proposed merger to their respective stockholders. Following the dissemination of the Joint Proxy Statement/Prospectus, representatives of our management and our outside financial advisors and legal counsel held several meetings to review and discuss our strategic options in light of the proposed Dime-Hudson merger and the upcoming special meeting of Dime stockholders, including the possibility of proceeding with an exchange offer for Dime shares and soliciting proxies from Dime stockholders to vote against the proposed Dime-Hudson merger.

     On February 19, 2000, "standstill provisions" contained in a confidentiality agreement between North Fork and Dime that was entered into in the summer of 1998 in connection with preliminary discussions between North Fork and Dime concerning a possible business combination transaction expired. These standstill provisions generally prohibited us from submitting an acquisition proposal for Dime or making an offer for shares of Dime common stock.

     The preliminary discussions between North Fork and Dime were initiated by a representative of Merrill Lynch, Pierce, Fenner & Smith Incorporated, who contacted John A. Kanas, our Chairman, President and Chief Executive Officer, in June of 1998 to inform Mr. Kanas that such representative had spoken to Lawrence J. Toal, the Chairman, President and Chief Executive Officer of Dime, and to suggest that Mr. Kanas meet with Mr. Toal to discuss the possibility of a business combination transaction. Merrill Lynch was not engaged by us as a financial advisor in connection with such discussions, and we do not know whether Merrill Lynch was engaged by Dime at any time during the period within which the discussions took place. The discussions between North Fork and Dime were preliminary and exploratory in nature and were held with a view towards determining whether the parties could develop a mutually satisfactory conceptual framework from which to proceed to further discussions concerning a potential business combination transaction. After several meetings between June and August of 1998 between representatives of North Fork and Dime, further discussions were not pursued.

     On February 22, 2000, we initiated discussions with FleetBoston concerning certain matters relative to our interest in making an offer to acquire Dime. We initiated these discussions with FleetBoston because:

    o in light of our need for additional funding for the cash portion of the consideration to be paid in our offer, we sought to ascertain FleetBoston's interest in potentially making an equity investment in North Fork in connection with our offer;

    o we sought FleetBoston's general views with respect to the mortgage banking business, Dime's mortgage banking subsidiary, North American Mortgage Company, and the management personnel of that subsidiary; and

    o in light of the significant commitment of time, effort and expense that would be involved in making an offer to acquire all of the outstanding common stock of Dime and in soliciting Dime's stockholders to vote against the proposed Dime-Hudson merger, we wanted to assess FleetBoston's interest in making an offer to acquire Dime before making a definitive decision to proceed with our offer.

     Prior to announcing our intention to make an offer to acquire Dime, representatives of our executive management and representatives of FleetBoston's executive management had several meetings and conversations to discuss matters relative to our offer and the proposed arrangements between us and FleetBoston, and representatives of our executive management and our legal advisors had several meetings with representatives of FleetBoston's executive management and its legal advisors to discuss and negotiate the terms of the stock purchase agreement.

     In the course of the discussions between members of our management team and FleetBoston's management team, we asked representatives of FleetBoston whether FleetBoston would have any interest in potentially acquiring Dime's mortgage banking subsidiary following our acquisition of Dime. FleetBoston's management indicated that they were not interested in acquiring North American Mortgage Company. FleetBoston identified certain potential transactions involving North American Mortgage Company that we might consider engaging in, either with FleetBoston or another party, in connection with our proposed acquisition of Dime. The potential transactions identified by FleetBoston consisted of a subservicing arrangement, a sale of servicing rights, a joint venture, hedging transactions and a sale of certain assets relating to North American Mortgage's origination capacity. The discussion with respect to these potential transactions was limited to FleetBoston's identification of these transactions to us. Neither we nor FleetBoston discussed the potential terms of, or made any commitment of any type with respect to, any such transaction.

     On March 5, 2000, our board of directors met to review the proposed terms of the offer, the proxy solicitation and the proposed arrangements with FleetBoston. Because our board of directors believes that a combination of North Fork and Dime would offer compelling benefits to both companies and their stockholders, it unanimously determined that we should solicit proxies against the proposed Dime-Hudson merger, proceed with the offer, and initiate litigation in Delaware as described below under "The Offer--Litigation--Delaware Litigation." The North Fork board also approved the agreement with FleetBoston regarding its proposed equity investment in North Fork.

     On March 5, 2000, we signed a definitive agreement with FleetBoston providing for an equity investment in North Fork in connection with the offer and the other arrangements described below under "The Offer--Source and Amount of Funds." Other than the matters contemplated by the stock purchase agreement, there are no agreements, arrangements or understandings, formal or informal, between us and FleetBoston concerning any transaction involving any business or assets of Dime or North Fork (including any transaction involving North American Mortgage), except for immaterial commercial banking transactions entered into in the ordinary and usual course of business and on arm's length terms.

     On March 5, 2000, we announced our intention to commence the offer, to be followed by the merger, and that we would be soliciting proxies against the proposed Dime-Hudson merger. On March 6, 2000, we commenced the Delaware litigation (see "The Offer--Litigation--Delaware Litigation") and filed preliminary proxy materials with the SEC with respect to our proposed solicitation of proxies against the proposed Dime-Hudson merger.

     On March 7, 2000, Dime announced that its board of directors had unanimously rejected our offer and that it recommended that Dime stockholders not tender their shares to us. On March 8, 2000, Dime filed with the SEC a supplement to the Joint Proxy Statement/Prospectus which stated, among other things, that Dime's board of directors:

    o had concluded that the offer is inadequate and not in the best interests of Dime and its stockholders,

    o   remained committed to the proposed Dime-Hudson merger, and

    o recommended that Dime stockholders not tender their shares of Dime common stock in the offer.

     On March 9, 2000, we brought a motion in the Court of Chancery in Delaware seeking a temporary restraining order to enjoin the Dime stockholder vote at the Dime special meeting of stockholders initially scheduled for March 15, 2000, alleging, among other things, that Dime's proxy statement supplement contained false and misleading information. Later in the day on March 9, 2000, Dime announced that it was postponing its special meeting of stockholders to March 24, 2000. In light of this postponement, on March 10, 2000, we withdrew our motion for a temporary restraining order. See "The Offer--Litigation-- Delaware Litigation."

     On March 10, 2000, Dime filed a complaint against North Fork and FleetBoston in the Supreme Court of the State of New York, County of New York, alleging violations of the New York State antitrust laws. See "The Offer--Litigation--Dime Antitrust Litigation."

     On or about March 13, 2000, we mailed definitive proxy materials to Dime stockholders. These materials solicited proxies against the proposed Dime-Hudson merger. On March 14, 2000, we filed with the SEC the registration statement on Form S-4 containing a preliminary prospectus and the related letter of transmittal with respect to the offer, and on March 15, 2000, we commenced the offer by mailing the preliminary prospectus, the letter of transmittal and related exchange offer materials to Dime stockholders. Also on March 15, we filed our application with the Federal Reserve Board seeking approval of the offer and the proposed North Fork-Dime merger.

     On March 21, 2000, Dime filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 containing the recommendation of its board of directors with respect to the offer. In the Schedule 14D-9, Dime's board of directors unanimously recommended that Dime stockholders reject our offer by not tendering their shares. Also on March 21, 2000, Dime announced that it was again postponing the special meeting of its stockholders, this time to May 17, 2000, and that it had set March 30, 2000 as the new record date for Dime stockholders of record entitled to vote at the special meeting.

     On March 21, 2000, Dime filed a complaint against us and our individual directors in the United States District Court for the Eastern District of New York alleging claims under the federal securities laws. See "The
Offer--Litigation--Dime Federal Securities Litigation."

     On March 22, 2000, we received a letter from the Federal Reserve Bank of New York advising us that our application is expected to be acted upon by the Federal Reserve Board by May 14, 2000.

     On March 23, 2000, we announced that we had extended the expiration date of our offer to 12:00 midnight, New York City time, on Wednesday, May 31, 2000. We determined to extend the expiration date of the offer in light of the postponement of Dime's special meeting of stockholders to May 17, 2000, and the expectation that we may receive Federal Reserve Board approval for the offer and the merger as early as the latter part of May 2000. The failure of Dime stockholders to approve the proposed Dime-Hudson merger and the receipt of Federal Reserve Board approval were two of the original conditions to our offer.

     On March 27, 2000, we issued a press release announcing that we may be prepared to increase and/or change the mix of stock and cash in our offer, that we would welcome an opportunity to meet with Dime management and members of Dime's board of directors in order to provide them with an opportunity to convince us that Dime's earnings potential is greater than estimated by us, and that this process would serve as a basis for our consideration of both increasing and possibly changing the mix of stock and cash in our offer. We also stated that we would enter into such discussions with Dime only with the consent of Hudson, as the merger agreement between Dime and Hudson prohibited Dime from entering into discussions with third parties, including North Fork, concerning acquisition transactions, and that our Chief Executive Officer, John
A. Kanas, intended to contact Kenneth T. Neilson, Chief Executive Officer of Hudson, promptly to seek to obtain Hudson's consent to allow us to enter into discussions with Dime.

     On March 28, 2000, we filed with the SEC Amendment No. 1 to the registration statement on Form S-4 containing an updated preliminary exchange offer prospectus. Also on March 28, 2000, we filed with the SEC and mailed to Dime stockholders definitive additional proxy materials together with a letter and a copy of the updated preliminary exchange offer prospectus.

     On March 29, 2000, we requested Hudson's consent to allow us to engage in discussions with Dime concerning matters relating to the offer. We requested the consent in light of the "no-talk" provision in the Dime-Hudson merger agreement prohibiting Dime from discussing our exchange offer with us.

     Also on March 29, 2000, Dime filed a lawsuit in the Supreme Court of New York, County of New York against Salomon Smith Barney, Inc., whom we had engaged as a financial advisor and co-dealer-manager in connection with the offer. Dime's lawsuit seeks, among other things, to enjoin Salomon Smith Barney from providing advisory services to us in connection with the offer and our related proxy solicitation. Salomon Smith Barney has publicly stated that it believes Dime's allegations are without merit. On April 5, 2000, Salomon Smith Barney filed a response to Dime's motion for preliminary injunction. Later on April 5, 2000, the Supreme Court of New York, County of New York, issued a temporary restraining order and a preliminary injunction prohibiting Salomon Smith Barney from advising us until May 12, 2000 in connection with the offer and our related proxy solicitation. On April 6, 2000, Salomon Smith Barney filed a notice of appeal and a motion to stay execution and enforcement of the Supreme Court's order.

     On March 30, 2000, we filed a motion to dismiss the federal securities law complaint filed by Dime on March 21, 2000 in the United States District Court for the Eastern District of New York. On April 13, 2000, Dime amended its complaint to eliminate all but two of its claims. See "The Offer--Litigation-- Dime Federal Securities Litigation." A hearing on our motion to dismiss was held on April 14, 2000, and on April 20, 2000, the court issued an order denying our motion to dismiss and directing the parties to submit a proposed schedule for expedited discovery in preparation for a hearing on Dime's request for a preliminary injunction.

     On March 31, 2000, North Fork and FleetBoston filed a motion to dismiss the antitrust complaint filed by Dime on March 10, 2000 in the Supreme Court of New York, County of New York. See "The Offer--Litigation--Dime Antitrust Litigation."

     On April 11, 2000, we received a letter from Kenneth T. Neilson, Chairman, President and Chief Executive Officer of Hudson, stating that Hudson has "been unable to reach an agreement with Dime on the terms of the waiver." We construed Hudson's letter as stating that Hudson needed Dime's approval before Hudson could release Dime from the "no-talk" provision in the Dime-Hudson merger agreement, and we issued a press release to that effect. Later on April 11, 2000, Dime issued a press release stating that it had previously advised Hudson in writing that Dime did not object to Hudson granting an unconditional waiver of the provision in the Dime-Hudson merger agreement that restricts Dime's ability to talk to other parties, including North Fork.

     On April 12, 2000, Hudson issued a press release stating that, if Dime agrees, it would waive the "no-talk" provision of its merger agreement with Dime to allow Dime to talk to any third party bidder that provides an affirmation, in a form acceptable to Hudson, of Hudson's rights under its stock option agreement with Dime. Later on April 12, 2000, we advised Hudson in writing that we affirmed Hudson's rights under its stock option agreement with Dime and that we would not seek to invalidate or otherwise challenge the enforceability of the stock option agreement.

     On April 24, 2000, we filed an answer to Dime's amended complaint in its federal securities law litigation against us and our directors and various counterclaims against Dime and its Chairman and Chief Executive Officer, Lawrence Toal. Our counterclaims allege that Dime and Mr. Toal have made numerous materially false and misleading statements, both in Dime's proxy materials and in its press releases and its other SEC filings, since the announcement of our offer on March 5, 2000. See "The Offer--Litigation -- Dime Federal Securities Litigation."

     On April 28, 2000, Dime announced that Dime and Hudson mutually agreed to terminate their merger agreement and the related stock option agreements. As a result of this announcement, the previous conditions to our offer relating to the Dime stockholder vote on the Dime-Hudson merger agreement and the termination of that agreement were satisfied. Dime also announced that, in light of the termination of its merger agreement with Hudson, Dime's board of directors would begin a "comprehensive exploration of all strategic options."

      In connection with the termination of the Dime-Hudson merger agreement and the related stock option agreements, Dime and Hudson entered into a new Termination, Option Cancellation and Settlement Agreement under which Dime would be required to pay Hudson between $50 million and $92 million under circumstances similar to those under which Hudson would have been entitled to exercise the Hudson option. Although we believe the cash payment payable to Hudson under this new termination agreement has substantially the same economic effect as the option originally granted by Dime to Hudson, we have waived the condition of our offer which would have required that the original option be surrendered by Hudson to Dime for an amount not to exceed $50 million. See "--Hudson-Dime Subsequent Transaction Fees" below.

      On May 2, 2000, we sent a letter to Dime indicating that we had directed our financial advisors to contact Dime's to arrange a meeting to discuss our offer. However, Dime wrote us back on the same day stating that it would be "premature" to consider meeting with us until after completion of its "comprehensive exploration of all strategic options," and that Dime would "get back to" us when this review is complete.

      On May 2, 2000, the Appellate Division denied Salomon Smith Barney's motion for an order staying execution and enforcement of the Supreme Court of New York's temporary restraining order against Salomon Smith Barney. Also, on May 2, 2000, Dime moved in the Supreme Court of New York, New York County, to extend the injunction against Salomon Smith Barney for an additional six weeks beyond May 12, 2000.

HUDSON-DIME SUBSEQUENT TRANSACTION FEES

      In connection with the execution of the Dime-Hudson merger agreement, Dime and Hudson entered into a stock option agreement pursuant to which Dime granted Hudson an option to purchase 22,271,682 shares of Dime common stock (or approximately 19.9% of the issued and outstanding shares of Dime common stock at the time of grant of the Hudson Option) at an exercise price of $17.75 per share, subject to certain adjustments.

     On April 28, 2000, Dime announced that Dime and Hudson had mutually agreed to terminate their merger agreement and the related stock option agreements. In connection with the termination of these agreements, Dime and Hudson entered into a new Termination, Option Cancellation and Settlement Agreement under which Dime would be required to pay Hudson between $50 million and $92 million under circumstances similar to those under which Hudson would have been entitled to exercise the Hudson option.

     Under the terms of the new termination agreement, Hudson will be entitled to receive a "subsequent transaction fee" of not less than $50 million nor more than $92 million following the occurrence of any "subsequent transaction." "Subsequent transaction" is defined generally to include (i) Dime entering into an agreement providing for or otherwise recommending or proposing an "acquisition transaction" (generally, a merger or consolidation of, a sale of significant amount of assets or deposits of, or the acquisition by a third party of 25% or more of the voting power of, Dime or its savings bank subsidiary), and (ii) the acquisition by any person of 25% or more of the outstanding common stock of Dime.

     Hudson will be entitled to receive a subsequent transaction fee following the occurrence of any subsequent transaction, even if a subsequent transaction fee has previously been paid in connection with the previous occurrence of a different subsequent transaction. However, all amounts previously paid in respect of a subsequent transaction fee will be credited against amounts payable thereafter in respect of a separate subsequent transaction fee.

     The actual amount of any subsequent transaction fee will be calculated in a manner similar to the calculation of the "repurchase price" under the original stock option agreement--that is, the amount of the fee will approximate the "spread" between the "market/offer" price and the $17.75 exercise price of the original option multiplied by the number of shares underlying the original option. Accordingly, the amount of any subsequent transaction fee will only exceed $50 million if the market/offer price exceeds approximately $20.00. The market/offer price generally is based upon closing prices for Dime common stock, the value of the per share consideration to be paid under any offer for Dime common stock (such as our offer) and the value of the per share consideration to be paid by any third party under an agreement with Dime.

     Under the new termination agreement, each of the execution by Dime and North Fork of a merger agreement and the completion of our offer would constitute a subsequent transaction. Based on current trading prices for Dime's common stock and North Fork's common stock, the amount of any subsequent transaction fee payable to Hudson under the new termination agreement would be $50 million.



     The foregoing description of the Dime-Hudson termination agreement is qualified in its entirety by reference to the full text of the termination agreement, a copy of which has been included as exhibit 10.1 to Dime's Current Report on Form 8-K, filed with the SEC on May 1, 2000.

                                   THE OFFER


     We are offering to exchange 0.9302 shares of North Fork common stock and $2.00 net in cash for each outstanding share of Dime common stock validly tendered and not properly withdrawn, subject to the terms and conditions described in this prospectus and the related letter of transmittal. Based on the closing price of North Fork common stock on May 3, 2000 of $15.81, the offer has a value of $16.71 per Dime share. The term "expiration date" means 12:00 midnight, New York City time, on May 31, 2000, unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires.


     If you tender your shares, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of Dime common stock pursuant to our offer will be paid by us or on our behalf.


     We are making this offer in order to acquire control of, and ultimately the entire common equity interest in, Dime. The offer is the first step in our acquisition of Dime and is intended to facilitate the acquisition of all Dime shares. We intend, as soon as possible after completion of the offer, to seek to have Dime merge with North Fork or a wholly owned subsidiary of North Fork. The purpose of the North Fork-Dime merger is to acquire all Dime shares not tendered and exchanged in the offer. In the North Fork-Dime merger, each outstanding share of Dime common stock would be converted into the same number of North Fork shares and same amount of cash per Dime share as is paid in the offer, subject to appraisal rights available under Delaware law, except that Dime common stock held by Dime, us or any of our subsidiaries (other than in a fiduciary capacity or in respect of debt previously contracted) would be retired.

     If we obtain all of the shares of Dime pursuant to our offer to you, former stockholders in Dime would own approximately 35% of the shares of common stock of North Fork, assuming conversion of all the preferred stock and exercise of all the stock purchase rights to be issued to FleetBoston in connection with our completion of the offer. See "The Offer--Source and Amount of Funds." On a pro forma basis as of December 31, 1999, giving effect to the JSB merger, the Reliance merger, the offer and the proposed North-Fork-Dime merger, Dime would contribute approximately 65% of the assets of the combined company.

     Our obligation to exchange shares of North Fork common stock and cash for Dime shares pursuant to the offer is subject to several conditions referred to below under "Conditions of Our Offer," including the minimum tender condition, the rights plan condition, the North Fork stockholder approval condition, the regulatory approvals condition and the other conditions that are discussed below.


     Our offer to acquire Dime common stock is also an offer to acquire Dime preferred share purchase rights ("Dime rights"), and, when we refer to the shares of Dime common stock, we are also referring to the associated rights, unless we indicate otherwise. In addition, all references to the Dime rights include the benefits to holders of those rights pursuant to the Dime stockholder protection rights agreement (the "Dime rights agreement"), including the right to receive any payment due upon redemption of Dime rights.

     You must tender one Dime right for each Dime share tendered in order to effect a valid tender of Dime shares, unless the Dime rights have been redeemed. The Dime rights are currently represented by the certificates for the Dime shares and your tender of Dime shares prior to the Dime distribution date will also constitute a tender of the associated Dime rights. We will not make a separate payment to you for the Dime rights.


     Upon the Dime distribution date, which is the earlier to occur of:

    o the close of business 10 days following a public announcement that a person or group of associated or affiliated persons other than Dime (a "Dime acquiring person") has acquired beneficial ownership of 20% or more of the outstanding Dime shares, or

    o the close of business 10 business days (or an earlier or later date determined by the Dime board of directors, prior to the time that any person becomes a Dime acquiring person) following the commencement of a tender offer or exchange offer upon consummation of which such person or group would be the beneficial owner of 20% or more of such outstanding Dime shares, separate certificates representing the Dime rights will be mailed to holders of record of Dime shares as soon as practicable after the Dime distribution date, and those separate Dime rights certificates alone will evidence the Dime rights. According to Dime's solicitation/recommendation statement on Schedule 14D-9 filed with the SEC on March 21, 2000, the Dime board has acted to delay the occurrence of a distribution date pursuant to the Dime rights agreement as a result of the commencement of our offer. Dime has not announced when the distribution date will occur.

     If the Dime distribution date occurs and Dime or the related rights agent distributes separate certificates representing the Dime rights to you prior to the time that you tender your Dime shares pursuant to our offer, certificates representing a number of Dime rights equal to the number of Dime shares tendered must be delivered to the exchange agent, or, if available, the exchange agent must receive a book-entry confirmation with respect thereto, in order for those Dime shares to be validly tendered. If the Dime distribution date occurs and separate certificates representing the Dime rights are not distributed prior to the time Dime shares are tendered pursuant to our offer, Dime rights may be tendered prior to the time that you receive the certificates for Dime rights by use of the guaranteed delivery procedure described under "--Guaranteed Delivery" below.


     We have asked Dime for its stockholder list and security position listings to communicate with you and to distribute our offer to you. As permitted under applicable law, Dime notified us that, in lieu of providing such information to us, it has elected to deliver this prospectus, the related letter of transmittal and other relevant materials to you and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Dime's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, so that they can in turn send these materials to beneficial owners of Dime shares.

TIMING OF OUR OFFER

     Our offer is scheduled to expire at 12:00 midnight, New York City time on May 31, 2000. For more information, you should read the discussion under the caption "Extension, Termination and Amendment."

LITIGATION


     Delaware Litigation. On March 6, 2000, we filed a complaint against Dime, certain members of the board of directors of Dime, and Hudson in the Court of Chancery of the State of Delaware, alleging, among other things, breaches of fiduciary duties by the Dime board in connection with the Dime-Hudson merger agreement. We also allege in the complaint that Hudson has aided and abetted the Dime board's breaches of its fiduciary duties. We believe that the board of directors of Dime has violated its fiduciary duties to Dime stockholders by agreeing to provisions in the Dime-Hudson merger agreement which are designed to inhibit any competing offers for Dime from us or anyone else, including:

    o its agreement not to enter into any discussions with or furnish any confidential information to any person making an offer to merge with or acquire Dime,

    o its agreement to recommend the proposed Dime-Hudson merger to Dime stockholders under any and all circumstances, even if a third party makes a superior proposal to merge with or acquire Dime, and

    o its agreement that Dime may not terminate the merger agreement prior to June 30, 2000, even if Dime stockholders fail to approve the proposed Dime-Hudson merger.


Our complaint seeks, among other things, an order invalidating these provisions of the Dime-Hudson merger agreement.

     On March 9, 2000, we amended our complaint to include allegations that the Dime board had violated its fiduciary duties by, among other things, forcing a premature stockholder vote under circumstances where Dime stockholders have been coerced, misled and insufficiently informed. We also alleged in the amended complaint that Dime's March 7, 2000 proxy statement supplement contains materially false and misleading information.

     Also on March 9, 2000, we brought a motion in the Court of Chancery for a temporary restraining order to enjoin the Dime stockholder vote at the special meeting initially scheduled for March 15, 2000 until after such time as complete and curative disclosures are mailed to Dime's stockholders with a reasonable period for their review, or the court orders otherwise. A hearing was scheduled for Friday, March 10, 2000.

     Later on March 9, 2000, Dime announced that it was postponing its special meeting of stockholders to be held to consider the Dime-Hudson merger until March 24, 2000. In light of the postponement of Dime's special meeting, we subsequently withdrew our motion for a temporary restraining order, and the March 10, 2000 hearing was cancelled. We did not abandon any of our claims contained in the amended complaint and reserved our right to renew our motion, if appropriate, following review of Dime's supplemental proxy materials and other disclosures in the form actually distributed to Dime stockholders.

     On March 17, 2000, we moved for an expedited hearing and partial summary judgment with respect to our claims in the Delaware litigation. A hearing on that motion was held on April 17, 2000.

     On May 2, 2000, in light of the announcement of the termination of the Dime-Hudson merger agreement, we withdrew our summary judgment motion without prejudice.

     Dime Antitrust Litigation. On March 10, 2000, Dime filed a complaint in the Supreme Court of the State of New York, County of New York, against North Fork and FleetBoston, alleging violations of the New York State antitrust laws, including allegations that:

    o North Fork and FleetBoston conspired to purchase Dime in order to eliminate a combined Dime/Hudson entity from competition in several purported banking markets,

    o the proposed acquisition of Dime by North Fork and FleetBoston will substantially lessen competition and create a monopoly in at least two purported banking markets, and

    o FleetBoston has monopoly power in banking markets throughout New England and is using its monopoly profits in order to acquire Dime and eliminate a strong new competitor in several purported banking markets throughout New York, Connecticut and New Jersey.

Dime's complaint seeks declaratory and injunctive relief, including an order enjoining North Fork and FleetBoston from making any coordinated effort to acquire Dime and an order enjoining FleetBoston's pending branch sale transaction with Sovereign Bancorp, Inc., and such other relief as may be granted.

     We believe that the allegations against us in Dime's complaint are without merit and we intend to contest Dime's allegations vigorously. Among other things, we believe that:

    o the alleged market area in New York in which Dime alleges that competition will be diminished is inconsistent with applicable precedent, including recent orders of the Federal Reserve Board and thus does not present the appropriate area in which to assess competitive effects,

    o the banking competition in the Metropolitan New York-New Jersey banking market, as defined by the Federal Reserve Bank of New York, is vigorous and will not be impacted adversely by our acquisition of Dime, and

    o the New York State antitrust law on which all of Dime's allegations are based is pre-empted by the comprehensive federal regulatory scheme set out under the Bank Holding Company Act, which places exclusive jurisdiction to review and approve bank holding company mergers and acquisitions with the Federal Reserve Board and the U.S. Department of Justice.


We understand that FleetBoston also believes that the allegations against it in Dime's complaint are without merit and that FleetBoston intends to contest Dime's allegations vigorously.

     On March 13, 2000, we filed a motion in the Court of Chancery to enjoin Dime from taking any further steps to prosecute the New York action on the grounds that the New York action arises out of the same nucleus of operative facts as those involved in the Delaware litigation and would necessarily involve adjudication of matters relating to the Delaware litigation.


     On March 17, 2000, Dime filed a response with the Delaware court opposing our motion to stay Dime's antitrust action in New York. On March 20, 2000, the Delaware court denied our motion.

     On March 31, 2000, North Fork and FleetBoston filed a motion to dismiss Dime's antitrust complaint, based on several grounds. Specifically, North Fork and FleetBoston believe that:

    o Dime has chosen the wrong forum for challenging the offer, FleetBoston's investment in North Fork in connection with the offer and FleetBoston's divestiture of branches to Sovereign, because each of those transactions is subject to approval by federal banking regulatory agencies, which have exclusive original jurisdiction for reviewing the antitrust implications of those transactions.

    o Dime is seeking to apply the wrong substantive law in its complaint, because both federal banking law (under the Bank Holding Company Act) and federal securities law (under the Williams Act) comprehensively govern the challenged transactions and thereby preempt application of New York's Donnelly Act with regard to those transactions.

    o Dime, as the subject company in an exchange offer, lacks standing to challenge the offer on antitrust grounds.

    o Dime's challenge to FleetBoston's divestiture of branches to Sovereign is beyond the scope of New York's Donnelly Act because all of the assets associated with that transaction are located outside of New York State.

     Dime Federal Securities Litigation. On March 21, 2000, Dime filed a complaint in the United States District Court for the Eastern District of New York against us and the individual members of our board of directors alleging claims under the federal securities laws based on what Dime has claimed are material misstatements and omissions in the proxy solicitation and exchange offer materials filed by us with the SEC. Dime's claim seeks injunctive and other relief. We believe that the claims alleged by Dime in its complaint are without merit and intend to contest the action vigorously.

     Dime's original complaint alleged that our March 11, 2000 proxy statement and March 14, 2000 exchange offer prospectus contain misleading statements of material facts and omit to state material facts necessary to make the statements therein not false or misleading, including in the following respects:

   (i) our statement that the offer represents a "significant premium" to Dime's stockholders is materially misleading because (a) we have not disclosed that the timing of our offer is "opportunistic" in that it "exploits Dime's current, undervalued" stock price, (b) the offer (if successful) would foreclose the possibility of selling a combined Dime/Hudson entity at a higher change-of-control premium, (c) the offer is "priced far below the price of recent comparable bank acquisitions," and (d) the offer was designed in a way that eliminated FleetBoston as a potential higher bidder for Dime or a combined Dime/Hudson;

   (ii) we should disclose that our premium offer "has more to do with timing than intrinsic value" and would have represented a discount to Dime's stock price six months ago and an average premium over Dime's stock price during 1999 of approximately 5%;

   (iii) we omitted disclosures to the effect that, based on a "contribution analysis," the premium represented by the offer is "distinctly negative," noting that Dime stockholders would own approximately 34.5% of a combined North Fork/Dime and that Dime would be contributing 60% of the assets, 49% of the tangible common equity and over 45% of projected net income of the combined North Fork/Dime;

   (iv) we have omitted disclosure of (a) the earnings-per-share dilution that Dime stockholders will experience in 2000 and 2001 based on our assumptions, which Dime calculates as being greater than 14% in each of 2001 and 2002, and (b) the alleged detrimental effect that our proposed sale to FleetBoston of 17 Dime branches, for consideration that Dime characterizes as "less than adequate," would have on Dime stockholders from the standpoint of earnings-per-share dilution;

   (v) we have not disclosed the assumptions underlying our 2001 earnings-per-share estimate for our common stock, and allegedly have attempted to "obscure the magnitude" of our estimated cost savings by presenting this estimate on an after-tax rather than a pre-tax basis;

   (vi) we omitted to disclose that our estimated cost savings represent 86% of our current core expense base and 64% of Dime's core expense base (excluding the expense base of Dime's subsidiary, North American Mortgage Company);

   (vii) we omitted disclosure concerning the basis for our estimate of cost savings or how our estimated costs savings are realistic or achievable, and the identification of the areas in which we anticipate achieving the estimated cost savings;

   (viii) we omitted to disclose the level of revenue run-off that we estimate will result from the cost savings initiatives or from the proposed branch sale to FleetBoston, or if no revenue run-off is estimated, the basis for such assumption;

   (ix) we omitted disclosure concerning the level of integration risk that we must confront because Dime is more than seven times larger than our next largest acquisition and three times larger than all of our acquisitions combined, and because in February of this year we completed two acquisitions which increased our assets by approximately 35%, so that if we were to acquire Dime, we would be roughly three times larger (based on total assets) than we were less than a month ago, and that this rate of growth creates "virtually unprecedented integration risk;"

   (x) we have omitted to disclose that "large revenue losses are likely when large cost savings are sought," and that "hostile transactions present dramatically higher execution and integration risk than fully consensual transactions that preserve and combine the management experience and skills of both organizations," and that "hostile takeovers of financial institutions are likely to result in large revenue losses;"

   (xi) we have omitted disclosure concerning our ability to effectively manage the resulting institution, achieve our estimated cost savings and prevent revenue run-off in light of the "size and hostile nature" of the offer and the proposed merger and if we terminate key Dime management personnel (or if such management voluntarily terminate their employment);

   (xii) we have omitted disclosure that "attrition and low employee morale" following a "hostile merger" of Dime and North Fork would pose "serious integration risks" to the combined company, and that a "hostile merger" of Dime and North Fork could have a detrimental effect on the communities that Dime serves, Dime's employees and the level of customer service that Dime delivers;

   (xiii) we have omitted to disclose our "consistent failure to acquire banks in unsolicited or hostile transactions" and that we have "been forced to abandon every such attempt;"

   (xiv) we have omitted to disclose that there are "significant differences" between Dime and the financial institutions that we have previously acquired, and that a combination of North Fork and Dime would reverse Dime's strategy to evolve from a traditional savings and loan to a more "commercial bank-like profile;"

   (xv) we have omitted (a) details of our relationship with FleetBoston, the reasons for FleetBoston's proposed investment in North Fork and the risks FleetBoston's investment would present to stockholders of a combined North Fork/Dime, (b) disclosure concerning whether FleetBoston would have been a bidder for Dime absent FleetBoston's agreement with us not to bid for Dime, (c) disclosure as to whether our offer is conditioned on FleetBoston's proposed investment in us, (d) disclosure as to whether our negotiations with FleetBoston violated a "standstill" agreement applicable to us with respect to Dime and (e) disclosure as to the specific operations that we have agreed to sell to FleetBoston;

   (xvi) our disclosures concerning the fact that the offer is subject to the receipt of "customary" regulatory approvals are misleading in light of FleetBoston's proposed investment, which, according to Dime, creates significant competition issues, and our past record of complying with our community lending obligations;

   (xvii) we have omitted disclosure of all of the required regulatory approvals in connection with the offer, the standards required to obtain the approvals, the status of our applications and the probable timing of receipt of the approvals, and whether FleetBoston's proposed investment will require approval of or negotiations with the Federal Reserve Board;

   (xviii) we have omitted disclosure of our performance record under the Community Reinvestment Act of 1977 and in meeting the credit needs of the community, including in low and moderate income neighborhoods, and that our community lending record allegedly will delay consummation of the offer and the proposed merger;

   (xix) we have made certain fraudulent public and/or selective disclosures concerning our willingness to increase the consideration proposed to be paid pursuant to the offer and to submit a proposal to acquire both Dime and Hudson, and with respect to a purported plan on our part to acquire 9.9% of Dime's outstanding common stock; and

   (xx) we have put forward our Chairman and Chief Executive Officer, John A. Kanas, as our principal spokesman in connection with the offer but have failed to disclose that questions about Mr. Kanas' credibility were raised in a court decision in September 1997 in which (a) the judge questioned the truthfulness of sworn testimony by Mr. Kanas denying that we had ever been criticized for closing branches or not lending in certain parts of the community when, after this testimony, opposing counsel produced a newspaper article from several years before reporting a formal protest alleging our failure to lend to predominantly minority and local residents of certain counties in our primary markets and containing quotes from Mr. Kanas, and (b) with respect to conflicting testimony from Mr. Kanas and the investment banking advisor of another financial institution concerning whether Mr. Kanas had indicated to the investment banking advisor that he was willing to raise his bid to acquire that financial institution, the judge stated that "Mr. Kanas' credibility is to be weighed in the light of his expressed interest in the outcome of this litigation, and by inconsistencies in his testimony. [The investment banker's] account of his conversation with Mr. Kanas appears the more credible." For a complete copy of the court's decision, see Minzer et al. v. Keegan et al., CV-97-4077 (CPS), 1997 U.S. Dist. LEXIS 16445 (E.D.N.Y. September 22, 1997).

     As noted above, we believe that the claims alleged by Dime in its complaint are without merit and on March 30, 2000, we filed a motion to dismiss the complaint. Dime subsequently filed an amended complaint on April 13, 2000, eliminating all but two of its claims against us. A hearing on our motion to dismiss was held on April 14, 2000, and on April 20, 2000, the court issued an order denying our motion to dismiss and directing the parties to submit a proposed schedule for expedited discovery in preparation for a hearing on Dime's request for a preliminary injunction.

    In its amended complaint, Dime made the following allegations:

    o the disclosure in our proxy materials with respect to our cost savings estimate is materially false and misleading because:

     -- we do not assume any branch closings and therefore our estimates are not consistent with the level of our estimated cost savings in our previous transactions;

     -- Dime's "total annual compensation expense" for "executive management and back office personnel" is less than $75 million, while, according to Dime, we have "projected" an "$80 to $95 million" reduction in such salary expenses, which is unachievable;

     -- Dime is "seven times larger than North Fork's next largest acquisition" and "[t]here is no way that North Fork's infrastructure can handle such growth while achieving the cost savings that North Fork projects;"

     -- we have engaged in an "apples-to-oranges comparison" by expressing our cost savings estimate as a percentage of the expense base of Dime, the larger company, and comparing this percentage to percentage cost savings figures for comparable transactions where those percentages are based on the smaller company's expense base, which, according to Dime, is the "usual practice in bank mergers" -- if we were to present our cost savings estimates as a percentage of our own expense base, that presentation would reflect an 86% figure, which would be almost twice the percentage estimated in the comparable transactions;

     -- we compared our efficiency ratio of 33.2% to Dime's efficiency ratio of 62.2% when, according to Dime, its efficiency ratio excluding its mortgage subsidiary would be 41%; and

     -- even though a significant portion of our cost savings is expected to result from the merger of Dime's subsidiary bank with ours and receipt of the regulatory approvals for that merger is not a condition to our offer, we failed to disclose two sets of cost savings projections -- one assuming merger of the subsidiary banks and one assuming the merger is not completed -- or anything else about the effect of a delay in such merger on the amount and timing of our estimated cost savings.

    o the disclosure in our proxy materials with respect to our "relationship with" FleetBoston is false and misleading because:

     -- we have made a statement in this document that "implies that North Fork intends to operate Dime's mortgage subsidiary," which statement "directly conflicts" with previous statements made by our CEO;

     -- statements made by our CEO in an investor conference call imply that we have "already made a decision on what to do with Dime's mortgage banking business," and "[w]hatever North Fork plans to do with the mortgage company has not been disclosed and is material;"

     -- statements made by our CEO in an investor conference call indicate that "North Fork chose Fleet [sic] as its partner because Fleet can achieve cost savings in Dime's mortgage business that North Fork cannot;"

     -- "it is clear that North Fork has some plan up its sleeve for NAMCO" and "Dime shareholders are entitled to know whatever that `something' is North Fork has planned;" and

     -- we have not disclosed that our arrangement with Fleet "was designed to eliminate Fleet as a potential bidder for Dime."

     We believe that all of the allegations in Dime's amended complaint are without merit and we intend to continue to contest these claims vigorously.

     On April 24, 2000, we filed an answer to Dime's amended complaint and various counterclaims against Dime and its Chairman and Chief Executive Officer, Lawrence Toal. Our counterclaims allege that Dime and Mr. Toal have made numerous materially false and misleading statements, both in Dime's proxy materials and in its press releases and its other SEC filings, since the announcement of our offer on March 5, 2000. Our counterclaims seek injunctive and other relief. In connection with our counterclaims, we made a request for expedited discovery. Dime objected to our request and asked the court for an opportunity to file a motion to dismiss our counter-claims. Following the expedited submission of letter briefs by the parties, the court denied our request for expedited discovery.

     On April 25, 2000, the court scheduled a hearing on Dime's request for a preliminary injunction for May 1, 2000.

     On April 28, 2000, Dime announced that Dime and Hudson had mutually agreed to terminate their merger agreement. In light of this announcement, the May 1 preliminary injunction hearing was cancelled at Dime's request.

     Dime Litigation Against Salomon Smith Barney. On March 29, 2000, Dime filed a lawsuit in the Supreme Court of New York, County of New York against Salomon Smith Barney, Inc., whom we had engaged as a financial advisor and co-dealer manager in connection with the offer. Dime's lawsuit seeks, among other things, to enjoin Salomon Smith Barney from providing advisory services to us in connection with the offer and our related proxy solicitation. In the lawsuit, Dime alleges that an agreement between Dime and Salomon Smith Barney entered into in May 1997 in connection with Dime's engagement of Salomon Smith Barney as financial advisor with respect to Dime's acquisition of North American Mortgage Company prohibits Salomon Smith Barney from advising any third party in connection with an acquisition of Dime without Dime's prior consent for a period of three years from the date of such agreement. Salomon Smith Barney has publicly stated that it believes Dime's allegations are without merit.

     On April 5, 2000, Salomon Smith Barney filed a response to Dime's motion for preliminary injunction. Later on April 5, 2000, the Supreme Court of New York, County of New York, issued a temporary restraining order and a preliminary injunction prohibiting Salomon Smith Barney from advising us in connection with the offer and our related proxy solicitation until May 12, 2000. On April 6, 2000, Salomon Smith Barney filed a notice of appeal and a motion to stay execution and enforcement of the Supreme Court's order.

     On May 2, 2000, the Appellate Division denied Salomon Smith Barney's motion for an order staying execution and enforcement of the Supreme Court's temporary restraining order. Also, on May 2, 2000, Dime moved in the Supreme Court of New York, New York County to extend the injunction against Salomon Smith Barney for an additional six weeks beyond May 12, 2000.



EXTENSION, TERMINATION AND AMENDMENT


     We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to so extend our offer, we will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived. During any such extension, all Dime shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Dime shares. You should read the discussion under "The Offer--Withdrawal Rights" on page 54 for more details.

     Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time:

   (a) to delay acceptance for exchange of or exchange of any Dime shares pursuant to our offer, or to terminate our offer and not accept for exchange or exchange any Dime shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date, or upon failure of any of the conditions relating to the regulatory approvals, the absence of an injunction, the absence of any pending governmental action and the effectiveness of the registration statement to be satisfied at any time thereafter regardless of whether we previously accepted for exchange or exchanged any Dime shares, and

   (b) to waive any condition (other than the North Fork stockholder approval condition, the regulatory approvals condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the North Fork shares to be issued in our offer) or otherwise amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement.


     We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     We confirm to you that if we make a material change in the terms of our offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of Dime shares being sought or the consideration offered to you, that change will apply to all holders whose Dime shares are accepted for exchange pursuant to our offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, we will extend the offer until the expiration of that ten business-day period. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

     We may, although we do not currently intend to, elect to provide a subsequent offering period of three to 20 business days after the acceptance of Dime shares in the offer if the requirements under Exchange Act Rule 14d-11 have been met. You will not have the right to withdraw Dime shares that you tender in the subsequent offering period, if any.

     If Dime agrees upon a negotiated merger with us, we may amend or terminate our offer without purchasing any Dime shares.


EXCHANGE OF DIME SHARES; DELIVERY OF NORTH FORK COMMON STOCK AND CASH


     Upon the terms and subject to the conditions of our offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange, and will exchange, Dime shares validly tendered and not withdrawn as promptly as practicable after the expiration date. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for exchange or the exchange of Dime shares in order to comply with any applicable law. In all cases, exchange of Dime shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those Dime shares (or a confirmation of a book-entry transfer of those Dime shares in the exchange agent's account at The Depository Trust Company (which we refer to as "DTC")), a properly completed and duly executed letter of transmittal and any other required documents.


     For purposes of the offer, we will be deemed to have accepted for exchange Dime shares validly tendered and not withdrawn as, if and when we notify the exchange agent of our acceptance of the tenders of those Dime shares pursuant to the offer. The exchange agent will deliver cash and North Fork common stock in exchange for Dime shares pursuant to the offer and cash instead of fractional shares of North Fork common stock as soon as practicable after receipt of such notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving North Fork common stock and cash (including cash to be paid instead of fractional shares of North Fork common stock) from us and transmitting such stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

     If we do not accept any tendered Dime shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Dime shares than are tendered, we will return certificates for such unexchanged Dime shares without expense to the tendering stockholder or, in the case of Dime shares tendered by book-entry transfer of such Dime shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "Procedure for Tendering," those Dime shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.


     Because the number of shares of North Fork common stock you will receive in the offer is fixed and because the market price of North Fork common stock may fluctuate prior to the completion of the offer, the value of the shares of North Fork common stock that holders of Dime common stock will receive in the offer may increase or decrease prior to and following the offer.

CASH INSTEAD OF FRACTIONAL SHARES OF NORTH FORK COMMON STOCK

     We will not issue certificates representing fractional shares of our common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of our common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the closing price for shares of our common stock on the NYSE Composite Tape on the date that we accept those Dime shares for exchange.


WITHDRAWAL RIGHTS


     Your tender of Dime shares pursuant to the offer is irrevocable, except that Dime shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and may also be withdrawn at any time after May 16, 2000. If we elect to provide a subsequent offering period under Exchange Act Rule 14d-11, you will not have the right to withdraw Dime shares that you tender in the subsequent offering period.

     For your withdrawal to be effective, the exchange agent must receive from you a written notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, or by facsimile at (201) 324-3402 or (201) 324-3403 (you may confirm receipt of your facsimile by phoning (201) 222-4707), and your notice must include your name, address, social security number, the certificate number(s) and the number of Dime shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Dime shares.


     A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, an "eligible institution," unless those Dime shares have been tendered for the account of any eligible institution.

     If Dime shares have been tendered pursuant to the procedures for book-entry tender discussed under the caption entitled "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Dime shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Dime shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.


     We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in our sole discretion, and our decision shall be final and binding. Neither we, the exchange agent, the Information Agent, any Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Dime shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may retender withdrawn Dime shares by following one of the procedures discussed under the captions entitled "Procedure for Tendering" or "Guaranteed Delivery" at any time prior to the expiration date.


     If you withdraw any of your Dime shares, you automatically withdraw the associated Dime rights. You may not withdraw Dime rights unless you also withdraw the associated Dime shares.


PROCEDURE FOR TENDERING


     For you to validly tender Dime shares pursuant to the offer, (a) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Dime shares must be received by the exchange agent at such address or those Dime shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (we refer to this confirmation below as a "book-entry confirmation")), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below under "Guaranteed Delivery."


     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Dime shares and, if applicable, Dime rights, which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against such participant.


     You must tender one Dime right for each Dime share tendered to effect a valid tender of Dime shares, unless the board of directors of Dime has previously redeemed the Dime rights. Unless the Dime distribution date occurs, a tender of Dime shares will constitute a tender of the associated Dime rights. If the Dime distribution date occurs and separate certificates representing the Dime rights are distributed by Dime or the Rights Agent to holders of Dime shares prior to the time that you tender Dime shares pursuant to the offer, certificates representing a number of Dime rights equal to the number of Dime shares tendered must be delivered to the exchange agent, or, if available, a book-entry confirmation must be received by the exchange agent with respect thereto, in order for such Dime shares to be validly tendered.

     If the Dime distribution date occurs and separate certificates representing the Dime rights are not distributed prior to the time that you tender Dime shares pursuant to the offer, Dime rights may be tendered prior to a stockholder's receipt of the certificates for Dime rights by use of the guaranteed delivery procedures described below under "Guaranteed Delivery." If Dime rights certificates are distributed but are not available to you before Dime shares are tendered pursuant to the offer, a tender of Dime shares constitutes an agreement by you to deliver to the exchange agent pursuant to the guaranteed delivery procedures described below, prior to the expiration of the period to be specified in the notice of guaranteed delivery and the related letter of transmittal for delivery of Dime rights certificates or a book-entry confirmation for Dime rights (we refer to this as the "Dime rights delivery period"), Dime rights certificates representing a number of Dime rights equal to the number of Dime shares tendered. We reserve the right to require receipt of such Dime rights certificates (or a book-entry confirmation with respect to such Dime rights) prior to accepting Dime shares for exchange.

     Nevertheless, we will be entitled to accept for exchange Dime shares that you tender prior to receipt of the Dime rights certificates required to be tendered with such Dime shares or a book-entry confirmation with respect to such Dime rights and either (a) subject to complying with applicable rules and regulations of the SEC, withhold payment for such Dime shares pending receipt of the Dime rights certificates or a book-entry confirmation for those Dime rights or (b) exchange Dime shares accepted for exchange pending receipt of the Dime rights certificates or a book-entry confirmation for such Dime rights in reliance upon the guaranteed delivery procedures described below under "Guaranteed Delivery." In addition, after expiration of the Dime rights delivery period, we may instead elect to reject as invalid a tender of Dime shares with respect to which Dime rights certificates or a book-entry confirmation for an equal number of Dime rights have not been received by the exchange agent. Any determination by us to make payment for Dime shares in reliance upon such guaranteed delivery procedure or, after expiration of the Dime rights delivery period, to reject a tender as invalid, shall be made, subject to applicable law, in our sole and absolute discretion.

     The exchange agent has established accounts with respect to the Dime shares at DTC for purposes of the offer, and any financial institution that is a participant in DTC may make book-entry delivery of the Dime shares by causing DTC to transfer such Dime shares into the exchange agent's account in accordance with DTC's procedure for such transfer. However, although delivery of Dime shares may be effected through book-entry at DTC, the letter of transmittal with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the exchange agent at one or more of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed. We cannot assure you, however, that book-entry delivery of Dime rights will be available. If book-entry delivery is not available, you must tender Dime rights by means of delivery of Dime rights certificates or pursuant to the guaranteed delivery procedure set forth below under "Guaranteed Delivery."


     Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Dime shares are tendered either by a registered holder of Dime shares who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or for the account of an eligible institution.

     If the certificates for Dime shares or Dime rights (if any) are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Dime shares or Dime rights (if any) are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.


     THE METHOD OF DELIVERY OF DIME SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED PURSUANT TO OUR OFFER, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.



GUARANTEED DELIVERY

     If you wish to tender Dime shares pursuant to our offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Dime shares may nevertheless be tendered, so long as all of the following conditions are satisfied:


   (a) you make your tender by or through an "eligible institution" (see "--Withdrawal Rights" above);


   (b) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and


   (c) the certificates for all tendered Dime shares (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

     You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a guarantee by an eligible institution in the form set forth in that notice.

     In all cases, we will exchange Dime shares tendered and accepted for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for Dime shares (or timely confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal, or an agent's message in connection with a book-entry transfer, and any other required documents.


     By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Dime shares tendered and accepted for exchange by us and with respect to any and all other Dime shares and other securities issued or issuable in respect of the Dime shares on or after April 14, 2000. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit the shares of our common stock and the cash consideration for Dime shares that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered Dime shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the Dime shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Dime's stockholders or otherwise. We reserve the right to require that, in order for Dime shares to be deemed validly tendered, immediately upon our exchange of those Dime shares, we must be able to exercise full voting rights with respect to such Dime shares.


     We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Dime shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Dime shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of our offer (other than the North Fork stockholder approval condition, the regulatory approvals condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for North Fork shares to be issued in our offer), or any defect or irregularity in the tender of any Dime shares. No tender of Dime shares will be deemed to have been validly made until all defects and irregularities in tenders of Dime shares have been cured or waived. Neither we, the exchange agent, the Information Agent, any Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Dime shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer (including the letter of transmittal and instructions thereto) will be final and binding.


     The tender of Dime shares and Dime rights (if any) pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.



MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material United States federal income tax consequences to Dime stockholders that exchange Dime common stock for North Fork common stock and cash pursuant to the offer and the merger. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be applicable to Dime stockholders in light of their particular circumstances or to Dime stockholders subject to special treatment under United States federal income tax law including, without limitation:

    o partnerships,

    o foreign persons,

    o certain financial institutions,

    o insurance companies,

    o tax-exempt entities,



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


    o dealers in securities,

    o traders in securities that elect to apply a mark-to-market method of accounting,

    o certain U.S. expatriates,

    o persons that hold Dime common stock as part of a straddle, hedge, conversion transaction or other integrated investment,

    o Dime stockholders whose functional currency is not the United States dollar, and

    o Dime stockholders who acquired Dime common stock through the exercise of employee stock options or otherwise as compensation.

This discussion is limited to Dime stockholders that hold their Dime common stock as capital assets and does not consider the tax treatment of Dime stockholders that hold Dime common stock through a partnership or other pass-through entity. Furthermore, this summary does not discuss any aspect of state, local or foreign taxation.

     Treatment as a reorganization. In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, the following discussion summarizes the material United States federal income tax consequences to a Dime stockholder of the exchange of Dime common stock for North Fork common stock and cash pursuant to the offer and the merger. Although there is no authority directly on point, the exchange of Dime common stock for North Fork common stock and cash pursuant to the offer and the merger will be treated as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. This opinion is based on certain assumptions relating to the qualification of the offer and the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, including, among others, that:

   (i) the value of the North Fork common stock issued to Dime stockholders pursuant to the offer and the merger as a percentage of the total consideration furnished to Dime stockholders in the offer and the merger will satisfy the continuity of shareholder interest requirement for corporate reorganizations, which, for Internal Revenue Service purposes, will in all cases be satisfied if the percentage is 50 or more, taking into account any acquisitions, in connection with the offer and the merger, by North Fork or any party related to North Fork, of shares of North Fork common stock issued to Dime stockholders,

   (ii) North Fork will continue Dime's historic business or will use a significant portion of Dime's historic business assets in a business,

   (iii) North Fork will acquire substantially all of Dime's assets pursuant to the offer and the merger, and

   (iv) the offer and the merger will be consummated in accordance with the terms of this prospectus.

This opinion will not be binding on the IRS or the courts, and we will not seek a ruling from the IRS with regard to the transactions. Accordingly, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

     Accordingly, a Dime stockholder that receives North Fork common stock and cash in exchange for such stockholder's Dime common stock pursuant to the offer and the merger will realize gain equal to the excess, if any, of the fair market value of the North Fork common stock and the amount of cash received over such stockholder's adjusted tax basis in the Dime common stock exchanged therefor, but will recognize gain only to the extent of cash received (excluding cash received in lieu of fractional shares, which will be taxed as described below). Such recognized gain will constitute capital gain, unless, as discussed below, the receipt of the cash has the effect of a distribution of a dividend for United States federal income tax purposes, in which case such recognized gain will be treated as ordinary dividend income to the extent of such stockholder's ratable share of North Fork's accumulated earnings and profits. Any capital gain recognized will constitute long-term capital gain if the Dime stockholder's holding period for the Dime common stock exchanged is greater than one year as of the date of the exchange. A Dime stockholder that receives North Fork common stock and cash pursuant to the offer and the merger will recognize no loss on the exchange (except, possibly, in connection with cash received in lieu of fractional shares, as discussed below).


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

     The aggregate tax basis of the shares of North Fork common stock received by a Dime stockholder, including for this purpose any fractional share of North Fork common stock for which cash is received, in exchange for Dime common stock pursuant to the offer and the merger will be the same as the aggregate tax basis of the Dime common stock surrendered in exchange therefor, decreased by the amount of cash received (excluding any cash received in lieu of fractional shares) and increased by the amount of gain recognized. The holding period of such shares of North Fork common stock will include the holding period of the Dime common stock surrendered in exchange therefor.

     Possible treatment of cash as a dividend. In general, the determination of whether the gain recognized by a Dime stockholder will be treated as capital gain or a dividend distribution will depend upon whether and to what extent the exchange reduces the Dime stockholder's deemed percentage stock ownership interest in North Fork. For purposes of this determination, a Dime stockholder will be treated as if such stockholder first exchanged all of such stockholder's Dime common stock solely for North Fork common stock and then North Fork immediately redeemed a portion of such North Fork common stock in exchange for the cash that the stockholder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if, with respect to the Dime stockholder, the deemed redemption is
(i) "substantially disproportionate" or (ii) "not essentially equivalent to a dividend."

     In general, the deemed redemption will be "substantially disproportionate" with respect to a Dime stockholder if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Dime stockholder will depend on the stockholder's particular circumstances. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in such Dime stockholder's deemed percentage stock ownership of North Fork common stock. In general, that determination requires a comparison of (i) the percentage of the outstanding voting stock of North Fork that such Dime stockholder is deemed actually and constructively to have owned immediately before the deemed redemption by North Fork and (ii) the percentage of the outstanding voting stock of North Fork actually and constructively owned by such stockholder immediately after the deemed redemption by North Fork. In applying the foregoing tests, a stockholder may be deemed to own stock that is owned by other persons in addition to stock actually owned.

     Because the constructive ownership rules are complex, each stockholder should consult its own tax advisor as to the applicability of these rules. The Internal Revenue Service has ruled that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and that exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if such stockholder has any reduction in such stockholder's percentage stock ownership.

     Cash received in lieu of fractional shares. Cash received in lieu of a fractional share of North Fork common stock will be treated as received in redemption of such fractional share interest, and a Dime stockholder will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the North Fork common shares allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the Dime stockholder's holding period in the Dime common stock exchanged was greater than one year as of the date of the exchange.

     Dime rights. Because there is no specific binding authority that deals with securities such as the Dime rights, Skadden, Arps, Slate, Meagher & Flom LLP expresses no view with respect to the United States federal income tax treatment of the Dime rights becoming separately transferable apart from the Dime shares, the redemption of the Dime rights or the acquisition by North Fork of the Dime rights. Dime stockholders should consult their tax advisors as to the United States federal income tax consequences of transactions with respect to the Dime rights.


     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER. DIME STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM.


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EFFECT OF OFFER ON MARKET FOR DIME SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     Reduced Liquidity; Possible Delisting

     The tender of Dime shares pursuant to the offer will reduce the number of holders of Dime shares and the number of Dime shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Dime shares held by the public. Dime shares are listed and principally traded on the NYSE. Depending on the number of Dime shares acquired pursuant to the offer, following consummation of the offer, Dime shares may no longer meet the requirements of the NYSE for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Dime shares if, among other things:

   (i) the number of publicly held Dime shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000,

   (ii) the number of record holders of 100 or more Dime shares should fall below 1,200, or

   (iii) the aggregate market value of publicly held shares should fall below $5 million.


     According to Dime, there were, as of February 4, 2000, approximately 110,899,492 Dime common shares outstanding, held by 19,335 holders of record.


     If the NYSE were to delist the Dime shares, including after the exchange of shares in the offer but prior to the merger, the market for them could be adversely affected. It is possible that Dime shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through The Nasdaq Stock Market or by other sources. The extent of the public market for the Dime shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Dime shares remaining at such time, the interest in maintaining a market in the Dime shares on the part of securities firms, the possible termination of registration of Dime shares under the Exchange Act, as described below, and other factors.


     Status as "Margin Securities"


     The Dime shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of Dime shares. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the offer, the Dime shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Dime shares would be ineligible as collateral for margin loans made by brokers.


     Registration Under the Exchange Act

     Dime shares are currently registered under the Exchange Act. Dime can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Dime shares. Termination of registration of the Dime shares under the Exchange Act would reduce the information that Dime must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to Dime shares. Furthermore, the ability of "affiliates" of Dime and persons holding "restricted securities" of Dime to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for NYSE listing or for continued inclusion on the Federal Reserve Board's list of "margin securities."


PURPOSE OF OUR OFFER; THE NORTH FORK-DIME MERGER; APPRAISAL RIGHTS


     We believe that our proposed acquisition of Dime represents a compelling opportunity to enhance value for both Dime and North Fork stockholders and to create a combined commercial banking


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


franchise with a more prominent market position in the greater New York City metropolitan area. See "Reasons For the North Fork Offer." We are making the offer in order to acquire control of, and ultimately the entire common equity interest in, Dime. The offer is the first step in our acquisition of Dime, and is intended to facilitate the acquisition of all Dime shares. You will not have appraisal rights as a result of the consummation of our offer.

     We intend, as soon as practicable after completion of the offer, to seek to merge Dime with and into North Fork or a wholly owned subsidiary. The purpose of the North Fork-Dime merger is to acquire all Dime shares not tendered and exchanged pursuant to the offer. In the North Fork-Dime merger, each then outstanding Dime share (except for Dime shares held in Dime's treasury and Dime shares that we own for our own account) would be converted into the right to receive 0.9302 shares of North Fork common stock and $2.00 net in cash. Assuming the minimum tender condition is satisfied and we complete the offer, we would have sufficient voting power to effect the North Fork-Dime merger under Section 251 of the DGCL without the vote of any other stockholder of Dime.


     Although stockholders do not have appraisal rights as a result of the offer, Dime stockholders at the time of the North Fork-Dime merger who do not vote in favor of the North Fork-Dime merger will have the right under the DGCL to dissent and demand appraisal of their Dime shares in accordance with Section 262 of the DGCL. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Dime shares (exclusive of any element of value arising from the accomplishment or expectation of the North Fork-Dime merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any.


     In Cede & Co. and Cinerama, Inc. v. Technicolor, Inc., the Supreme Court of the State of Delaware construed Section 262 of the DGCL and held that the "accomplishment or expectation" exclusion from the calculation of fair value set forth in the preceding sentence is narrow and is designed to eliminate use of pro forma data and projections of a speculative variety relating to the completion of a merger. The court held that it is appropriate to include in the calculation of fair value any known elements of value, including those elements of value which exist on the date of the merger because of a majority acquiror's interim action in a two-step cash-out transaction. We cannot assure you as to the methodology a court would use to determine fair value or how a court would select which of the elements of value are to be included in such a determination. Any such judicial determination of the fair value of Dime shares could be based upon factors other than, or in addition to, the price per Dime share to be paid in the North Fork-Dime merger or the market value of the Dime shares. The value so determined could be more or less than the value of the consideration per Dime share to be paid in the North Fork-Dime merger.


     Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which we do not believe would apply to the North Fork-Dime merger if the North Fork-Dime merger occurred within one year of consummation of our offer, would require, among other things, that some financial information concerning Dime, and some information relating to the fairness of the proposed transaction and the consideration offered to stockholders of Dime therein, be filed with the SEC and disclosed to you prior to consummation of the North Fork-Dime merger.


     Upon completion of our offer, we intend to take appropriate actions to optimize and rationalize the combined entities' assets, operations, management, personnel, general and administrative functions and corporate structure. While we have had discussions with several third parties with respect to ascertaining the interest of such third parties in acquiring all or part of Dime's mortgage company subsidiary, North American Mortgage Company, following any acquisition of Dime by North Fork, we have made no determination with respect to any such transaction and do not have any plans or proposals that relate to or would result in any sale of all or part of, or a joint venture involving, North American Mortgage Company. In addition, we have agreed upon completion of the offer to cause Dime to sell certain branches to FleetBoston. See "Source and Amount of Funds."

     Except as we have otherwise discussed elsewhere in this prospectus, we do not have any plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or


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


liquidation, or sale of a material amount of assets, involving Dime or any of its subsidiaries, or any material changes in Dime's corporate structure or business, or any change in its management. Dime has not given us any access to its books and records, however, so we might decide upon such changes once we complete such a review.


     Upon consummation of our offer, we may also elect or seek the election of nominees of our choice to Dime's board of directors.


     We understand that FleetBoston entered into the stock purchase agreement with us because it believes that owning the North Fork preferred stock and North Fork common stock purchase rights following the proposed North Fork-Dime merger is a good investment for FleetBoston. In addition, we understand that FleetBoston is interested in acquiring the 17 Dime branches that we have agreed to cause Dime to sell to FleetBoston if we acquire Dime, because FleetBoston has announced that it is seeking to increase its branch presence in the New York metropolitan area. FleetBoston will also receive a fee of $5 million (or $2.5 million if we previously have paid FleetBoston the initial $2.5 million termination fee pursuant to the stock purchase agreement) if we acquire a majority interest in Dime on or before the later of the termination of the stock purchase agreement and March 31, 2001. See "--Source and Amount of Funds."


CONDITIONS OF OUR OFFER

     Our offer is subject to a number of conditions, which are described below:


     MINIMUM TENDER CONDITION

     There must be validly tendered and not withdrawn, prior to the expiration of the offer, a number of Dime shares which, together with the shares of Dime common stock that we beneficially own for our own account, will constitute at least a majority of the total number of outstanding Dime shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Dime shares had been so converted, exercised or exchanged) as of the date that we accept the Dime shares for exchange pursuant to our offer.


     NORTH FORK STOCKHOLDER APPROVAL CONDITION

     Pursuant to the rules of the NYSE (on which our common stock is listed), the issuance of our common stock pursuant to the offer and the North Fork-Dime merger must be approved by the holders of a majority of the shares of North Fork common stock voted at a meeting of such holders at which the total number of votes cast represents over 50% of all shares of our common stock outstanding on the applicable record date, because the number of shares of our common stock to be issued in the offer will be equal to or in excess of 20% of the shares outstanding prior to such issuance. As soon as practicable after the effective date of the registration statement of which this prospectus forms a part, we intend to file proxy materials with the SEC for the purpose of seeking to obtain this approval.

     REGULATORY APPROVAL CONDITION

     This condition would be satisfied if all regulatory approvals required to consummate the offer and the merger have been obtained and remain in full force and effect without the imposition of any condition or restriction that would be materially adverse to North Fork and Dime on a combined basis, and all statutory waiting periods in respect thereof have expired. The only required regulatory approval is from the Federal Reserve Board. We have filed this application but have not yet received final regulatory approval. Our offer and the related merger cannot proceed in the absence of this regulatory approval. There can be no assurance that this regulatory approval will be obtained, and if obtained, there can be no assurance as to the date of any such approval or the absence of any litigation challenging such approval. There can likewise be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge our offer or the related merger on antitrust grounds, and if such a challenge is made, there can be no assurance as to its result.

     We are not aware of any material governmental approvals or actions that are required for completion of our offer or the related merger other than as described below. It is presently contemplated that if any

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

such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.


     Federal Reserve Board. Completion of our offer and the related merger are subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956. The Federal Reserve Board is prohibited under applicable statutes from approving any transaction that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or that may have the effect in any section of the United States of substantially reducing competition, or tending to create a monopoly, or result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.


     In addition, the Federal Reserve Board will consider whether our offer and the related merger can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects. This includes consideration of the financial and managerial resources of the companies and their subsidiary depository institutions. It will also consider the convenience and needs of the communities to be served by the resulting company and its subsidiary depository institutions. As part of its consideration of these factors, we expect that the Federal Reserve Board will consider our respective regulatory status and the overall capital and safety and soundness standards established by and under the Federal Deposit Insurance Corporation Improvement Act of 1991.


     Under the Community Reinvestment Act of 1977, the Federal Reserve Board will take into account the performance record of North Fork and Dime, and their respective depository institution subsidiaries, in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company. Both North Fork Bank and Dime Savings Bank have sponsored a variety of programs and services designed to meet the credit needs of the low-to-moderate income persons and communities they serve. North Fork Bank has received a satisfactory Community Reinvestment Act rating from its federal regulator at its most recent examination, and Dime Savings Bank has received an outstanding Community Reinvestment Act rating from its federal regulator in its last four examinations. Our primary federal bank regulator has recently advised us that the bank examiners with responsibility for North Fork Bank are recommending that North Fork Bank's Community Reinvestment Act rating be raised to "outstanding."

     Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by us for approval of our offer and the related merger and authorize the Federal Reserve Board to hold a public hearing or meeting in connection therewith if the Federal Reserve Board determines that it would be appropriate. Any hearing, meeting or comments from third parties could prolong the review of the application.


     If the Justice Department were to commence an antitrust action, it would stay the effectiveness of Federal Reserve Board approval of our offer and the related merger unless a court specifically orders otherwise. In reviewing our offer and the related merger, the Justice Department could analyze the effect on competition differently from the Federal Reserve Board. Failure of the Justice Department to object to the exchange of shares and merger may not prevent private persons or state attorneys general from filing antitrust actions.


     We filed our application with the Federal Reserve Board on March 15, 2000. Although there can be no assurance whether or when we will obtain approval from the Federal Reserve Board, we are not aware of any reason why such approval will not be obtained in the ordinary course and within usual and customary time frames. We expect to obtain the Federal Reserve Board approval in the second quarter of 2000.

     As described under "The Offer--Litigation," Dime has alleged in a complaint filed in federal court in New York on March 21, 2000, and in various public documents filed by Dime with the SEC since March 6, 2000, that FleetBoston's proposed investment in North Fork will create "significant competition


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


issues," and our performance record under the Community Reinvestment Act and in meeting the credit needs of the community, including in low and moderate income neighborhoods, will delay our receipt of the Federal Reserve Board approval necessary for completion of the offer and the proposed North Fork-Dime merger.

     We believe Dime's assertion that FleetBoston's proposed investment in North Fork will create "significant competition issues" is without merit. See "The Offer--Litigation." Further, we believe that Dime's assertions concerning our community lending record and our performance record under the

Community Reinvestment Act are without merit. In fact, we have recently been advised by the New York State Banking Department, one of the two banking agencies with primary jurisdiction over North Fork Bank, our principal bank subsidiary, that the Community Reinvestment Act rating of North Fork Bank is being raised from "satisfactory" to "outstanding." Moreover, the Federal Deposit Insurance Corporation, North Fork Bank's other primary bank regulator, has advised us that the FDIC bank examiners with responsibility for North Fork Bank are recommending that North Fork Bank's Community Reinvestment Act rating be similarly raised to "outstanding." Accordingly, we do not believe that our performance record under the Community Reinvestment Act or our community lending record will delay completion of the offer.

     On March 24, 2000, Dime filed with the Federal Reserve Board a letter objecting to our solicitation of proxies from Dime's stockholders against the proposed Dime-Hudson merger. In its letter, Dime took the position that we were required under the Bank Holding Company Act of 1956, as amended, to apply for and obtain the prior approval of the Federal Reserve Board before commencing the proxy solicitation. We believe that Dime's allegations are without merit and that no approval need be obtained in order to conduct our proxy solicitation.

     Dime also has submitted numerous comments on our application to the Federal Reserve Board, alleging, among other things, application deficiencies, existence of a control relationship and competitive issues related to FleetBoston's investment in North Fork, violations of the banking laws, and failure to meet the Federal Reserve Board's standards for approval. In its comments Dime has urged the Federal Reserve to cause us to withdraw and refile our application. The Federal Reserve has taken no such action. We believe that these allegations by Dime are without merit and are designed to delay the Federal Reserve Board's processing of our application.


     For a description of the Federal Reserve Board approval required in connection with FleetBoston's proposed investment in North Fork and the status of FleetBoston's application with respect to that approval, see "--Source and Amount of Funds."

     Other Regulatory Authorities. Notice will also be given to the Office of Thrift Supervision as the primary federal regulator for Dime Savings Bank.

     RIGHTS PLAN CONDITION

     We must be satisfied, in our reasonable judgment, that the Dime stockholder protection rights agreement does not apply to our offer and the proposed North Fork-Dime merger. This condition would be satisfied if the board of directors of Dime redeems the Dime rights or amends the Dime rights agreement so that the Dime rights would not be triggered by the offer and the North Fork-Dime merger, or a court of competent jurisdiction invalidates the Dime rights agreement.

     DGCL 203 CONDITION

     We must be satisfied, in our reasonable judgment, that the provisions of
Section 203 of the DGCL do not apply to our offer and the proposed North Fork-Dime merger. This condition would be satisfied if either: (a) the board of directors of Dime approves the offer for purposes of Section 203 of the DGCL or
(b) we acquire 85% or more of the voting stock of Dime pursuant to the offer.


     Section 203 of the DGCL, in general, prohibits a Delaware corporation such as Dime from engaging in a "business combination" (as defined in Section 203) with an "interested stockholder" (generally defined in Section 203 to include any beneficial owner of 15% or more of a coporation's voting stock) for a period of three years following the date that such person became an interested stockholder unless:

    o prior to the date that such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

    o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

    o on or subsequent to the date such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Section 203(b)(6) of the DGCL provides, among other things, that the foregoing prohibition on business combinations involving interested stockholders will not apply to a business combination with an interested stockholder where the business combination is proposed prior to the consummation or abandonment of and subsequent to the public announcement of a proposed transaction which:

    o   constitutes a merger or consolidation of the corporation,

    o is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in Section 203(b)(7) of the DGCL, and

    o is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years.

The full text of Section 203 of the DGCL has been annexed as Schedule C to this prospectus and is incorporated herein by reference.


     NORTH FORK-DIME MERGER AGREEMENT CONDITION


     This condition would be satisfied if Dime enters into a definitive merger agreement with North Fork to provide for our acquisition of Dime.


     CERTAIN OTHER CONDITIONS OF THE OFFER


     Notwithstanding any other provision of our offer, we shall not be required to accept for exchange or exchange any Dime shares, may postpone the acceptance for exchange of or exchange for tendered Dime shares, and may, in our sole discretion, terminate or amend the offer as to any Dime shares not then exchanged if:

   (1) at the expiration date, any of the minimum tender condition, the rights plan condition, the DGCL 203 condition, the North Fork-Dime merger agreement condition, the North Fork stockholder approval condition, the regulatory approval condition or any of the other conditions to our offer set forth in clauses (a)-(g) below has not been satisfied or, with respect to all such conditions other than the North Fork stockholder approval condition, the regulatory approvals condition or the other conditions to our offer set forth in clauses
         (c) or (d) below, waived, or

   (2) on or after the date of this prospectus and at or prior to the time of exchange of any such Dime shares (whether or not any Dime shares have theretofore been accepted for exchange or exchanged pursuant to the offer), and subject to the applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act relating to our obligation to exchange or return tendered Dime shares promptly after the termination or withdrawal of the offer) any of the regulatory approvals condition or the other conditions to our offer set forth in clauses (c), (d) or (e) below are not satisfied.

     The other conditions to our offer are as follows:


   (a) The shares of our common stock to be issued to Dime stockholders in the offer and the North Fork-Dime merger have been authorized for listing on the NYSE, subject to official notice of issuance;


   (b) All conditions to the obligations of North Fork and FleetBoston to complete FleetBoston's purchase of the North Fork preferred and the North Fork rights in accordance with the North Fork-FleetBoston stock purchase agreement (other than the acceptance by us of Dime shares tendered in the offer) shall have been satisfied or, where permissible, waived. See "--Source and Amount of Funds;"


   (c) The registration statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC and we shall have received all necessary state securities law or "blue sky" authorizations;

   (d) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the offer or any of the other transactions contemplated by this prospectus shall be in effect; no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of our offer;

   (e) There shall not be pending any suit, action or proceeding by any governmental entity (i) challenging the offer, seeking to restrain or prohibit the consummation of the offer or seeking to obtain from Dime or us any damages that are material in relation to Dime and its subsidiaries taken as a whole or North Fork and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Dime or us or any of our subsidiaries of any material portion of the business or assets of Dime or us or any of our subsidiaries or to compel Dime or us or any of our subsidiaries to dispose of or hold separate any material portion of the business or assets of Dime or us or any of our subsidiaries as a result of the offer, (iii) seeking to prohibit us from effectively controlling in any material respect the business or operations of Dime or (iv) which otherwise is reasonably likely to have a material adverse effect on us or Dime;

   (f) Dime shall not have entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing North Fork's ability to acquire Dime or otherwise diminishing the expected economic value to North Fork of the acquisition of Dime; and

   (g) The representations and warranties of Dime in the Dime-Hudson merger agreement shall be true and correct as of the expiration date as though made on and as of the expiration date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date).


     The foregoing conditions are solely for our benefit and we may assert them regardless of the circumstances giving rise to any such conditions (including any action or inaction by us). We may waive these conditions in whole or in part (other than the North Fork stockholder approval condition, the regulatory approvals condition and the conditions set forth in clauses (c) and (d) above). The determination as to whether any condition has been satisfied shall be in our reasonable judgment and will be final and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that we reserve the right to assert the failure of the regulatory approvals condition or any of the other conditions to our offer set forth in clauses (c), (d) or (e) above following acceptance for exchange but prior to exchange in order to delay, exchange or cancel our obligation to exchange properly tendered Dime shares, we will either promptly exchange such Dime shares or promptly return such Dime shares.


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

SOURCE AND AMOUNT OF FUNDS

     On March 5, 2000, we entered into a stock purchase agreement (restated on March 14, 2000) with FleetBoston pursuant to which FleetBoston agreed to purchase, for an aggregate purchase price of


$250 million, (i) 250,000 shares of our 7.5% Series B Non-Cumulative Convertible Preferred Stock, par value $1.00 per share and with a liquidation preference of $1,000.00 per share (the "North Fork preferred"), and (ii) common stock purchase rights to acquire 7,500,000 shares of our common stock (the "North Fork rights").


     The North Fork preferred will be convertible, in whole or in part, at any time and from time to time, into shares of North Fork common stock at a conversion price of $18.69 per share of North Fork common stock, subject to certain antidilution adjustments. The North Fork rights will be exercisable, in whole or in part, at any time and from time to time, for shares of North Fork common stock for a period of ten years after their issuance at a price of $17.88 per share, subject to certain antidilution adjustments. If we complete the offer and the merger, and issue the North Fork preferred and the North Fork rights to FleetBoston, FleetBoston would beneficially own approximately 20,876,137 shares of North Fork common stock (assuming conversion of the North Fork preferred and exercise of the North Fork rights), or approximately 7% of the outstanding North Fork common stock after completion of the merger.


     Completion of FleetBoston's purchase of the North Fork preferred and the North Fork rights is subject to certain conditions, including:

   (1) satisfaction of the conditions in the offer as described in the stock purchase agreement (without substantial change in the terms and conditions of the offer as described therein);

   (2) acceptance for exchange of shares of Dime common stock tendered in the offer; and

   (3) receipt and effectiveness of all regulatory approvals required to complete the purchase and the expiration of all related statutory waiting periods (without the imposition of any condition or restriction that would be materially adverse to FleetBoston).


     Consummation of the purchase of the North Fork preferred and the North Fork rights by FleetBoston pursuant to the stock purchase agreement is subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956. The transaction may not be consummated until 30 days after the Federal Reserve Board approval, during which time the Justice Department may challenge the transaction on antitrust grounds. The Federal Reserve Board and the Justice Department may reduce the waiting period to no less than 15 days. There can be no assurance that these regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. There can likewise be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge the purchase on antitrust grounds, and if such a challenge is made, there can be no assurance as to its result.

     The factors considered by the Federal Reserve Board are substantially similar to those considered by the Federal Reserve Board in connection with its consideration of North Fork's application for approval under the Bank Holding Company Act. The Federal Reserve Board will consider the competitive effects of the transaction, the financial and managerial resources of the companies and their subsidiary depository institutions, as well as the convenience and needs of the communities to be served. The Federal Reserve Board also will take into account the performance record of FleetBoston and North Fork and their respective depository institution subsidiaries under the Community Reinvestment Act of 1977 in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company.

     The application will afford the opportunity for public comment on the purchase of the North Fork preferred and the North Fork rights by FleetBoston, and the Federal Reserve Board may hold a public hearing or meeting in connection therewith if the Federal Reserve Board determines that it would be appropriate. Any hearing, meeting or comments from third parties could prolong the review of the application.

     If the Justice Department were to commence an antitrust action, it would stay the effectiveness of Federal Reserve Board approval of the purchase of the North Fork preferred and the North Fork rights

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

by FleetBoston pursuant to the stock purchase agreement, unless a court specifically orders otherwise. Failure of the Justice Department to object to the transaction may not prevent private persons or state attorneys general from filing antitrust actions.


     On March 22, 2000, FleetBoston filed an application with the Federal Reserve Board to obtain approval for the purchase of the North Fork preferred and the North Fork rights. North Fork has no reason to believe that FleetBoston will not obtain approval from the Federal Reserve Board within customary time frames and without the imposition of any adverse terms or conditions. On April 3, 2000, FleetBoston received a letter from the Federal Reserve Bank of Boston advising FleetBoston that its application is expected to be acted upon by the Federal Reserve Board by May 22, 2000.

     Dime has submitted numerous comments on FleetBoston's application to the Federal Reserve Board, alleging, among other things, application deficiencies, existence of a control relationship and competitive issues related to FleetBoston's investment in North Fork, violations of the banking laws, and failure to meet the Federal Reserve Board's standards for approval. In its comments Dime has urged the Federal Reserve to cause FleetBoston to withdraw and refile its application and to deny the application. The Federal Reserve has taken no such actions. We believe that these allegations by Dime are without merit and are designed to delay the Federal Reserve Board's processing of the FleetBoston application.

     In the stock purchase agreement, we have agreed, subject to the consummation of the offer, to cause Dime to sell to a FleetBoston subsidiary 17 retail banking offices of Dime that, as of June 30, 1999, had total deposits of approximately $2.0 billion. FleetBoston will pay us an 8.00% deposit premium in this branch sale. Closing of the branch sale transaction will be subject to the execution of a definitive branch sale agreement substantially in accordance with the term sheet attached to the stock purchase agreement (which FleetBoston and North Fork have agreed to negotiate in good faith and enter into reasonably promptly following the consummation of the offer), the receipt and effectiveness of all necessary regulatory approvals, and the satisfaction of other customary closing conditions. It is expected that the branch sale would be completed within 120 days of the closing of the offer.

     Under the stock purchase agreement, FleetBoston has agreed that, other than as contemplated in the stock purchase agreement, for a period of two years it will not, among other things:

   (i) acquire beneficial ownership of any North Fork voting securities,

   (ii) make any public announcement with respect to (or submit to us) any proposal for the acquisition of any North Fork voting securities or with respect to a merger or other business combination involving North Fork, unless we shall have made a prior written request to FleetBoston to submit such proposal, or

   (iii) participate in any solicitation of proxies to vote any North Fork voting securities.


In addition, FleetBoston has agreed that until December 31, 2001, it will not acquire, or offer to acquire, any voting securities or assets of Dime or Hudson, or make any public announcement with respect to (or submit to Dime or Hudson) any proposal for the acquisition of any voting securities of Dime or Hudson, respectively, or for a merger or other business combination involving Dime or Hudson (the "Hudson/ Dime Standstill"), except that from and after the earlier of the termination of the stock purchase agreement and March 31, 2001, FleetBoston may terminate the Hudson/Dime Standstill by providing notice to us and paying us a fee of $2.5 million. In the event that FleetBoston acquires a majority interest in Dime on or prior to December 31, 2001, FleetBoston must pay us an additional fee of $2.5 million.

     Under the stock purchase agreement, we must pay FleetBoston a fee of $2.5 million on the earlier of the termination of the stock purchase agreement and March 31, 2001 if at such time we have not acquired a majority interest in Dime. If we acquire a majority of the equity interest in Dime on or prior to the later of the termination of the stock purchase agreement and March 31, 2001, we must pay FleetBoston a fee of $5.0 million on the date of the closing of such acquisition (or $2.5 million if we have paid the $2.5 million fee referred to in the previous sentence).


     If we do not acquire Dime and if, subsequent to the termination of the Hudson/Dime Standstill, FleetBoston acquires a majority interest in Dime on or before December 31, 2001, FleetBoston has agreed to cause Dime to sell to us five branches with total deposits of approximately $500 million as of June 30, 1999. We will pay FleetBoston an 8.00% deposit premium in this branch sale. Closing of any such transaction would be subject to conditions comparable to those applicable to the branch purchase by FleetBoston.

     The North Fork preferred will bear a non-cumulative dividend of 7.5% per annum (payable quarterly), and will be redeemable in cash, at North Fork's option, in whole or in part, at any time after the third anniversary of the issuance date at a redemption price of $1,000 per share, plus declared and unpaid dividends to the date fixed for redemption.

     Under the stock purchase agreement, we have agreed that if, after the third anniversary of the issuance of the North Fork preferred and the North Fork rights, the North Fork preferred is still outstanding, then on each quarterly dividend payment date we will issue to FleetBoston additional North Fork rights to purchase a number of shares of North Fork common stock equal to
 .5% (or 1% if any North Fork preferred is outstanding on or after the fifth anniversary) of the aggregate liquidation preference of the then outstanding North Fork preferred divided by the then current market price of the North Fork common stock. The exercise price for any such additional North Fork rights will be the market price of North Fork common stock at the time of issuance of such additional rights, and such additional rights will be exercisable for 10 years from their issuance date. In all other respects such additional rights will be similar to the North Fork rights.

     In the stock purchase agreement, we have agreed to operate substantially in the ordinary course and to refrain from paying or making any extraordinary dividends or distributions on the North Fork common stock. We have also agreed to indemnify FleetBoston for breaches of the representations or covenants in the stock purchase agreement and for losses (including litigation expenses) arising out of North Fork's solicitation of proxies from holders of Dime common stock and this offer.


     Each of the North Fork preferred, the North Fork rights, any additional rights and any shares of North Fork common stock received upon conversion of the North Fork preferred or the exercise of the North Fork rights will be subject to transfer restrictions, and would benefit from customary rights related to the registration of the offering and sale of the North Fork preferred, North Fork rights and/or shares of North Fork common stock pursuant to a registration rights agreement.

     There can be no assurance as to the timing of the satisfaction of the conditions to the consummation of the transactions contemplated by the stock purchase agreement. The stock purchase agreement may be terminated by mutual consent. Either North Fork or FleetBoston may terminate the stock purchase agreement under certain circumstances, including if the acquisition of Dime common stock pursuant to the offer has not been consummated by March 31, 2001, if Dime's and Hudson's stockholders approve the proposed Dime-Hudson merger, or if we publicly announce the abandonment of our efforts to acquire Dime.

     FleetBoston, a Rhode Island corporation with its principal executive office at One Federal Street, Boston, Massachusetts 02110, is a diversified financial services company formed by the merger on October 1, 1999 of BankBoston Corporation with and into Fleet Financial Group, Inc. Although FleetBoston may be deemed to be a co-bidder in the offer by reason of the stock purchase agreement and the transactions contemplated thereby, FleetBoston disclaims that it is a bidder in the offer.

     As of March 15, 2000, except as described below, FleetBoston did not beneficially own any securities of Dime. As of March 15, 2000, Fleet National Bank, a subsidiary of FleetBoston, may be deemed to have had beneficial ownership of 5,100 shares of Dime common stock, which shares were held in a fiduciary capacity. FleetBoston disclaims beneficial ownership of all of such shares.


CERTAIN RELATIONSHIPS WITH DIME

     Except as set forth herein, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Dime, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since January 1, 1996, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Dime or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has since January 1, 1996 had any transaction with Dime or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

     As of the date of this document we beneficially own for our own account 690,900 shares of Dime common stock, and Park T. Adikes, a director of North Fork, owns 100 shares of Dime common stock.


FEES AND EXPENSES

     We have retained D.F. King & Co., Inc. to act as the information agent in connection with our offer. The information agent may contact holders of Dime shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward our offer materials to beneficial owners of Dime shares. The information agent will be paid a customary fee for such services, plus reimbursement of out-of-pocket expenses, and we will indemnify the information agent against certain liabilities and expenses in connection with our offer, including liabilities under federal securities laws.


     In connection with the commencement of our offer and our solicitation of proxies from Dime stockholders with respect to the Dime-Hudson merger, we originally retained Salomon Smith Barney, Inc. and Sandler O'Neill & Partners, L.P. as financial advisors and co-dealer managers. Pursuant to understandings between us and Salomon Smith Barney and Sandler O'Neill with respect to advisory services, including services as co-dealer managers in connection with our offer, we agreed to pay aggregate financial advisory fees of not more than 80 basis points, or 40 basis points to each investment banking firm, of the aggregate purchase price in the offer and the merger should we acquire control of Dime. We also agreed to reimburse both Salomon Smith Barney and Sandler O'Neill for their out-of-pocket expenses, including the fees and expenses of their legal counsel incurred in connection with this engagement, and to indemnify each of Salomon Smith Barney and Sandler O'Neill and certain related persons and entities against certain liabilities and expenses in connection with their respective engagements, including certain liabilities under federal securities laws. Each of Salomon Smith Barney and Sandler O'Neill has in the past performed various investment banking and financial advisory services for us for which they have received customary compensation.

     On April 5, 2000, the Supreme Court of New York, County of New York, issued a temporary restraining order and a preliminary injunction barring Salomon Smith Barney from advising us in connection with the offer and our proxy solicitation until May 12, 2000. The court's decision was based on the terms of an agreement entered into between Dime and Salomon Smith Barney in May 1997. Salomon Smith Barney filed an appeal and a motion to stay execution and enforcement of the court's order. On May 2, 2000, the Appellate Division denied Salomon Smith Barney's motion, and Dime filed a motion to extend the injunction against Salomon Smith Barney for an additional six weeks beyond May 12, 2000. We have not yet determined what action, if any, we may take under our engagement letter with Salomon Smith Barney in light of these court decisions.

     We will not pay any fees or commissions to any broker, dealer or other persons (other than any dealer manager and the information agent) for soliciting tenders of Dime shares pursuant to our offer.



ACCOUNTING TREATMENT


     The merger of Dime and North Fork will be accounted for as a "purchase," as such term is used under GAAP, for accounting and financial reporting purposes. Dime will be treated as the acquired corporation for such purposes. Dime's assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of North Fork. Applicable income tax effects of such adjustments will be included as a component of the combined company's deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as an intangible asset and amortized against the combined company's earnings over a 20-year period following completion of the merger. For further information concerning the amount of goodwill to be recorded in connection with the merger and the amortization thereof, see Note 3 of Notes to the Pro Forma Condensed Combined Financial Statements (Unaudited) on page 88.

     We have prepared the unaudited pro forma financial information contained in this prospectus using the purchase accounting method to account for the offer and the merger. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 88.



STOCK EXCHANGE LISTING


     Our common stock is listed on the NYSE. We will make an application to list on the NYSE the common stock that we will issue pursuant to our offer and the subsequent North Fork-Dime merger. As described above under "The Offer--Conditions of Our Offer--North Fork Stockholder Approval Condition," pursuant to the rules of the NYSE, the issuance of our common stock in the offer and the subsequent North Fork-Dime merger must be approved by the holders of North Fork common stock as a single class, voting at a meeting at which the total number of votes cast represents over 50% in interest of all shares of our common stock outstanding on the applicable record date.

                                 THE COMPANIES


NORTH FORK BANCORPORATION, INC.



     General. North Fork is a commercial bank holding company registered under the Bank Holding Company Act of 1956. North Fork's primary subsidiary, North Fork Bank, a New York State-chartered, FDIC-insured commercial bank, operates retail banking facilities throughout Suffolk and Nassau counties on Long Island, New York, as well as in the New York City boroughs of Manhattan, Queens, Brooklyn and the Bronx and in Westchester and Rockland counties north of New York City. North Fork, through North Fork Bank, provides a variety of banking and financial services to middle market and small business organizations, local government units and retail customers in the metropolitan New York area. At December 31, 1999, on a pro forma basis giving effect to North Fork's acquisitions of JSB Financial, Inc. and Reliance Bancorp, Inc., North Fork had assets of $16.3 billion, deposits of $9.2 billion and stockholders' equity of $1.3 billion and operated 154 retail banking facilities.



     On February 18, 2000, North Fork completed its acquisition of Reliance in a stock-for-stock merger accounted for as a purchase. Reliance's principal subsidiary, Reliance Federal Savings Bank, a savings institution with 29 retail banking offices in Nassau and Suffolk counties on Long Island, New York, as well as in the New York City borough of Queens, was merged with North Fork Bank.


     On February 29, 2000, North Fork completed its acquisition of JSB in a stock-for-stock merger accounted for using the pooling-of-interests. JSB is the holding company for Jamaica Savings Bank FSB, a savings institution with 13 retail banking offices in the New York metropolitan area.



     The pro forma financial information contained in this document includes pro forma adjustments reflecting the combination of Reliance with North Fork using the purchase accounting method. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 88.


     The principal office of North Fork is located at 275 Broadhollow Road, Melville, New York, 11747, telephone number (631) 844-1004.


     For more information about North Fork's business, reference is made to North Fork's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference. See "Where You Can Find More Information" on page 4.


     Management and Additional Information. Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to North Fork is incorporated by reference or set forth in North Fork's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference. Stockholders desiring copies of this document and other documents may contact North Fork at its address or telephone number indicated under "Where You Can Find More Information" on page 4.



DIME BANCORP, INC.



     Dime is a savings and loan holding company organized under the laws of the State of Delaware. Dime is the parent holding company for The Dime Savings Bank of New York, FSB, a federally-chartered savings bank currently servicing consumers and businesses through 127 branches located throughout the greater New York City metropolitan area. Through Dime Savings Bank and its subsidiaries, Dime provides consumer loans, insurance products and mortgage banking services throughout the United States. At December 31, 1999, Dime had consolidated assets of $23.9 billion, consolidated deposits of $14.3 billion and consolidated stockholders' equity of $1.5 billion.


     The principal office of Dime is located at 589 Fifth Avenue, New York, New York 10017, telephone number (212) 326-6170.



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

                   REGULATION AND SUPERVISION OF NORTH FORK


GENERAL

     North Fork is a bank holding company subject to supervision and regulation by the Federal Reserve Board under the BHC Act. As a bank holding company, North Fork's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and North Fork may not directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board.

     North Fork Bank, as a New York-chartered, FDIC insured depository institution, is subject to the supervision, regulation, and examination of the New York State Banking Department and the FDIC. The FDIC has broad enforcement authority over federally-insured depository institutions, including the power to terminate deposit insurance, to appoint a conservator or receiver if any of a number of conditions are met, and to impose substantial fines and other civil penalties. Almost every aspect of the operations and financial condition of North Fork Bank is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments, and the provision of services. Various consumer protection laws and regulations also affect the operations of North Fork Bank. The deposits of North Fork Bank are insured up to applicable limits by the FDIC.

     Supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company stockholders or creditors.

     The following description summarizes some of the laws to which North Fork and North Fork Bank are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.


PAYMENT OF DIVIDENDS

     North Fork is a legal entity separate and distinct from its subsidiaries. The principal source of funds for North Fork is dividends from North Fork Bank, and there are various legal and regulatory limitations under federal and state law on the extent to which banking subsidiaries can finance or otherwise supply funds to their holding companies.

     Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition. In addition, among other things, dividends from a New York-chartered bank, such as North Fork Bank, are limited to an amount equal to the bank's net profits for the current year plus its prior two years' retained net profits, less any required transfer to surplus or a fund for the retirement of any preferred stock by the regulations of the Banking Department.

     Under federal law, a depository institution is prohibited from paying a dividend if the depository institution would thereafter be "undercapitalized" as determined by the federal bank regulatory agencies. The relevant federal regulatory agencies, and the state regulatory agency, the Banking Department, also have authority to prohibit a bank or bank holding company from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of North Fork Bank, be deemed to constitute such an unsafe or unsound practice.


TRANSACTIONS WITH AFFILIATES

     North Fork Bank is subject to restrictions under federal law which limit certain transactions with North Fork and its nonbanking subsidiaries, including loans, other extensions of credit, investments or asset purchases. Such transactions by a banking subsidiary with any one affiliate are limited in amount to 10% of the bank's capital and surplus and, with all affiliates together, to an aggregate of 20% of the bank's capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in specified amounts. These and certain other transactions, including any payment of money to North Fork, must be on terms and conditions that are or in good faith would be offered to nonaffiliated companies.


HOLDING COMPANY LIABILITY

     Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below under "Prompt Corrective Action," a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.


PROMPT CORRECTIVE ACTION

     Under the Federal Deposit Insurance Corporation Improvement Act of 1991, the federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions. Depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," and are subjected to differential regulation corresponding to the capital category within which the institution falls. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll over brokered deposits.

     The banking regulatory agencies are permitted or, in certain cases, required to take certain actions with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agency's corrective powers include, among other things:

    o prohibiting the payment of principal and interest on subordinated debt;

    o prohibiting the holding company from making distributions without prior regulatory approval;

    o placing limits on asset growth and restrictions on activities;

    o placing additional restrictions on transactions with affiliates;

    o restricting the interest rate the institution may pay on deposits;

    o prohibiting the institution from accepting deposits from correspondent banks; and

    o in the most severe cases, appointing a conservator or receiver for the institution.


     A banking institution that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the banking institution's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. As of December 31, 1999, North Fork Bank exceeded the required capital ratios for classification as "well capitalized." See "--Capital Adequacy."

CAPITAL ADEQUACY



                    RISK-BASED CAPITAL AND LEVERAGE RATIOS



                                               RISK-BASED RATIOS
                                             ---------------------
                                               TIER I      TOTAL      LEVERAGE
AS OF DECEMBER 31, 1999                       CAPITAL     CAPITAL     RATIO (1)
------------------------------------------   ---------   ---------   ----------
North Fork (2) ...........................     11.48%      12.45%    6.84%
North Fork Bank (3) ......................      9.69       10.68     5.68
Dime (4) .................................      7.77        8.66     5.40
Dime Savings Bank ........................      8.80       10.33     5.90
Minimum required ratio ...................      4.00        8.00     4.00
"Well capitalized" minimum ratio .........      6.00       10.00     5.00


----------
(1) For all but the most highly-rated bank holding companies and banks, the minimum leverage ratio is 3 percent plus an additional percentage of at least 100 to 200 basis points.

(2)   Includes JSB and Reliance on a pro forma basis.

(3) Includes Jamaica Savings Bank and Reliance Federal Savings Bank on a pro forma basis.

(4) Dime is a unitary thrift holding company and, accordingly, is not subject to any minimum required risk-based and leverage ratios.

     The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum ratio of total capital to risk-weighted assets (which are the credit risk equivalents of balance sheet assets and certain off balance sheet items such as standby letters of credit) is 8%. At least half of the total capital must be composed of common stockholders' equity (including retained earnings), qualifying non-cumulative perpetual preferred stock (and, for bank holding companies only, a limited amount of qualifying cumulative perpetual preferred stock), and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items. The remainder may consist of a limited amount of subordinated debt, other perpetual preferred stock, hybrid capital instruments, mandatory convertible debt securities that meet certain requirements, as well as a limited amount of reserves for loan losses. The Federal Reserve Board has also adopted a minimum leverage ratio for bank holding companies, requiring Tier 1 capital of at least 3% of average total consolidated assets.

     The FDIC has also established risk-based and leverage capital guidelines which state non-member banks are required to meet. These regulations are generally similar to those established by the Federal Reserve Board for bank holding companies. The capital ratios for North Fork, North Fork Bank, Dime and Dime Savings Bank are provided in the chart above.

     The federal bank regulatory agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk, interest rate risk and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy. The agencies have also adopted an adjustment to the risk-based capital calculations to cover market risk in trading accounts of certain institutions.

     The federal bank regulatory agencies recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

     As discussed below under "Enforcement Powers of the Federal Banking Agencies," failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and the placement of the institution into conservatorship or receivership.


ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES

     The federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject North Fork, North Fork Bank, Dime or Dime Savings Bank, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed under "Prompt Corrective Action," the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.


CONTROL ACQUISITIONS

     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, such as North Fork, would, under the circumstances set forth in the presumption, constitute acquisition of control of North Fork.

     In addition, any company is required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding common stock of North Fork, or otherwise obtaining control or a "controlling influence" over North Fork.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits an adequately capitalized and adequately managed bank holding company, with Federal Reserve Board approval, to acquire banking institutions located in states other than the bank holding company's home state without regard to whether the transaction is prohibited under state law. In addition, effective June 1, 1997, national banks and state banks with different home states are permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating banking institution has passed legislation prior to that date that expressly prohibits interstate mergers. De novo interstate branching is permitted if the laws of the host state so authorize.


FINANCIAL MODERNIZATION LEGISLATION


     On November 12, 1999, the Gramm-Leach-Bliley Act was enacted. Effective March 11, 2000, the Gramm-Leach-Bliley Act permits qualifying bank holding companies to become financial holding companies and thereby affiliate with a far broader range of financial companies than has previously been permitted for a bank holding company. Permitted affiliates include securities brokers, underwriters and dealers, investment managers and companies engaged in other activities that are "financial in nature or incidental thereto" or "complementary." A bank holding company may elect to become a financial holding company if each of its subsidiary banks is "well capitalized," is "well managed," and has at least a satisfactory rating under the Community Reinvestment Act.

     The Gramm-Leach-Bliley Act identifies several activities as financial in nature, including securities brokerage, underwriting, dealing in or making a market in securities and investment management services. In addition, the Federal Reserve Board, in cooperation with the Treasury Department, may declare additional activities to be financial in nature, and the Federal Reserve Board may unilaterally declare activities to be complementary.


FUTURE LEGISLATION

     Various legislation is from time to time introduced in Congress that, if enacted, may change banking statutes and the operating environment of North Fork and its subsidiaries in substantial and unpredictable ways. North Fork cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon the financial condition or results of operations of North Fork or its subsidiaries.


                    DESCRIPTION OF NORTH FORK CAPITAL STOCK


GENERAL

     The authorized capital stock of North Fork consists of 500 million shares of North Fork common stock and 10 million shares of North Fork preferred stock, par value $1.00 per share. The preferred stock may be issued in one or more series with such terms and at such times and for such consideration as the North Fork board of directors determines.


     As of April 17, 2000, 173,643,623 shares of North Fork common stock were outstanding, and no shares of North Fork preferred stock were outstanding. On March 5, 2000, North Fork signed a definitive agreement with FleetBoston pursuant to which FleetBoston agreed, subject to the terms and conditions set forth therein, to purchase (i) 250,000 shares of North Fork's 7.5% Series B Non-Cumulative Convertible Preferred Stock, par value $1.00 per share and with a liquidation preference of $1,000.00 per share, and (ii) common stock purchase rights to acquire 7,500,000 shares of North Fork common stock. See "The Offer--Source and Amount of Funds" beginning on page 67.

     As of April 17, 2000, 5,673,310 shares of North Fork common stock had been reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans, and 500,542 shares of North Fork common stock were reserved for issuance pursuant to North Fork's dividend reinvestment and stock purchase plans.


     The following summary of the terms of the capital stock of North Fork is not intended to be complete and is subject in all respects to the applicable provisions of the DGCL and is qualified by reference to the certificate of incorporation and bylaws of North Fork. To obtain copies of these documents, see "Where You Can Find More Information" on page 4.


COMMON STOCK

     The outstanding shares of North Fork common stock are fully paid and nonassessable. Holders of North Fork common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of North Fork common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. The North Fork common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

     Subject to the preferences applicable to any shares of North Fork preferred stock outstanding at the time, holders of North Fork common stock are entitled to dividends when and as declared by the North Fork board of directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.


PREFERRED STOCK

     No shares of preferred stock are outstanding. The board of directors of North Fork may, without further action by the stockholders of North Fork, issue a series of North Fork preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.



     Series B Non-Cumulative Preferred Stock. On March 5, 2000, North Fork entered into a definitive agreement with FleetBoston pursuant to which FleetBoston agreed, subject to the terms and conditions set forth therein, to purchase 250,000 shares of North Fork's 7.5% Series B Non-Cumulative Convertible Preferred Stock. See "The Offer--Source and Amount of Funds." The North Fork preferred includes restrictions on the ability of North Fork to pay dividends on, or redeem or repurchase, securities of North Fork on parity with or ranking junior to the North Fork preferred, including North Fork common stock, during any dividend period if dividends on the North Fork preferred are not paid in respect of such dividend period.



     When issued in accordance with the terms of the stock purchase agreement, the North Fork preferred shares will bear a non-cumulative cash dividend of 7.5% per annum (payable quarterly) and will be redeemable, at North Fork's option, in whole or in part, at any time after the third anniversary of the issuance date at a redemption price of $1,000 per share, plus declared and unpaid dividends. The North Fork preferred shares will be convertible, in whole or in part, at any time and from time to time, at the option of the holder into shares of North Fork common stock at a conversion price of $18.69 per share of North Fork common stock, subject to certain anti-dilution adjustments. The shares of North Fork preferred will not be subject to any sinking fund provisions and will have no preemptive rights. Such shares provide for a liquidation preference of $1,000 per share, plus declared and unpaid dividends.



     Holders of North Fork preferred shares will not have any voting rights, except that if dividends on shares of the North Fork preferred have not been paid for six dividend periods, the holders of shares of the North Fork preferred, voting together as a class with the holders of any other stock on parity with the North Fork preferred, will have the exclusive right to elect two additional directors at North Fork's next annual meeting of stockholders and at each subsequent annual meeting until full dividends have been paid or declared and set apart for payment for four consecutive dividend periods. The term of such directors elected thereby will terminate upon the payment or the declaration and setting aside for payment of full dividends on the North Fork preferred for four consecutive dividend periods.



     In addition, so long as any shares of the North Fork preferred are outstanding, North Fork may not, without the consent or vote of the holders of at least two-thirds of the outstanding shares of North Fork preferred, voting separately as a class:


     o amend, alter or repeal or otherwise change any provision of the Restated Certificate of Incorporation of North Fork if such amendment, alteration, repeal or change would materially and adversely affect the rights, preferences, powers or privileges of the North Fork preferred,


     o authorize, create or increase the authorized amount of or issue any class or series of any equity securities of North Fork, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of North Fork, ranking prior to the North Fork preferred, either as to dividend rights or rights on liquidation, dissolution or winding up of North Fork,


     o authorize or issue any additional shares of the North Fork preferred, or


     o merge, consolidate, reorganize or effect any other business combination involving North Fork, unless the resulting corporation will thereafter have no class or series of equity securities either authorized or outstanding ranking prior to the North Fork preferred as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, except the same number of shares of such equity securities with the same rights, preferences, powers and privileges as the shares of equity securities of North Fork that are authorized and outstanding immediately prior to such transaction.

ANTI-TAKEOVER PROVISIONS


     The North Fork certificate of incorporation and North Fork's bylaws provide that the North Fork board of directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three year terms, so that approximately one-third of the directors of North Fork are elected at each annual meeting of the stockholders. In addition, North Fork's bylaws provide that the power to fill vacancies is vested in the North Fork board of directors. The overall effect of such provisions may be to prevent a person or entity from seeking to acquire control of North Fork through an increase in the number of directors on the North Fork board and the election of designated nominees to fill such newly created vacancies.


                       COMPARISON OF STOCKHOLDER RIGHTS



     North Fork and Dime are incorporated under the laws of the State of Delaware. The rights of Dime stockholders are currently governed by the DGCL, the certificate of incorporation of Dime and the amended and restated bylaws of Dime. Upon completion of the offer, Dime stockholders who have validly tendered and not properly withdrawn Dime shares on or prior to the expiration date will become stockholders of North Fork, and their rights as such will be governed by the DGCL, the North Fork certificate of incorporation, as amended, and the bylaws of North Fork. The material differences between the rights of holders of Dime common stock and the rights of holders of North Fork common stock, resulting from the differences in their governing documents, are summarized below.


     The following summary does not purport to be a complete statement of the rights of holders of North Fork common stock under applicable Delaware law, the North Fork certificate of incorporation and the North Fork bylaws or the rights of the holders of Dime common stock under applicable Delaware law, the Dime certificate of incorporation and the Dime bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the governing corporate instruments of North Fork and Dime, to which the holders of Dime common stock are referred. Copies of such governing corporate instruments of North Fork and Dime are available, without charge, to any person, including any beneficial owner to whom this prospectus is delivered, by following the instructions listed under "Where You Can Find More Information" on page 4.

                  SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE
     RIGHTS OF NORTH FORK STOCKHOLDERS AND THE RIGHTS OF DIME STOCKHOLDERS






                               NORTH FORK STOCKHOLDER RIGHTS                   DIME STOCKHOLDER RIGHTS
                         -----------------------------------------   ------------------------------------------
SIZE AND COMPOSITION     Delaware law permits a certificate of       Dime's certificate of incorporation
OF THE BOARD OF          incorporation to provide that a board       provides for a similarly classified
DIRECTORS:               of directors be divided into classes,       board.
                         with each class having a term of office
                         longer than one year but no longer          Dime's certificate of incorporation
                         than three years. North Fork's cer-         provides that the size of the board of
                         tificate of incorporation provides that     directors shall be fixed from time to
                         the North Fork board of directors shall     time by a vote of the majority of
                         have three classes, which shall serve       directors then in office. Dime's by-
                         for a term ending at the third annual       laws provide that the board will con-
                         meeting following the annual meeting        sist of between seven and twenty-four
                         at which they were elected.                 members.

                         North Fork's certificate of incor-
                         poration provides that the size of the
                         board of directors shall be fixed from
                         time to time by action of the stockhold-ers or by action of the board of direc-tors but shall not be less than three members. The by-laws provide that the board will consist of at least five mem-bers.

STOCKHOLDER RIGHTS       North Fork does not have a stock-           Dime maintains a stockholder rights
PLAN OR "POISON PILL":   holder rights plan. While North Fork        plan. The terms of the rights plan
                         has no present intention to adopt a         provide each share of common stock
                         stockholder rights plan, the North Fork     one right to purchase one-hundredth
                         board or the combined company board         of a share of participating preferred
                         could do so without stockholder ap-         stock of Dime at an exercise price of
                         proval at any future time.                  $50, subject to adjustment, after the
                                                                     separation time, which is after the
                                                                     close of business on the earlier of (i)
                                                                     the tenth business day after com-
                                                                     mencement of a tender or exchange
                                                                     offer that, if consummated, would re-
                                                                     sult in a person becoming an acquiring
                                                                     person, which is defined in the rights
                                                                     agreement as a person beneficially
                                                                     owning 20% or more of the outstand-
                                                                     ing shares of Dime common stock;
                                                                     and (ii) the tenth business day after
                                                                     the first date of public announcement
                                                                     that a person has become an acquiring
                                                                     person, which is also called the flip-in
                                                                     date.

 NORTH FORK STOCKHOLDER RIGHTS              DIME STOCKHOLDER RIGHTS
-------------------------------   ------------------------------------------
                                  The rights are not exercisable until
                                  the business day following the separa-
                                  tion time. The rights expire on the
                                  earlier of (i) the close of business on
                                  November 6, 2005; (ii) redemption, as
                                  described below; (iii) an exchange for
                                  common stock, as described below; or
                                  (iv) the merger of Dime into another
                                  corporation pursuant to an agreement
                                  entered into prior to a flip-in date.

                                  The Dime board of directors may, at
                                  any time prior to occurrence of a
                                  flip-in date, redeem all the rights at a price of $0.01 per right.

                                  If a flip-in date occurs, each right,
                                  other than those held by the acquiring
                                  person or any affiliate or associate of
                                  the acquiring person or by any trans-
                                  ferees of any of these persons, will
                                  constitute the right to purchase shares
                                  of Dime common stock having an
                                  aggregate market price equal to $100
                                  in cash, subject to adjustment. In ad-
                                  dition, the Dime board of directors
                                  may at any time between a flip-in date
                                  and the time that an acquiring person
                                  becomes the beneficial owner of more
                                  than 50% of the outstanding shares of
                                  Dime common stock elect to exchange
                                  the rights for shares of Dime common
                                  stock at an exchange ratio of one
                                  share of Dime common stock per right.

                                  Under the rights agreement, if a flip-in date occurs, Dime may not consoli-date or merge, or engage in other similar transactions, with an acquiring person without entering into a supple-mental agreement with the acquiring person providing that, upon consum-mation or occurrence of the transac-tion, each right shall thereafter consti-tute the right to purchase common stock of the acquiring person having an aggregate market price equal to $100 in cash, subject to adjustment.

                                 NORTH FORK STOCKHOLDER RIGHTS                   DIME STOCKHOLDER RIGHTS
                          -------------------------------------------   ----------------------------------------
STOCKHOLDER               North Fork's by-laws permit stockhold-        Dime's certificate of incorporation and
NOMINATIONS AND           ers of record to nominate candidates          by-laws provide that proposals by
PROPOSALS FOR BUSINESS:   for election to North Fork's board of         stockholders of business to be consid-
                          directors and to introduce other busi-        ered at an annual meeting, and nomi-
                          ness that is a proper matter for stock-       nations by stockholders for election of
                          holder action in connection with any          directors at an annual meeting, must
                          annual meeting of stockholders. In ei-        be stated in writing and filed with
                          ther case, the stockholder must pro-          Dime's Secretary between 60 and 90
                          vide timely notice to the Secretary of        days prior to the anniversary date of
                          North Fork and the notice must con-           the notice of meeting mailed to stock-
                          tain specific information as further de-      holders in connection with the previ-
                          lineated in North Fork's by-laws.             ous year's annual meeting. With re-
                                                                        spect to an election of directors to be
                          To be timely, notice must be given to         held at a special meeting of stockhold-
                          North Fork's Secretary not less than 60       ers, notice of nomination must be
                          days in the case of a notice of a nomi-       delivered before the close of business
                          nee and 45 days in the case of a notice       on the seventh day following the date
                          of a proposed item of business, nor           on which notice of such meeting is
                          more than 90 days, in either case,            first given to stockholders.
                          before the anniversary of the date of
                          the prior year's annual meeting of            Dime's by-laws also require that any
                          stockholders in the case of a notice of       notice of nomination by a stockholder
                          a nominee, and the anniversary of the         provide certain information concern-
                          date on which North Fork first mailed         ing the stockholder and his or her
                          its proxy materials for the preceding         nominee, including, among other
                          annual meeting, in the case of a notice       things, the information regarding the
                          of a proposed item of business. How-          nominee as would be required to be
                          ever, in either case, if the annual meet-     included in a proxy statement filed
                          ing is held on a date that is not within      pursuant to the proxy rules of the
                          30 days before or after the anniversary       SEC, and the consent of the nominee
                          of the date of the prior year's annual        to serve as a director of Dime if
                          meeting, the notice must be received          elected. The presiding officer at the
                          no later than the close of business on        meeting may refuse to acknowledge
                          the 10th day following the day on             the nomination of any person not
                          which notice of the date of the annual        made in compliance with these proce-
                          meeting was mailed or public disclo-          dures.
                          sure of the date of the annual meeting
                          was made, whichever first occurs.             Dime's by-laws further provide that
                                                                        the number of proposals that may be
                                                                        submitted by a stockholder is limited
                                                                        to two and set forth the reasons that a
                                                                        proposal could be deemed out of or-
                                                                        der. The types of proposals that Dime
                                                                        does not have to consider if raised by
                                                                        a stockholder in connection with an
                                                                        annual meeting include those that
                                                                        would violate laws or regulations,
                                                                        would result in a breach or violation
                                                                        of contract, would be impossible to
                                                                        accomplish, are not a proper matter
                                                                        for stockholder action or relate to
                                                                        ordinary business operations.

                                 NORTH FORK STOCKHOLDER RIGHTS                    DIME STOCKHOLDER RIGHTS
                          -------------------------------------------   ------------------------------------------
REMOVAL OF DIRECTORS:     In accordance with Delaware law,              The Dime certificate and by-laws pro-
                          North Fork stockholders may remove            vide that stockholders of Dime may
                          a director only for cause by a vote of        only remove a director for cause and
                          the holders of a majority of the then-        only by the affirmative vote of at least
                          outstanding shares entitled to vote           two-thirds of the outstanding shares
                          thereon.                                      entitled to vote. In addition, the Dime
                                                                        certificate and by-laws gives a major-
                                                                        ity of the board of directors the ability
                                                                        to remove a director if such removal is
                                                                        directed by a federal banking agency.

INDEMNIFICATION OF        North Fork's by-laws generally provide        The Dime certificate of incorporation
DIRECTORS AND OFFICERS;   for indemnification of officers or direc-     generally provides for the indemnifi-
PERSONAL LIABILITY OF     tors of North Fork to the extent per-         cation of persons serving as a director
DIRECTORS:                mitted by Delaware law. Furthermore,          or officer of Dime or at the request of
                          subject to Delaware law, the North            Dime as a director, officer, employee
                          Fork certificate of incorporation limits      or agent of another corporation or of
                          the personal liability of directors to        a partnership, joint venture, trust or
                          North Fork or its stockholders for mon-       other enterprise, to the fullest extent
                          etary damages for breach of fiduciary         authorized by the DGCL.
                          duty as a director to $25,000 per occur-
                          rence.

AMENDMENT OF BY-LAWS:     North Fork's by-laws may be amended           The Dime certificate of incorporation
                          by affirmative vote of holders of a           and by-laws provide that the Dime
                          majority of the outstanding shares of         board of directors is empowered to
                          North Fork capital stock present and          adopt, amend or repeal the by-laws,
                          voting at a meeting at which a quorum         by a vote of the majority of the entire
                          is present. The North Fork certificate        board of directors, and the stockhold-
                          of incorporation also authorizes the          ers may adopt, amend or repeal the
                          board of directors to adopt, amend or         by-laws by the affirmative vote of
                          repeal the by-laws.                           holders of at least two-thirds of the
                                                                        voting stock, voting together as a single
                                                                        class.

AMENDMENT OF              The DGCL provides that amendments             Dime's certificate of incorporation re-
CERTIFICATE:              to a corporation's certificate of incor-      quires the affirmative vote of the hold-
                          poration generally require a resolution       ers of at least two-thirds of the voting
                          by the corporation's board of directors       power of all of the then-outstanding
                          setting forth the amendment proposed          shares of Dime capital stock entitled
                          and declaring its advisability and the        to vote generally in the election of
                          adoption of such amendment by the             directors, voting together as a single
                          affirmative vote of holders of a major-       class, to amend or repeal the provi-
                          ity of the corporation's outstanding          sions of Dime's certificate of incorpo-
                          stock entitled to vote thereon. The           ration regarding: (i) the board of di-
                          North Fork certificate of incorporation       rectors, (ii) special meetings of
                          contains no further provisions concern-       stockholders, (iii) amendments of
                          ing the amendment of the North Fork           Dime's certificate of incorporation, (iv)
                          certificate.                                  the by-laws, (v) action by written con-
                                                                        sent of the stockholders and (vi) stock-
                                                                        holder proposals. The DGCL pro-

                          NORTH FORK STOCKHOLDER RIGHTS                 DIME STOCKHOLDER RIGHTS
                     ---------------------------------------   -----------------------------------------
                                                               vides that all other amendments to
                                                               Dime's certificate of incorporation re-
                                                               quire the affirmative vote of holders
                                                               of a majority of the then-outstanding
                                                               shares of Dime capital stock entitled
                                                               to vote at a meeting for the election of
                                                               directors.

SPECIAL MEETING OF   Special meetings of North Fork stock-     Special meetings of Dime stockhold-
STOCKHOLDERS:        holders may be called by the board of     ers may be called by the Chairman of
                     directors, the Chairman or the Presi-     the Board (or, if there is none, the
                     dent.                                     Chief Executive Officer) with the ap-
                                                               proval of a majority of the board of
                                                               directors, or by a majority of the
                                                               board of directors, or by the secretary
                                                               of Dime at a written request of the
                                                               majority of the board of directors.
                                                               Special meetings may not be called by
                                                               Dime stockholders.

                               DIME INFORMATION


     While we have included in this prospectus information concerning Dime that is known to us based on publicly available information (primarily filings by Dime with the SEC), we are not affiliated with Dime and Dime has not permitted us to have access to their books and records. Therefore, non-public information concerning Dime was not available to us for the purpose of preparing this prospectus. Although we have no knowledge that would indicate that statements relating to Dime contained or incorporated by reference in this prospectus are inaccurate or incomplete, we were not involved in the preparation of those statements and cannot verify them.



     Pursuant to rule 409 under the Securities Act of 1933 and rule 12b-21 under the Securities Exchange Act of 1934, we are requesting that Dime provide us with information required for complete disclosure regarding the businesses, operations, financial condition and management of Dime. We will amend or supplement this prospectus to provide any and all information we receive from Dime, if we receive the information before our offer expires and we consider it to be material, reliable and appropriate. In addition, pursuant to rule 439 under the Securities Act, we are requesting that KPMG LLP, the independent accountants of Dime, provide us with the consents required for us to incorporate by reference into this prospectus the KPMG audit report included in Dime's Annual Report on Form 10-K for the year ended December 31, 1999. If we receive this consent, we will promptly file it as an exhibit to our registration statement.

                                 LEGAL MATTERS


     The validity of the North Fork common stock offered hereby will be passed upon for North Fork by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.




                                    EXPERTS



     The consolidated financial statements of North Fork and its subsidiaries incorporated in this prospectus by reference to North Fork's Annual Report on Form 10-K for the year ended December 31, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


     The supplemental consolidated balance sheets of North Fork and its subsidiaries, as of December 31, 1999 and 1998 and the related supplemental consolidated statements of income, changes in stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, incorporated in this prospectus and in the registration statement by reference to North Fork's Current Report on Form 8-K filed on April 18, 2000, have been incorporated by reference herein in reliance upon the report with respect to those financials of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated statement of condition of Reliance Bancorp, Inc. and subsidiary as of June 30, 1999 and the related consolidated statements of income, changes in stockholders' equity, comprehensive income and cash flows for the year then ended, incorporated in this prospectus and in the registration statement by reference to North Fork's Current Report on Form 8-K filed on December 30, 1999, have been incorporated by reference in reliance upon the report with respect to those financial statements of Arthur Andersen LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated statement of condition of Reliance Bancorp, Inc. and subsidiary as of June 30, 1998 and the related consolidated statements of income, changes in stockholders' equity, comprehensive income and cash flows for each of the years in the two-year period ended June 30, 1998, incorporated in this prospectus and in the registration statement by reference to North Fork's Current Report on Form 8-K filed on December 30, 1999, have been incorporated by reference herein in reliance upon the report with respect to those financial statements of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of JSB Financial, Inc. and subsidiary as of December 31, 1999 and the related consolidated statements of income, changes in stockholder's equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, incorporated in this prospectus and in the registration statement by reference to the April 14 Form 8-K have been incorporated by reference herein in reliance upon the report with respect to those financial statements of KPMG LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

                          FORWARD-LOOKING STATEMENTS


     This prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements concerning the financial condition, results of operations and business of North Fork following the consummation of its proposed acquisition of Dime, the anticipated financial and other benefits of such proposed acquisition and the plans and objectives of North Fork's management following such proposed acquisition, including, without limitation, statements relating to the cost savings expected to result from the proposed acquisition, anticipated results of operations of the combined company following the proposed acquisition, projected earnings per share of the combined company following the proposed acquisition and the restructuring charges estimated to be incurred in connection with the proposed acquisition. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements.


     These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:


     o cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time frame;

     o operating results following the proposed acquisition may be lower than expected;

     o competitive pressure among financial services companies may increase significantly;

     o costs or difficulties related to the integration of the businesses of North Fork and Dime may be greater than expected;

     o adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the combined company;

     o general economic conditions, whether nationally or in the market areas in which North Fork and Dime conduct business, may be less favorable than expected;

     o legislation or regulatory changes may adversely affect the businesses in which North Fork and Dime are engaged; or

     o    adverse changes may occur in the securities markets.



     See "Where You Can Find More Information" on page 4.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS


NORTH FORK

     North Fork common stock is listed on the NYSE and traded under the symbol "NFB." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of North Fork common stock on the NYSE Composite Transactions reporting system, and the cash dividends declared per share of North Fork common stock.



                                                     PRICE RANGE OF
                                                    COMMON STOCK (1)
                                                  ---------------------
                                                                            DIVIDENDS
                                                     HIGH        LOW       DECLARED (1)
                                                  ---------   ---------   -------------
1998
 First Quarter ................................    $26.67      $19.67         $0.125
 Second Quarter ...............................     27.55       23.31          0.125
 Third Quarter ................................     27.44       18.00          0.125
 Fourth Quarter ...............................     24.00       14.13          0.275
1999
 First Quarter ................................     24.13       20.75          0.15
 Second Quarter ...............................     26.75       19.94          0.15
 Third Quarter ................................     22.38       17.69          0.15
 Fourth Quarter ...............................     21.69       17.13          0.18
2000
 First Quarter ................................     18.25       14.44          0.18
 Second Quarter (through May 3, 2000) .........     18.75       15.81            --


----------
(1) North Fork per share amounts for all applicable periods have been restated to reflect the 3-for-2 common stock split effective May 15, 1998.


DIME

     Dime common stock is listed on the NYSE and traded under the symbol "DME." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of Dime common stock on the NYSE Composite Transactions reporting system, and cash dividends declared per share of Dime common stock.



                                                     PRICE RANGE OF
                                                      COMMON STOCK
                                                  ---------------------
                                                                           DIVIDENDS
                                                     HIGH        LOW       DECLARED
                                                  ---------   ---------   ----------
1998
 First Quarter ................................    $31.25      $23.00        $0.04
 Second Quarter ...............................     32.50       27.63         0.05
 Third Quarter ................................     33.06       18.25         0.05
 Fourth Quarter ...............................     28.00       17.13         0.05
1999
 First Quarter ................................     27.19       22.00         0.05
 Second Quarter ...............................     25.13       19.81         0.06
 Third Quarter ................................     21.81       16.25         0.06
 Fourth Quarter ...............................     19.69       14.75         0.06
2000
 First Quarter ................................     18.50       11.31         0.06
 Second Quarter (through May 3, 2000) .........     19.56       16.56         0.08


NORTH FORK DIVIDEND POLICY


     The holders of North Fork common stock receive dividends if and when declared by the North Fork board of directors out of funds legally available therefor. North Fork expects to continue paying quarterly cash dividends on North Fork common stock. However, North Fork cannot be certain that its dividend policy will remain unchanged after completion of the offer and the merger. The declaration and payment of dividends after the offer and the merger will depend upon business conditions, operating results, capital and reserve requirements and the North Fork board of directors' consideration of other relevant factors.

         PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)



     The following Pro Forma Condensed Combined Financial Statements (Unaudited) are based upon the historical financial statements of North Fork, Reliance, JSB and Dime, under the assumptions and adjustments set forth in the accompanying notes. The North Fork Combined column includes: (i) the Reliance merger, with respect to information as of and for the year ended December 31, 1999, and (ii) the JSB merger with respect to all periods presented. The North Fork Combined pro forma financial information, including the related pro forma adjustments, was previously filed in the April 14 Form 8-K and is incorporated herein by reference. See "Where You Can Find More Information" on page 4. The unaudited pro forma financial information with respect to the North Fork-Dime merger is presented as of and for the year ended December 31, 1999.


     The Pro Forma Condensed Combined Balance Sheet (Unaudited) gives effect to the Reliance, JSB and North Fork-Dime mergers as if such transactions had become effective as of December 31, 1999. The Pro Forma Condensed Combined Statements of Income (Unaudited) give effect to (a) the JSB merger as if it had been consummated at the beginning of the periods presented and (b) each of the Reliance merger and the North Fork-Dime merger as if it had been consummated at January 1, 1999. The pro forma information assumes that the North Fork-Dime merger is accounted for using the purchase method of accounting.


     North Fork has not had access to additional proprietary and confidential corporate, financial and other information of Dime and has not had an opportunity to undertake any due diligence procedures. Such information and procedures may provide North Fork with additional information that could materially affect the assumptions and pro forma adjustments and, accordingly, the purchase price allocation and remaining net intangible assets.



     Furthermore, the ultimate determination of the net intangible assets recognized in connection with the acquisition of Dime may change significantly from the amount assumed in the Pro Forma Condensed Combined Financial Statements (Unaudited) and these differences may be material.



     The Pro Forma Condensed Combined Financial Statements (Unaudited) are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of North Fork would have been had the acquisitions of Reliance, JSB and/or Dime occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.


     The Pro Forma Condensed Combined Financial Statements (Unaudited) do not give effect to the estimated cost savings that are expected to result from these transactions.


     The Pro Forma Condensed Combined Financial Statements (Unaudited) should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of North Fork, Reliance, JSB and Dime that are incorporated herein by reference. See "Where You Can Find More Information" on page 4. Certain Reliance, JSB and Dime financial information has been reclassified to conform with North Fork's financial information.

                        NORTH FORK BANCORPORATION, INC.
COMBINED WITH RELIANCE BANCORP, INC., JSB FINANCIAL, INC. AND DIME BANCORP,
                                     INC.
                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)
                               DECEMBER 31, 1999
                            (dollars in thousands)




                                                                     NORTH FORK
                                                     NORTH FORK     COMBINED(1)
                                                  --------------- ---------------
ASSETS
Cash & Due from Banks ...........................   $   299,946     $   341,893
Money Market Investments ........................        63,767         117,266
Securities:
 Available-for-Sale .............................     3,592,917       4,617,876
 Held-to-Maturity ...............................     1,229,703       1,659,169
                                                    -----------     -----------
  Total Securities ..............................     4,822,620       6,277,045
                                                    -----------     -----------
Loans, net of Unearned Income and Fees ..........     6,617,130       8,881,597
 Allowance for Loan Losses ......................        68,595          83,570
                                                    -----------     -----------
  Net Loans .....................................     6,548,535       8,798,027
                                                    -----------     -----------
Premises & Equipment, Net .......................        74,740         110,069
Accrued Interest Receivable .....................        70,578          91,683
Mortgage Servicing Asset ........................            --
Intangible Assets ...............................        79,151         339,070
Other Assets ....................................       148,779         246,007
                                                    -----------     -----------
  TOTAL ASSETS ..................................   $12,108,116     $16,321,060
                                                    ===========     ===========
Liabilities and Stockholders' Equity
Demand Deposits .................................   $ 1,507,162     $ 1,622,242
Savings N.O.W. & Money Market Deposits ..........     2,965,125       4,238,473
Time Deposits ...................................     2,072,463       3,328,281
                                                    -----------     -----------
  Total Deposits ................................     6,544,750       9,188,996
                                                    -----------     -----------
Federal Funds Purchased & Securities Sold
 Under Agreements to Repurchase .................     2,665,200       2,921,981
Other Borrowings ................................     1,844,000       2,308,097
Accrued Expenses and Other Liabilities ..........       236,142         389,680
                                                    -----------     -----------
  Total Liabilities .............................    11,290,092      14,808,754
Capital Securities ..............................       199,314         244,314
Stockholders' Equity
Preferred Stock .................................            --              --
Common Stock ....................................       362,816           1,733
Additional Paid in Capital ......................        33,381         350,155
Retained Earnings ...............................       677,853         989,680
Accumulated Other Comprehensive Income --
 Unrealized (Losses)/Gains on Securities
 Available-for-Sale, net of taxes ...............       (75,805)        (36,889)
Deferred Compensation ...........................       (28,007)        (28,007)
Treasury Stock ..................................      (351,528)         (8,680)
                                                    -----------     -----------
  Total Stockholders' Equity ....................       618,710       1,267,992
                                                    -----------     -----------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $12,108,116     $16,321,060
                                                    ===========     ===========
Selected Capital Ratios:
Tier 1 Capital Ratio ............................         11.48%          12.75%
Total Adjusted Capital Ratio ....................         12.45           13.96
Leverage Ratio ..................................          6.84            7.70



                                                                                                      NORTH FORK
                                                                     PRO FORMA       PRO FORMA       COMBINED/DIME
                                                        DIME           DEBITS         CREDITS          PRO FORMA
                                                  --------------- --------------- ---------------   --------------
ASSETS
Cash & Due from Banks ...........................   $   414,289     $    250,000 6  $    220,408 2    $   757,653
                                                                                          28,121 2b
Money Market Investments ........................        18,166                                           135,432
Securities:
 Available-for-Sale .............................     4,178,408          149,706 8                      4,885,050
                                                                           4,049 2c       14,499 2a
                                                                           1,338 7        11,859 7
                                                                                         199,969 8
                                                                                       1,840,000 6
                                                                                       2,000,000 5
 Held-to-Maturity ...............................            --                                         1,659,169
                                                    -----------    -------------   -------------      -----------
  Total Securities ..............................     4,178,408          155,093       4,066,327        6,544,219
                                                    -----------    -------------   -------------      -----------
Loans, net of Unearned Income and Fees ..........    16,940,721                          261,264 8     25,561,054
 Allowance for Loan Losses ......................       140,296                                           223,866
                                                    -----------    -------------   -------------      -----------
  Net Loans .....................................    16,800,425               --         261,264       25,337,188
                                                    -----------    -------------   -------------      -----------
Premises & Equipment, Net .......................       207,373                                           317,442
Accrued Interest Receivable .....................       104,473                                           196,156
Mortgage Servicing Asset ........................       980,934                                           980,934
Intangible Assets ...............................       531,415        2,052,805 2a    1,603,362 2d     1,599,180
                                                                          14,499 2c      214,603 8
                                                                             510 7       104,000 6
                                                                          28,121 2b
                                                                         254,923 4
                                                                         129,980 8
                                                                         169,822 8
Other Assets ....................................       685,842              274 7        62,449 8        909,224
                                                                          51,975 4       115,556 8
                                                                          69,989 8        56,000 6
                                                                          91,442 8         1,729 2c
                                                                                             571 2c
                                                    -----------    -------------   -------------      -----------
  TOTAL ASSETS ..................................   $23,921,325    $   3,269,433   $   6,734,390      $36,777,428
                                                    ===========    =============   =============      ===========
Liabilities and Stockholders' Equity
Demand Deposits .................................   $ 1,257,547           54,060 8                    $ 2,649,373
                                                                         176,356 6
Savings N.O.W. & Money Market Deposits ..........     6,422,698          276,099 8                      9,484,364
                                                                         900,708 6
Time Deposits ...................................     6,581,204          922,936 6                      8,986,549
                                                    -----------    -------------   -------------      -----------
  Total Deposits ................................    14,261,449        2,330,159              --       21,120,286
                                                    -----------    -------------   -------------      -----------
Federal Funds Purchased & Securities Sold
 Under Agreements to Repurchase .................     1,106,067                                         4,028,048
Other Borrowings ................................     6,487,706        2,000,000 5                      6,795,803
Accrued Expenses and Other Liabilities ..........       397,779               --         306,898 4      1,094,357
                                                    -----------    -------------   -------------      -----------
  Total Liabilities .............................    22,253,001        4,330,159         306,898       33,038,494
Capital Securities ..............................       152,219           11,075 7                        385,458
Stockholders' Equity
Preferred Stock .................................            --                          250,000 6        250,000
Common Stock ....................................         1,203            1,203 2d        1,025 2a         2,758
Additional Paid in Capital ......................     1,166,530        1,166,530 2d    1,831,372 2a     2,181,527
Retained Earnings ...............................       670,343          670,343 2d                       989,680
Accumulated Other Comprehensive Income --
 Unrealized (Losses)/Gains on Securities
 Available-for-Sale, net of taxes ...............       (87,257)                          87,257 8        (33,802)
                                                                                           2,320 2c
                                                                                             767 2c
Deferred Compensation ...........................        (4,679)                           4,679 2d       (28,007)
Treasury Stock ..................................      (230,035)                         230,035 2d        (8,680)
                                                    -----------    -------------   -------------      -----------
  Total Stockholders' Equity ....................     1,516,105        1,838,076       2,407,455        3,353,476
                                                    -----------    -------------   -------------      -----------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $23,921,325    $   6,179,310   $   2,714,353      $36,777,428
                                                    ===========    =============   =============      ===========
Selected Capital Ratios:
Tier 1 Capital Ratio ............................          7.77%                                             9.43%
Total Adjusted Capital Ratio ....................          8.66                                             10.53
Leverage Ratio ..................................          5.40                                              6.36


----------

(1)   As previously reported on the April 14 Form 8-K.

                        NORTH FORK BANCORPORATION, INC.
COMBINED WITH RELIANCE BANCORP, INC., JSB FINANCIAL, INC. AND DIME BANCORP,
                                     INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     FOR THE YEAR ENDED DECEMBER 31, 1999
                    (in thousands, except per share amounts)






                                                     NORTH FORK                   PRO FORMA       PRO FORMA           NORTH FORK
                                        NORTH FORK    COMBINED        DIME         DEBITS          CREDITS            PRO FORMA
                                       ------------ ------------ ------------- --------------   -------------        ------------
Interest Income ......................   $817,746    $1,081,774   $1,419,098       $288,000 5,6    $  101,310 8      $2,314,182
Interest Expense .....................    368,440       496,911      840,613         59,429 8         235,000 5,6     1,161,953
                                         --------    ----------   ----------    -----------       -----------        ----------
 Net Interest Income .................    449,306       584,863      578,485        347,429           336,310         1,152,229
Provision for Loan Losses ............      6,000         6,163       29,500                                             35,663
                                         --------    ----------   ----------    -----------       -----------        ----------
 Net Interest Income after Provision
   for Loan Losses ...................    443,306       578,700      548,985        347,429           336,310         1,116,566
Non-Interest Income ..................     73,017        84,812      568,243                                            653,055
Other Non-Interest Expense ...........    152,043       215,862      589,470                               --           805,332
Capital Securities Costs .............     16,843        20,929           --                                             20,929
Amortization of Intangible Assets ....      8,408        21,404       18,520         63,005 3          18,520 3          84,409
Amortization of Mortgage Servicing
 Assets ..............................         --            --      122,786                                            122,786
                                         --------    ----------   ----------    -----------       -----------        ----------
 Income before Income Taxes and
   Extraordinary Items ...............    339,029       405,317      386,452        410,434           354,830           736,165
Provision for Income Taxes ...........    118,660       151,967      142,512                           18,550 5,6       275,929
                                         --------    ----------   ----------    -----------       -----------        ----------
 Net Income before Extraordinary
   Items .............................    220,369       253,350      243,940        410,434           373,380           460,236
                                         --------    ----------   ----------    -----------       -----------        ----------
Extraordinary Items -- Losses on
 Early Extingishment Of Debt, net of
 tax .................................         --            --       (4,127)            --                --            (4,127)
                                         --------    ----------   ----------    -----------       -----------        ----------
 Net Income ..........................    220,369       253,350      239,813        410,434           373,380           456,109
Preferred Dividends ..................         --            --           --         18,750 6                            18,750
                                         --------    ----------   ----------    -----------       -----------        ----------
 Net Income for Common
   Shareholders ......................   $220,369    $  253,350   $  239,813    $   429,184       $   373,380        $  437,359
                                         ========    ==========   ==========    ===========       ===========        ==========
Basic Earnings per Common Share:
 Income before Extraordinary Items....   $   1.63    $     1.49   $     2.19                                         $     1.68
 Net Income ..........................   $   1.63    $     1.49   $     2.15                                         $     1.66
Diluted Earnings per Common Share:
 Income before Extraordinary Items....   $   1.62    $     1.47   $     2.17                                         $     1.58
 Net Income ..........................   $   1.62    $     1.47   $     2.13                                         $     1.57
Earnings per Share after Preferred
 Dividends:
 Basic ...............................   $   1.63    $     1.49   $     2.15                                         $     1.60
 Diluted .............................   $   1.62    $     1.47   $     2.13                                         $     1.50
 Weighted Average Shares
   Outstanding -- Basic ..............    135,025       170,436      111,355                                            274,018 9
 Weighted Average Shares
   Outstanding -- Diluted ............    135,865       172,731      112,533                                            290,785 9


SEE "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)"

                        NORTH FORK BANCORPORATION, INC.
                       COMBINED WITH JSB FINANCIAL, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                   (in thousands, except per share amounts)






                                                                                 NORTH FORK
                                                                  NORTH FORK      COMBINED
                                                                 ------------   -----------
Interest Income ..............................................     $753,100      $870,913
Interest Expense .............................................      328,456       366,932
                                                                   --------      --------
 Net Interest Income .........................................      424,644       503,981
Provision for Loan Losses ....................................       15,500        15,551
                                                                   --------      --------
 Net Interest Income after Provision for Loan Losses .........      409,144       488,430
Non-Interest Income ..........................................       64,318        70,166
Other Non-Interest Expense ...................................      146,607       174,065
Capital Securities Costs .....................................       16,843        16,843
Amortization and Write-down of Intangible Assets .............       14,479        14,479
Merger Related Restructure Charge ............................       52,452        52,452
                                                                   --------      --------
 Income before Income Taxes ..................................      243,081       300,757
Provision for Income Taxes ...................................       75,106        88,394
                                                                   --------      --------
 Net Income ..................................................     $167,975      $212,363
                                                                   ========      ========
Earnings per Share -- Basic ..................................     $   1.19      $   1.25
Earnings per Share -- Diluted ................................     $   1.18      $   1.23
Weighted Average Shares Outstanding -- Basic .................      140,706       170,085
Weighted Average Shares Outstanding -- Diluted ...............      141,766       171,988


SEE "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)"

                        NORTH FORK BANCORPORATION, INC.
                       COMBINED WITH JSB FINANCIAL, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                   (in thousands, except per share amounts)






                                                                                 NORTH FORK
                                                                  NORTH FORK      COMBINED
                                                                 ------------   -----------
Interest Income ..............................................     $724,424      $834,035
Interest Expense .............................................      326,803       366,677
                                                                   --------      --------
 Net Interest Income .........................................      397,621       467,358
Provision for Loan Losses ....................................        8,100         8,748
                                                                   --------      --------
 Net Interest Income after Provision for Loan Losses .........      389,521       458,610
Non-Interest Income ..........................................       59,322        79,382
Other Non-Interest Expense ...................................      157,182       184,616
Capital Securities Costs .....................................        9,235         9,235
Amortization of Intangible Assets ............................        7,292         7,292
                                                                   --------      --------
 Income before Income Taxes ..................................      275,134       336,849
Provision for Income Taxes ...................................      104,613       129,238
                                                                   --------      --------
 Net Income ..................................................     $170,521      $207,611
                                                                   ========      ========
Earnings Per Share -- Basic ..................................     $   1.24      $   1.25
Earnings Per Share -- Diluted ................................     $   1.22      $   1.22
Weighted Average Shares Outstanding -- Basic .................      136,761       166,335
Weighted Average Shares Outstanding -- Diluted ...............      139,333       169,903



SEE "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)"

                                   NOTES TO
       THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)



Note (1) Basis of Presentation


     The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Reliance merger and the North Fork-Dime merger become effective as of January 1, 1999 or had the JSB merger become effective at the beginning of any of the periods presented. The pro forma information presented is not necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. We have assumed that the North Fork-Dime merger will be completed during the third quarter of 2000.

     The North Fork-Dime merger will be accounted for under the purchase method of accounting and, as such, the assets and liabilities of Dime will be recorded at their estimated fair values. The Pro Forma Condensed Combined Balance Sheet (Unaudited) reflects estimated adjustments necessary to allocate a portion of the purchase price paid for Dime to the individual assets acquired and liabilities assumed in the North Fork-Dime merger. The remaining purchase price in excess of the fair value of the assets and liabilities acquired has been reflected as an intangible asset.

     The Pro Forma Condensed Combined Balance Sheet (Unaudited) gives effect to the North Fork-Dime merger as if the transaction had become effective as of December 31, 1999. The Pro Forma Condensed Combined Statements of Income (Unaudited) give effect to the North Fork-Dime merger as if the transaction had become effective as of January 1, 1999.

     The North Fork Combined pro forma financial information included in the Pro Forma Condensed Combined Financial Statements (Unaudited) includes: (i) the Reliance merger, with respect to information for the year ended December 31, 1999, and (ii) the JSB merger with respect to all periods presented. The details regarding the pro forma adjustments for the North Fork Combined pro forma financial information are set forth in the April 14 Form 8-K, which is incorporated herein by reference. See "Where You Can Find More Information" on page 4.



Note (2)

     The terms of the North Fork-Dime merger reflect an $18.63 per share purchase price consisting of 0.9302 shares of North Fork common stock and $2.00 net in cash per share for each of the 110,894,870 Dime shares outstanding as of December 31, 1999 (reduced by the 690,900 shares of Dime common stock owned by North Fork). The equivalent number of North Fork shares to be issued is 102,511,733. The cash consideration is approximately $220.4 million or $2.00 per share.

     Pro forma adjustments to stockholders' equity at December 31, 1999 reflect the North Fork-Dime merger accounted for in accordance with the purchase method of accounting through:

     (a) The issuance of 102,511,733 shares of North Fork common stock at $17.875 (the closing price of North Fork common stock on March 31, 2000) in exchange for the 110,203,970 outstanding common shares of Dime based on the exchange ratio of 0.9302. This excludes the 690,900 shares of Dime common stock owned by North Fork in its Available-For-Sale portfolio at an average per share cost of $20.99, which are assumed to be retired at cost.


     (b) A cash payment of $28.1 million for the satisfaction of a portion of the Dime stock options outstanding at December 31, 1999. Based on information set forth in Dime's December 31, 1999 Form 10-K, approximately 4.0 million of Dime's outstanding 7.9 million stock options have strike prices below $18.63. The weighted average strike price of these 4.0 million options is estimated to be $11.59. All of the aforementioned options are assumed to be satisfied by cash payments for the excess of $18.63 over the estimated $11.59 strike price and no tax benefit has been recognized.

     (c) The entire investment portfolio is recorded at the fair value as detailed in Note (8), therefore, Dime's Available-For-Sale mark to market, which is included in Available-for-Sale Securities, Other Assets and Accumulated Other Comprehensive Income, is reversed.

     (d) The elimination of Dime stockholders' equity at December 31, 1999.


Note (3)


     The North Fork-Dime merger results in an increase in the consolidated intangible assets of $1,260.1 million. The items that give rise to the increase are detailed below and are more fully described in the detailed components in Notes (4) through (8). The incremental intangible asset will be amortized on a straight-line basis over a 20-year period.


     A reconciliation of the excess consideration paid by North Fork over the fair value of Dime's net assets acquired is as follows (in thousands):




North Fork Common Stock (102,511,733 shares at $17.875 per
 share) .............................................................                    $1,832,397
Cash consideration at $2.00 per share ...............................                       220,408
North Fork Investment in Dime, at cost (690,900 shares at
 $20.99 per share)...................................................                        14,499
Cash Payments for Exercise of Options ...............................                        28,122
Transaction Costs, Net of Taxes .....................................                       254,922
Other Items, net ....................................................                           510
                                                                                         ----------
      Total Consideration Paid ......................................                    $2,350,858
   Dime Equity ......................................................     1,516,105
   Historical Goodwill ..............................................      (531,415)
   Historical Available-For-Sale mark-to-market, net of tax .........        87,257
   Fair value adjustments to Assets/Liabilities, net of tax .........       (85,198)
                                                                          ---------
    Subtotal ........................................................                       986,749
                                                                                         ----------
      Consideration in excess of Dime Tangible Book Value,
       as adjusted ..................................................                     1,364,109
   Less: Gain on Sale of Branches, net of taxes .....................                      (104,000)
                                                                                         ----------
Net Intangible Asset Recognized in Dime Acquisition .................                    $1,260,109
                                                                                         ==========


Note (4)


     Transaction costs of approximately $306.9 million, net of $56.1 million in related tax benefits, will be incurred upon consummation of the North Fork-Dime merger and reflected as a component of the purchase price for financial reporting purposes. A summary of the transaction costs, based on North Fork's preliminary estimates, is as follows:






                                                                          EXPECTED COSTS
                                                                         ---------------
TYPE OF COST
------------------------------------------------------------------------  (IN THOUSANDS)
    Transaction Costs ..................................................    $118,140
    Change in Control and Severance Agreements for Dime Senior Officers      108,200
    Other Employee Compensation and Severance Costs ....................      39,208
    Facilities and Systems Costs .......................................      32,500
    Other Merger Related Costs .........................................       8,850
                                                                            --------
       Total Pre-Tax Transaction Costs .................................     306,898
    Less: Related Tax Benefit ..........................................      56,051
    Add: State and Local Tax Bad Debt Recapture, Net of Federal Benefit       (4,076)
                                                                            --------
    Total Transaction Costs, Net of Taxes ..............................    $254,923
                                                                            ========


     Transaction costs consist primarily of investment banking, legal fees, other professional fees, expenses associated with shareholder and customer notifications and an estimate of the fees associated with the termination of the proposed Dime-Hudson merger transaction. Other employee compensation and severance costs consist primarily of employee severance, transitional staffing and related employee benefit expenses. Facility and system costs consist primarily of lease termination charges and equipment write-offs resulting from the consolidation of duplicate headquarters and operational facilities. Also reflected are estimates of the costs associated with the potential cancellation of certain data and item processing contracts and the deconversion of Dime's computer systems. Other merger related costs arise primarily from the application of North Fork's accounting practices to the accounts of Dime and other expenses associated with the integration of operations. Refinements to the foregoing estimates may occur subsequent to the completion of the Dime merger.


     The effect of the transaction costs has been reflected in the Pro Forma Condensed Combined Balance Sheet (Unaudited) as of December 31, 1999; however, it has not been reflected in the Pro Forma Condensed Combined Statements of Income (Unaudited). Although no assurance can be given, North Fork estimates that cost savings will be achieved at an annual rate of approximately $100.0 million on an after-tax basis beginning in 2001 as a result of steps to be taken to integrate operations and to achieve efficiencies in certain combined lines of business. The pro forma financial information does not give effect to these estimated cost savings.

     The transaction costs and merger related cost savings were determined based upon preliminary estimates. North Fork was unable to discuss any of these estimates with Dime management and has had no access to internal information about its operations. North Fork relied on publicly-available information concerning Dime, its general knowledge of the markets in which North Fork and Dime compete and past experience with respect to its own operations and the integration of acquired financial institutions. See "Reasons for the North Fork Offer" beginning on page 30.



Note (5)

     Reflects the liquidation of $3.84 billion in Available-For-Sale securities, with $2.0 billion in proceeds utilized to reduce short-term liabilities of the combined company. These securities, with a weighted average yield of 7.50%, are assumed to be liquidated at their respective book values. The borrowings to be repaid are assumed to have a weighted average cost of funds of 6.25%. The pre-tax net income adjustment is $25.0 million on an annual basis. The after tax amount of $16.3 million is calculated utilizing North Fork's effective tax rate of 35%. The balance of the proceeds will fund the $1.84 billion payment to FleetBoston made in connection with the branch sale and $2.0 billion of deposit liabilities FleetBoston will assume as described more fully in Note (6).


Note (6)

     Reflects the issuance of $250.0 million of Series B Non-Cumulative Convertible Preferred Stock (the "Preferred Stock") and Common Stock Purchase Rights. The Preferred Stock will have a 7.50% annual dividend ($18.8 million on an annual basis) to be paid quarterly and is convertible at $18.69 per share into 13.4 million shares of North Fork common stock. The Preferred Stock is callable at par by North Fork on the third anniversary of the issue date and will qualify for Tier 1 capital. The Common Stock Purchase Rights provide the holder with the right to purchase 7.5 million shares of North Fork common stock at a price of $17.88 per share. The Pro Forma Condensed Combined Balance Sheet (Unaudited) does not reflect any exercise of these Common Stock Purchase Rights. The Preferred Stock and Common Stock Purchase Rights will be purchased by FleetBoston concurrently with North Fork's purchase of Dime common stock in the offer. The proceeds from the sale of the Preferred Stock and Common Stock Purchase Rights is utilized to fund the $220.4 million cash component of the purchase consideration and the $28.1 million cash payout for the Dime stock options.


     In addition to purchasing the Preferred Stock and Common Stock Purchase Rights, FleetBoston has committed to purchase from North Fork 17 branches of Dime (5 in Suffolk County, 7 in Nassau County and 5 in Manhattan). The deposit liabilities to be assumed in the branch purchases by FleetBoston are approximately $2.0 billion. FleetBoston will pay an 8.00% premium on the assumed liabilities. The after tax gain on this sale is approximately $104.0 million and will be recorded as a reduction to the incremental goodwill created in the transaction.

     The Pro Forma Condensed Combined Statement of Income (Unaudited) for the year ended December 31, 1999 reflects the effect on income from the sale of the branches, the transfer of $2.0 billion in liabilities and the resultant liquidation of $1.84 billion in securities due to the 8.00% premium on the transferred deposit liabilities. The pre-tax net income adjustment of $28.0 million on an annual basis assumes a weighted average yield of 7.50% on the securities and a cost of liabilities, including branch overhead, of 5.50%. The after tax amount of $18.2 million is calculated utilizing North Fork's effective tax rate of 35%.



Note (7)

     Reflects the elimination of $11.075 million in Dime Capital Securities owned by North Fork in its Available-For-Sale portfolio, at a fair value of $10.521 million (the amortized cost is $11.860 million). The difference between North Fork's amortized cost and the amount reflected by Dime as Capital Securities is $0.785 million and is reflected as an adjustment to goodwill totaling $0.510 million, net of tax.


Note (8)

     The financial assets and liabilities of Dime have been adjusted to fair market value utilizing assumptions regarding North Fork management's best estimate of the composition of the underlying instruments, current interest rate environment and general market conditions. These instruments are sensitive to many factors, including changes in market interest rates, and the value of the adjustments may change between now and the date of consummation of the Dime acquisition based on additional information.

     The estimated fair value of Dime's $16.8 billion loan portfolio, including the $1.7 billion of loans held for sale, is approximately $16.5 billion or a discount of approximately 1.6%. The approximate pre-tax discount of $261.3 million is reflected as a reduction in the loan carrying value with the after tax amount of $169.9 million reflected as an adjustment to goodwill. This discount was derived from the fair value of loans as detailed in Dime's December 31, 1999 Form 10-K.

     The Investment Portfolio was initially restated back to amortized historical cost and the Available-For-Sale mark to market of $149.7 million, pre-tax, or $87.3 million after tax was reflected as an adjustment to Dime equity. The Investment Portfolio with an amortized cost of approximately $4.0 billion, exclusive of $328 million of Federal Home Loan Bank stock (valued at par), has an estimated fair value of $3.8 billion or a discount of approximately 5.00%. The approximate discount of $200.0 million is reflected as a reduction to the carrying value of the Available-For-Sale portfolio with the after tax amount of $130.0 million reflected as an adjustment to goodwill. This discount approximates management's reasonable estimate utilizing market experience with its securities portfolios and past experience and knowledge with similar types of assets.

     Management's best estimate of the core deposit intangible to be recorded, which is a measure of the value of consumer demand and savings deposits to be assumed, approximates $330.2 million, or 5.00% of Dimes core deposits. The core deposits (total deposits, net of time deposits) represent approximately 54% of Dime's total deposits. The amount of core deposits was reduced by an estimate of the core deposits to be sold to FleetBoston. The pre-tax amount is reflected as an adjustment to the carrying value of the liabilities with the after tax amount of $214.6 million reflected as an adjustment to goodwill. The borrowing liabilities are principally short term in nature and their fair value is assumed to approximate the carrying value of the liabilities.


     The Pro Forma Condensed Combined Statement of Income (Unaudited) for the year ended December 31, 1999 reflects adjustments to recognize the accretion of fair value discounts over the estimated lives of the underlying instruments. The accretion of the discount for the loans and securities is reflected as a yield adjustment to interest income on a basis that approximates a level yield. The fair value adjustment for deposits is amortized on an accelerated basis over 10 years using the sum of the years digits method.

Note (9)



     The pro forma weighted average shares outstanding for the year ended December 31, 1999 reflects: (a) an exchange ratio of 0.9302 shares of North Fork common stock for each average share of Dime common stock outstanding during such periods (Dime options remaining with strike prices above the implied $18.63 offer price are assumed to have no dilutive effect on pro forma weighted average shares outstanding); and (b) the pro forma weighted average common stock equivalents of the $250 million in Preferred Stock at a price of $18.69 (13.376 million common stock equivalents). All outstanding Common Stock Purchase Rights at a strike price of $17.88 are assumed to have no dilutive effect on the pro forma weighted average shares outstanding.

                                  SCHEDULE A


                     DIRECTORS AND OFFICERS OF NORTH FORK


     The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of North Fork are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with North Fork and each individual has held such occupation for at least the last five years. Each individual's business address is 275 Broadhollow Road, Melville, New York 11747. Each director and executive officer listed below is a citizen of the United States.



                                                  PRESENT PRINCIPAL OCCUPATION OR
    NAME AND BUSINESS ADDRESS       AGE       EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------   -----   ---------------------------------------------
Park T. Adikes .................    68     Director of North Fork since 2000. Former
                                           Chairman and Chief Executive Officer of
                                           JSB Financial, Inc.

John Bohlsen ...................    57     Director of North Fork since 1986. Vice
                                           Chairman of the Company and North Fork
                                           Bank; President, The Helm Development
                                           Corp. (real estate company)

Irvin L. Cherashore ............    64     Director of North Fork since 1997. Director
                                           of Winchester Group, Inc. (money
                                           management and institutional brokerage
                                           company); Former Director of North Side
                                           Savings Bank.

Allan C. Dickerson .............    68     Director of North Fork since 1988. Former
                                           President of Roy H. Reeve Agency, Inc.
                                           (general insurance company) (1975-1994).

Lloyd A. Gerard ................    68     Director of North Fork since 1981. Antique
                                           dealer and auctioneer.

Daniel M. Healy ................    57     Director of North Fork since 2000. Executive
                                           Vice President and Chief Financial Officer
                                           of the Company and Executive Vice President
                                           of North Fork Bank.

John Adam Kanas ................    53     Director of North Fork since 1981.
                                           Chairman, President and Chief Executive
                                           Officer of the Company and North Fork Bank.

Patrick E. Malloy, III .........    57     Director of North Fork since 1998. Former
                                           Chairman of New York Bancorp Inc.;
                                           President Malloy Enterprises, Inc. (private
                                           investment company).

Raymond A. Nielsen .............    49     Director of North Fork since 2000. Former
                                           President and Chief Executive Officer of
                                           Reliance Bancorp, Inc.

James F. Reeve .................    59     Director of North Fork since 1988. President
                                           of Harold R. Reeve & Sons, Inc. (general
                                           construction company).

                                                 PRESENT PRINCIPAL OCCUPATION OR
   NAME AND BUSINESS ADDRESS       AGE       EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
-------------------------------   -----   ---------------------------------------------
George H. Rowsom ..............    64     Director of North Fork since 1981. President
                                          of S.T. Preston & Son, Inc. (retail marine
                                          supplies company).

Dr. Kurt R. Schmeller .........    62     Director of North Fork since 1994. Former
                                          President of Queens Borough Community
                                          College, CUNY.

Raymond W. Terry, Jr. .........    69     Director of North Fork since 1988. Former
                                          Chairman and President of Southold Savings
                                          Bank.

                                  SCHEDULE B


                        OWNERSHIP OF SHARES OF CERTAIN
                  BENEFICIAL OWNERS AND NORTH FORK MANAGEMENT

     Set forth below is certain information concerning beneficial ownership of North Fork common stock, as of March 1, 2000, by (i) each director of North Fork, (ii) each executive officer of North Fork, and (iii) all executive officers and directors of North Fork as a group. As of the North Fork record date there was no person known by the North Fork board of directors to be the beneficial owner of more than 5% of the outstanding shares of North Fork common stock.





                                                                                              PERCENTAGE
NAME                                                               NUMBER OF SHARES (1)   BENEFICIALLY OWNED
----------------------------------------------------------------- ---------------------- -------------------
John Adam Kanas (2) .............................................        2,179,961               1.25%
Park T. Adikes (3) ..............................................        1,883,124               1.08%
John Bohlsen (4) ................................................          956,854                  *
Daniel M. Healy (5) .............................................          690,152                  *
Irvin L. Cherashore .............................................           63,204                  *
Allan C. Dickerson (6) ..........................................           50,451                  *
Lloyd A. Gerard (7) .............................................          180,904                  *
Patrick E. Malloy, III ..........................................        2,580,177               1.49%
Raymond A. Nielsen (8) ..........................................          490,730                  *
James F. Reeve (9) ..............................................          173,554                  *
George H. Rowsom (10) ...........................................           28,558                  *
Kurt R. Schmeller ...............................................           78,190                  *
Raymond W. Terry, Jr.(11) .......................................          114,000                  *
All executive officers and directors as a group (13 persons) (12)        9,469,859               5.46%


----------
*     Less than 1%


(1) Beneficial ownership of shares, as determined in accordance with applicable SEC rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date. Further, with respect to Messrs. Kanas, Bohlsen and Healy, the number of shares beneficially owned includes shares held in North Fork's 401(k) plan as of December 31, 1999.

(2) Includes 740,136 shares of restricted stock and options to purchase 472,497 shares previously granted to Mr. Kanas under North Fork's compensatory stock plans, 25,300 shares held by him in joint tenancy with his wife, 62,823 shares held by his wife, 14,900 shares held by his dependent children, 400 shares held by his wife in joint tenancy with his son, and 400 shares held by his wife as custodian for their son. Excludes 125,000 shares held by the John A. Kanas and Elaine M. Kanas Family Foundation, a charitable foundation established by Mr. Kanas that is qualified under section 501(c)(3) of the Internal Revenue Code, as to which Mr. Kanas disclaims beneficial ownership.

(3) Includes 20,115 shares held in Mr. Adikes' account under the former JSB Financial, Inc. Employee Stock Ownership Plan, 166,440 shares held by Mr. Adikes' wife, 135,000 shares held in family trust and options to purchase 563,139 shares received by Mr. Adikes upon conversion of his options to purchase shares of JSB Financial, Inc. in connection with the merger of JSB Financial, Inc. into North Fork on February 29, 2000. Mr. Adikes initially received such options under the former JSB Financial, Inc. compensatory stock plans.

(4) Includes 269,899 shares of restricted stock and options to purchase 212,191 shares previously granted to Mr. Bohlsen under North Fork's compensatory stock plans, 2,568 shares held by his wife and 34,015 shares held by his dependent children. Excludes 38,038 shares held by the John and Linda Bohlsen Family Foundation, a charitable foundation established by Mr. Bohlsen that is qualified under section 501(c)(3) of the Internal Revenue Code, as to which Mr. Bohlsen disclaims beneficial ownership.

(5) Includes 145,985 shares of restricted stock and options to purchase 227,020 shares previously granted to Mr. Healy under North Fork's compensatory stock options, 9,000 shares held by his wife and 6,000 shares held in his name as custodian for a daughter.

(6)   Includes 24,483 shares held by Mr. Dickerson's wife.

(7) Includes 6,093 shares held by Mr. Gerard in joint tenancy with his daughter, 3,000 shares held by his wife and 300 shares held by his wife in her capacity as custodian for a granddaughter.

(8) Includes 1,000 shares held by Mr. Nielsen's wife in an Individual Retirement Account and options to purchase 136,896 shares received by Mr. Nielsen upon conversion of his options to purchase shares of Reliance Bancorp Inc. in connection with the merger of Reliance Bancorp Inc. into North Fork on February 18, 2000. Mr. Nielsen initially received such options under the former Reliance Bancorp Inc. compensatory stock plans.

(9)   Includes 55,625 shares held by Mr. Reeve's wife.

(10) Includes 3,000 shares held by Mr. Rowsom in joint tenancy with his wife, 939 shares held by his wife and 9,000 shares held by the S.T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

(11)  Includes 51,000 shares held by Mr. Terry.

(12) Includes 1,156,020 shares of restricted stock and options to purchase an aggregate of 1,611,743 shares previously granted to such persons under North Fork's compensatory stock plans.

                                  SCHEDULE C


         SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

(a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time such stockholder became an interested stockholder, unless:

     (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

     (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

     (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

(b) The restrictions contained in this section shall not apply if:

     (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;


     (2) the corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of the effective date of this section, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors;


     (3) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in subsection
(b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

     (4) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on the NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

     (5) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

     (6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to
(x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to section 251 (f) of the chapter, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph; or

     (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

     Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

(c) As used in this section only, the term;

     (1) "affiliate," means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

     (2) "associate," when used to indicate a relationship with any person, means (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

     (3) "business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

      (i) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger of consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

     (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

    (iii) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock by the corporation, provided however, that in no case under
           (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

     (iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

      (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the corporation or any direct or indirect majority owned subsidiary.

     (4) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

     (5) "interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that
(i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in (A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein in the result of action taken solely by the corporation provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph
(8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

    (6) "person" means any individual, corporation, partnership, unincorporated association or other entity.


     (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.


     (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.


     (9) "owner" including the terms "own" and "owned" when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:


      (i)  beneficially owns such stock, directly or indirectly; or

      (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or
           (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or


     (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.


(d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section a greater vote of stockholders than that specified in this section.


(e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

     The letter of transmittal, certificates for Dime shares and any other required documents should be sent or delivered by each Dime stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below.


                     The Exchange Agent for the offer is:



                    FIRST CHICAGO TRUST COMPANY OF NEW YORK




                                            By Hand:
            By Mail:                   First Chicago Trust         By Overnight, Certified or
        First Chicago Trust            Company of New York           Express Mail Delivery:
       Company of New York                 Attention:                  First Chicago Trust
           Attention:                   Corporate Actions              Company of New York
         Corporate Actions          c/o Securities Transfer &              Attention:
           Suite 4660                Reporting Services Inc.            Corporate Actions
         P.O. Box 2569            100 William Street, Galleria        525 Washington Blvd.
   Jersey City, NJ 07303-2569          New York, NY 10038             Jersey City, NJ 07310


     Any questions or requests for assistance or additional copies of the prospectus, the letter of transmittal and the notice of guaranteed delivery and related exchange offer materials may be directed to the information agent or either of the dealer managers at their respective telephone numbers and locations listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the offer.


            The Information Agent for the offer and the merger is:

                             D.F. KING & CO., INC.

                                77 Water Street
                           New York, New York 10005

                 Banks and Brokers Call Collect 1-212-269-5550
                         CALL TOLL-FREE 1-800-755-7250


                     The Dealer Manager for the Offer is:

                        Sandler O'Neill & Partners, L.P.
                             Two World Trade Center
                            New York, New York 10048
                                 (212) 466-7700

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporate Law (the "DGCL") generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

     Subsection (a) of Section 145 of the DGCL ("Section 145") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of
Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under
Section 145.

     Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (c) the shareholders.

     Article 8.1 of the By-laws of the Registrant provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of the Registrant against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him to the fullest extent permitted by the DGCL and any other applicable law, as may be in effect from time to time.

     Article 8.2 of the By-laws of the Registrant provides that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an employee or agent of the Registrant or is serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him to the extent permitted by the DGCL and any other applicable law, as may be in effect from time to time.


     Section 102(b)(7) of the DGCL ("Section 102(b)(7)") permits the certificate of incorporation of a corporation to limit or eliminate a director's personal liability to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (dealing with unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.


     Article 10 of the Registrant's Certificate of Incorporation provides that, subject only to the express prohibitions on elimination or limitation of liability of directors set forth in Section 102(b)(7), as it now exists or may be hereinafter amended, directors shall not be liable for monetary damages in excess of $25,000 per occurrence resulting from a breach of their fiduciary duties.


     The Registrant maintains a directors' and officers' liability insurance policy providing for the insurance on behalf of any person who is or was a director or officer of the Registrant and subsidiary companies against any liability incurred by him in any such capacity or arising out of his status as such. The insurer's limit of liability under the policy is $25,000,000 in the aggregate for all insured losses per year. The policy contains various reporting requirements and exclusions.


     The Federal Deposit Insurance Act (the "FDI Act") provides that the Federal Deposit Insurance Corporation (the "FDIC") may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 21. Exhibits and Financial Statement Schedules.

(a)  Exhibits.




 EXHIBIT
 NUMBER    DESCRIPTION
--------   ---------------------------------------------------------------------------------------------
   3.1     Restated Certificate of Incorporation of the Registrant (incorporated by reference to
           Exhibit 4.1 of the Registrant's Registration Statement on Form S-8, filed on March 3, 2000).

   3.2     By-laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's
           Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 29,
           1999).

   5.1*    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

   8.1*    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

  10.1*    Stock Purchase Agreement, dated as of March 5, 2000, by and between Fleet Boston
           Corporation and North Fork Bancorporation, Inc.

  23.1     Consent of Arthur Andersen LLP, New York, New York.

  23.2     Consent of KPMG LLP, New York, New York.

  23.3     Consent of KPMG LLP, Melville, New York.

  23.4     Consent of KPMG LLP, Melville, New York.

  23.5     Consent of KPMG LLP, Mellville, New York.

  23.6*    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

  23.7*    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).

  24.1*    Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

  99.1*    Form of Letter of Transmittal.

  99.2*    Form of Notice of Guaranteed Delivery.

  99.3*    Form of Letter to Brokers, Dealers, etc.

  99.4*    Form of Letter to Clients.

  99.5*    Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form
           W-9.

  99.6*    Form of Letter to Participants in the North American Mortgage Company Retirement and
           401(k) Savings Plan.

  99.7*    Form of Letter to Participants in the Retirement 401(k) Investment Plan of Dime Bancorp,
           Inc.

  99.8*    Form of Letter to Participants in the Lakeview Savings Bank Employee Stock Ownership
           Plan.

----------
* Previously filed.


(b) Financial Statement Schedules.

     None.

(c) Item 4(b) Information.

     None.

Item 22. Undertakings.


The undersigned Registrant hereby undertakes:


     (A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (F) That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York, on May 4, 2000.
                                        NORTH FORK BANCORPORATION, INC.



                                        By: /s/ Daniel M. Healy
                                           ------------------------------------
                                           Daniel M. Healy
                                           Executive Vice President
                                           and Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on May 4, 2000.








                NAME                  TITLE
-----------------------------------   -----------------------------------------------------
May 4, 2000*                          President, Chief Executive Officer and Chairman of
---------------------------------     the Board
 John A. Kanas

/s/ Daniel M. Healy                   Executive Vice President and Chief Financial Officer
---------------------------------     (Principal Financial and Accounting Officer)
 Daniel M. Healy

May 4, 2000*                          Director
---------------------------------
 Park T. Adikes

May 4, 2000*                          Director
---------------------------------
 John Bohlsen

May 4, 2000*                          Director
---------------------------------
 Irvin L. Cherashore
                                      Director
---------------------------------
 Allan C. Dickerson

May 4, 2000*                          Director
---------------------------------
 Lloyd A. Gerard

May 4, 2000*                          Director
---------------------------------
 Patrick E. Malloy, III

May 4, 2000*                          Director
---------------------------------
 Raymond A. Nielsen

                NAME                  TITLE
-----------------------------------   ---------
May 4, 2000*                          Director
---------------------------------
 James F. Reeve

May 4, 2000*                          Director
---------------------------------
 George H. Rowsom

May 4, 2000*                          Director
---------------------------------
 Kurt R. Schmeller

May 4, 2000*                          Director
---------------------------------
 Raymond W. Terry, Jr.


*By: /s/ Daniel M. Healy
     -----------------------------------
    Daniel M. Healy, as
    Attorney-in-Fact for each of the
    persons indicated

                                 EXHIBIT INDEX




  EXHIBIT
  NUMBER   DESCRIPTION
---------- ----------------------------------------------------------------------------------------
 3.1       Restated Certificate of Incorporation of the Registrant (incorporated by reference to
           Exhibit 4.1 of the Registrant's Registration Statement on Form S-8, filed on March 3,
           2000).

 3.2       By-laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's
           Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 29,
           1999).

 5.1*      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

 8.1*      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

10.1*      Stock Purchase Agreement, dated as of March 5, 2000, by and between Fleet Boston
           Corporation and North Fork Bancorporation, Inc.

23.1       Consent of Arthur Andersen LLP, New York, New York.

23.2       Consent of KPMG LLP, New York, New York.

23.3       Consent of KPMG LLP, Melville, New York.

23.4       Consent of KPMG LLP, Melville, New York.

23.5       Consent of KPMG LLP, Melville, New York.

23.6*      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 hereto).

23.7*      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1 hereto).

24.1*      Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

99.1*      Form of Letter of Transmittal.

99.2*      Form of Notice of Guaranteed Delivery.

99.3*      Form of Letter to Brokers, Dealers, etc.

99.4*      Form of Letter to Clients.

99.5*      Form of Guidelines for Certification of Taxpayer Identification Number on Substitute
           Form W-9.

99.6*      Form of Letter to Participants in the North American Mortgage Company Retirement
           and 401(k) Savings Plan.

99.7*      Form of Letter to Participants in the Retirement 401(k) Investment Plan of Dime
           Bancorp, Inc.

99.8*      Form of Letter to Participants in the Lakeview Savings Bank Employee Stock Ownership
           Plan.

----------
* Previously filed.